Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of

February 3, 2017

SPRINT COMMUNICATIONS, INC.,

as Borrower,

the GUARANTORS party hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

CITIGROUP GLOBAL MARKETS INC.

MIZUHO BANK, LTD.

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

CITIBANK, N.A.

MIZUHO BANK, LTD.

GOLDMAN SACHS BANK USA,

as Co-Syndication Agents

BANK OF AMERICA, N.A.

BARCLAYS BANK PLC

CREDIT AGRICOLE CORPORATE & INVESTMENT BANK

DEUTSCHE BANK SECURITIES INC.

ROYAL BANK OF CANADA

as Co-Documentation Agents

i

SCHEDULES:

Schedule 1.01	— Existing Securitization Entities
Schedule 1.02	— Maturing Indebtedness
Schedule 2.01	— Commitments
Schedule 3.06	— Disclosed Matters
Schedule 3.12	— Subsidiaries
Schedule 5.14	— Post-Closing Obligations
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.08	— Existing Investments

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Joinder Agreement Exhibit C — Form of Subordination Agreement
Exhibit D — Form of Foreign Lender Exemption Statement
Exhibit E — Form of Perfection Certificate
Exhibit F — Form of Supplemental Perfection Certificate
Exhibit G — Form of Reconciliation Information
Exhibit H — Form of Compliance Certificate

CREDIT AGREEMENT (this “Agreement”) dated as of February 3, 2017 among SPRINT COMMUNICATIONS, INC. (the “Borrower”), the Guarantors (as defined below) party hereto, the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower has requested that the Lenders extend credit, by means of loans and letters of credit, to them in an aggregate amount up to but not exceeding $6,000,000,000 (which amount may, subject to terms and conditions hereunder, be modified pursuant to the terms hereof) to provide funds for general corporate purposes of the Borrower and its Restricted Subsidiaries. The Lenders are willing to extend such credit upon the terms and conditions of this Agreement and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“9.25% Debentures” means the existing 9.25% Debentures of the Borrower due 2022 (as the same may be replaced, refinanced or otherwise modified pursuant to the terms hereof).

“Accession Agreement” means an Accession Agreement substantially in the form of Exhibit A to the Subordination Agreement.

“Acquired Entity” has the meaning assigned to such term in Section 5.09(b).

“Account” means an “account” (as such term is defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York).

“Additional Agreement” has the meaning assigned to such term in Section 9.16(c).

“Adjusted Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Adjusted Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means (a) with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate or (b) with respect to any Base Rate Borrowing for any day, an interest rate per annum equal to (i) the LIBO Rate for a one month Interest Period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) multiplied by (ii) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as Administrative Agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Anti-Corruption Laws” means all laws, rules and regulation of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Debt Cap Test” means the requirement that (a) 15% of Consolidated Net Tangible Assets minus (b) the outstanding amount of Relevant Obligations, is greater than zero. For the avoidance of doubt, the amount of clause (a) of this definition shall in no event exceed an amount that would permit the incurrence of Liens under this Agreement that would require any of the Parent Guarantor or any of its Subsidiaries’ current or future outstanding Indebtedness for borrowed money (other than the 9.25% Debentures) governed by documents that contain a lien restriction based on 15% of consolidated net tangible assets to be secured equally and ratably with the Obligations (the triggering of such equal and ratable security requirement, an “Equal and Ratable Trigger”).

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of Section 2.04 (or Section 9.03(c), to the extent relating to Letters of Credit), the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment and (b) with respect to any Lender in respect of any indemnity claim under Section 9.03(c) arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments of all Classes hereunder represented by the aggregate amount of such Lender’s Commitment of all Classes hereunder. If the Commitments hereunder have terminated or expired, the Applicable Percentages shall be determined based upon the percentage of the total Term Loans (if any) and Revolving Credit Exposure represented by the aggregate amount of such Lender’s Term Loans and Revolving Credit Exposure hereunder. For purposes of Section 2.19, when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Revolving Credit Commitment.

“Applicable Rate” means:

(a) in the case of Initial Term Loans, for any day, an applicable rate per annum equal to (i) in the case of Initial Term Loans that are Eurodollar Loans, 2.50% and (ii) in the case of Initial Term Loans that are Base Rate Loans, 1.50%; and

(b) in the case of Revolving Credit Loans, for any day, the applicable rate per annum set forth below under the caption “Base Rate Loans” or “Eurodollar Loans”, as applicable, based upon the applicable Total Indebtedness Ratio set forth below opposite the respective Type of Revolving Credit Loan and, in the case of the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee”:

Level	Total Indebtedness Ratio	Base Rate Loans	Eurodollar Loans	Commitment Fee
Level I	< 2.50:1.00	0.75%	1.75%	0.25%
Level II	≥ 2.50:1.00 but < 3.00:1.00	1.00%	2.00%	0.30%
Level III	≥ 3.00:1.00 but < 3.50:1.00	1.25%	2.25%	0.35%
Level IV	≥ 3.50:1.00 but < 4.75:1.00	1.50%	2.50%	0.40%
Level V	≥ 4.75:1.00	1.75%	2.75%	0.45%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Total Indebtedness Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements (commencing with the financial statements for the first full fiscal quarter ending after the Effective Date) indicating such change and ending on the date immediately preceding the effective date of the next such change. From the Effective Date until the date of delivery of the applicable financial statements in the immediately preceding sentence the pricing shall be deemed to be Level IV. Notwithstanding the foregoing, upon notice by the Administrative Agent to the Borrower or upon the direction of the Required Lenders with respect to the Class of Revolving Credit Loans, the Applicable Rate shall be based on the rates per annum set forth in Level V if the Borrower fails to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b) or any certificate required to be delivered pursuant to Section 5.01(c), in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arrangers” means JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., Mizuho Bank, Ltd. and Goldman Sachs Bank USA.

“Asset Sale” means any Disposition of any property or assets by the Borrower or any of its Restricted Subsidiaries to any other Person after the Effective Date; provided that “Asset Sale” shall not include (i) any Disposition by the Borrower or a Subsidiary to the Borrower or a Restricted Subsidiary, (ii) any Disposition (or series of related Dispositions) of assets having an individual fair market value of less than $20,000,000, (iii) (a) Dispositions in connection with Permitted Securitizations, (b) Dispositions of assets (other than Spectrum) in connection with replacements of (including equipment and device upgrades and repair) assets (other than Spectrum) sold or leased in connection with any Sale and Leaseback Transaction for the MLS Financing, the RAN Financing or similar financings and (c) Permitted JV Transfers, (iv) Dispositions in the ordinary course of business (including of used, obsolete, worn-out or surplus assets or inventory in the ordinary course of business), (v) Dispositions of cash and cash equivalents, (vi) the sale or discounting of overdue Accounts (or similar payment obligations) in the ordinary course of business, (vii) licenses or sublicenses of Intellectual Property in the ordinary course of business or to settle pending or threatened litigation so long as such licenses or sublicenses of Intellectual Property could not reasonably be expected to result in a Material Adverse Effect, (viii) leases and sub-leases of real property so long as such leases or sub-leases of real property could not reasonably be expected to result in a Material Adverse Effect, (ix) Dispositions of any or all of the approximately 480,000 shares of Qualcomm Inc. owned by the Borrower (or its applicable Subsidiary) as of the Effective Date and (x) like-kind exchanges of Spectrum for other Spectrum and, if applicable, a de minimis amount of cash and Permitted Investments, which such exchanges shall be for fair value (as reasonably determined by the Borrower), in the ordinary course of business and consistent with such swaps conducted by the Borrower and its Subsidiaries prior to the Effective Date (it being understood that the Spectrum swapped shall be substantially similar and such swap shall not be for a materially different aggregate amount of MHz POPs (except as would increase the MHz POPs held by the Borrower and Subsidiary Guarantors) (exchanges described in this clause (ix), “Permitted Spectrum Swaps”).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Assuming Lender” has the meaning assigned to such term in Section 2.08(d)(i).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Lender or Parent of a Lender, such Lender or Parent (as the case may be) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of the ownership, or the acquisition of any ownership interest in such Lender or Parent of such Lender by a Governmental Authority or instrumentality thereof, provided, further, that such ownership or interest by a Governmental Authority does not result in or provide such Lender or Parent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Government Authority to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender or Parent.

“Base Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” shall have a corresponding meaning.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means (a) all Base Rate Loans of the same Class made, converted or continued on the same date or (b) all Eurodollar Loans of the same Class and Type that have the same Interest Period.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“BTA” means a Basic Trading Area as defined by the FCC to determine service areas for Spectrum licenses.

“Business Day” means any day (a) that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, a continuation or conversion of or into, or the Interest Period for, a Eurodollar Borrowing, or to a notice by the Borrower with respect to any such borrowing, payment, prepayment, continuation, conversion, or Interest Period, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market and (c) if such day relates to the date a borrowing is required to be funded by Lenders hereunder, that is also not a day on which commercial banks in Toyko, Japan are authorized or required by law to remain closed.

“Capital Expenditures” means, for any period, without duplication, (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and its Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) such portion of principal payments on Capital Lease Obligations made by the Borrower and its Restricted Subsidiaries during such period as is attributable to additions to property, plant and equipment that have not otherwise been reflected on the consolidated statement of cash flows as additions to property, plant and equipment for such period.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Management Agreement” means an agreement pursuant to which a bank or other financial institution provides Cash Management Services.

“Cash Management Services” means (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to the Borrower or any Restricted Subsidiary and (b) commercial credit card and purchasing card services provided to the Borrower or any Restricted Subsidiary.

“Change of Control” means the occurrence of any of the following: (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Borrower and its Restricted Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders; (b) the adoption of a plan relating to the Borrower’s liquidation or dissolution; or (c) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than one or more Permitted Holders becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Borrower’s Voting Securities; provided that a transaction in which the Borrower becomes a Subsidiary of another person shall not constitute a Change of Control if (a) the Borrower’s stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom the Borrower is a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Borrower’s Voting Securities.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“CFC” means (a) a “controlled foreign corporation” within the meaning of section 957 of the Code, and (b) each Subsidiary of any such controlled foreign corporation.

“CFC Holding Company” means a Domestic Subsidiary that owns no material assets other than equity interests in, debt of, or other instrument treated as equity of, one or more CFCs.

“Class”, when used in reference to any Loan, Borrowing or Commitment, refers to whether such Loan, the Loans comprising such Borrowing or the Loans that a Lender holding such Commitment is obligated to make, are Revolving Credit Loans or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations but shall not include any assets subject to or the target of Sanctions.

“Collateral Trust Agreement” means the Collateral Trust and Intercreditor Agreement, dated as of February 3, 2017, among the Parent Guarantor, the Borrower, the grantors party thereto, JPMorgan Chase Bank, N.A., as First Priority Agent, each other representative of the various secured parties described therein and the Collateral Trustee.

“Collateral and Guarantee Requirement” means, subject to the terms of the Collateral Trust Agreement, at any time, the requirement that:

(a)    the Administrative Agent shall have received from the Borrower and each other Loan Party either (i) a counterpart of the Security Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Security Agreement, substantially in the form specified therein, duly executed and delivered on behalf of such Person, together with documents of the type referred to in paragraph (c) of Section 4.01 and, to the extent reasonably requested by the Administrative Agent, opinions of the type referred to in paragraph (b) of Section 4.01, with respect to such Loan Party;

(b)    (i) all outstanding Equity Interests (other than those constituting Excluded Assets), of each Subsidiary Guarantor and each other Person directly owned by any Loan Party, shall have been pledged pursuant to the Security Agreement and (ii) the Collateral Trustee shall, to the extent required by the Security Agreement, have received certificates or other instruments representing all such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c)    all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to evidence the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement”, shall have been filed, registered or recorded or delivered to the Administrative Agent or Collateral Trustee for filing, registration or recording; and

(d)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and enforceable first Lien on the Mortgaged Property described therein, free of any other Liens except as permitted under Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) if the Borrower is in receipt of a Standard Flood Hazard Determination that shows that a Mortgaged Property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the Borrower shall (prior to the delivery of a counterpart to the Mortgage for such Mortgaged Property) deliver to the Administrative Agent evidence of such flood insurance as may be required under applicable law or regulations, including Regulation H of the Board of Governors and Flood Insurance Laws, and in any event in form and substance reasonably satisfactory to the Administrative Agent and (iv) such surveys, abstracts and legal opinions, in each case, as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the Loan Parties shall have the time periods specified in (x) Section 5.14 to satisfy the Collateral and Guarantee Requirement with respect to the items specified in Schedule 5.14 and (y) Section 5.09 to satisfy the Collateral and Guarantee Requirement with respect to Subsidiaries (other than Designated Subsidiaries) newly acquired or formed (or which first cease to be Designated Subsidiaries) after the Effective Date and with respect to assets acquired after the Effective Date that do not automatically constitute Collateral under the Security Agreement, (b) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of guarantees by any Subsidiary, as to which the Administrative Agent and the Borrower reasonably agree that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such title insurance, legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any adverse tax consequences to the Borrower and the Restricted Subsidiaries (including the imposition of withholding or other material taxes)), shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (c) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as reasonably agreed between the Administrative Agent and the Borrower and (d) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may, without the consent of any Lender, grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables (other than with respect to clause (e)(iii) above) with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it and the Borrower reasonably agree that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. In addition, in no event shall (a) control agreements or control or similar arrangements be required with respect to deposit accounts, securities accounts or commodities accounts or other Collateral that requires perfection through “control” (as defined in the UCC) (other than Equity Interests), (b) security documents governed by the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia be required or (c) any landlord, bailee or warehouseman waivers, consents or other such letters be required.

“Collateral Trustee” means Deutsche Bank Trust Company Americas, in its capacity as Collateral Trustee under the Collateral Trust Agreement (or any successor collateral trustee thereunder).

“Commitments” means the Revolving Credit Commitments, the Initial Term Commitments and, as applicable any commitments in respect of Incremental Facilities.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communication” has the meaning assigned to such term in Section 9.01(d).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Consolidated Net Tangible Assets” means the Borrower’s consolidated total assets as reflected in its most recent balance sheet preceding the date of determination prepared in accordance with generally accepted accounting principles consistently applied, less (i) current liabilities, excluding current maturities of long-term debt and Indenture Capital Lease Obligations, and (ii) goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits or licenses issued, granted or approved by the Federal Communications Commission.

“Credit Party” means the Administrative Agent, each Issuing Bank or any other Lender.

“Current Net Cash Proceeds” has the meaning assigned to such term in sub-clause (y) of Section 2.10(b)(ii).

“Date of Full Satisfaction” means, as of any date, that on or before such date: (i) the principal of and interest accrued to such date on each Loan (other than the contingent LC Exposure) shall have been paid in full in cash, (ii) all fees, expenses and other amounts then due and payable which constitute Obligations (other than Secured Cash Management Obligations, Secured Hedging Obligations, the contingent LC Exposure and other contingent amounts for which no claim or demand has been made) shall have been paid in full in cash, (iii) the Commitments shall have expired or been terminated, and (iv) the contingent LC Exposure shall have been secured by: (A) the grant of a first priority, perfected Lien on cash or cash equivalents in an amount at least equal to the amount required pursuant to Section 2.04(i) or other collateral which is reasonably acceptable to the applicable Issuing Bank or (B) the issuance of a “back–to–back” letter of credit in form and substance reasonably acceptable to the applicable Issuing Bank with an original face amount at least equal to the amount that would be required pursuant to clause (A) above.

“DB Letter of Credit” has the meaning set forth in the definition of Issuing Banks.

“Declining Lender” has the meaning assigned to such term in Section 2.18(c).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and with supporting facts) has not been satisfied, or, in the case of clause (iii), such amount is the subject of a good faith dispute; (b) notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding a loan under this Agreement cannot be met) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender in the jurisdiction of such Lender’s lending office that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification, (d) become the subject of a Bankruptcy Event or (e) become subject to or has had a direct or indirect parent company become subject to, a Bail-In Action.

“Designated Subsidiary” means any Subsidiary (i) that is not a wholly owned Subsidiary, (ii) that is a Foreign Subsidiary, (iii) that is a CFC, (iv) that is a CFC Holding Company, (v) for which guarantees are contractually prohibited (or prohibited pursuant to the terms of such Subsidiary’s organizational documents) as of the Effective Date or, after the Effective Date, as of the date of the acquisition or formation of such Subsidiary, so long as such prohibition is not (except with respect to special purpose vehicles) created in contemplation of this limitation (and only for so long as such prohibition exists), (vi) that is a Receivables Entity, (vii) that is an Unrestricted Subsidiary or (viii) that is a NewCo; provided that any Subsidiary shall cease to be a Designated Subsidiary at such time as none of clauses (i) through (viii) above apply to it.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disposition” means, with respect to any property or assets, any sale, lease, Sale and Leaseback Transaction, assignment, conveyance, transfer or disposition thereof. The terms “Dispose”, “Disposed” and “Disposal” shall have correlative meanings.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“EBITDA” means, for any period, net income (or net loss) of the Measurement Entities (before discontinued operations for such period and exclusive of, without duplication, (x) the income or loss resulting from extraordinary or non-recurring items, (y) the income or loss of any Person accounted for on the equity method and (z) non-cash, one-time charges) plus, without duplication and to the extent already deducted (and not added back) in determining net income (or net loss), the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) cash severance charges, in each case, determined on a consolidated basis in accordance with GAAP for such period.

Notwithstanding the foregoing, amounts paid in respect of lease or similar payments by the Borrower and its Restricted Subsidiaries to Measurement Entities (other than the Borrower and its Restricted Subsidiaries) and that are in excess of amounts utilized in the applicable period to make payments on Indebtedness of, and required securitization expenses and entity maintenance for, such Measurement Entities (other than the Borrower and its Restricted Subsidiaries) shall not be consolidated and shall reduce EBITDA, unless returned to the Borrower and its Restricted Subsidiaries in the form of cash distributions on common equity in such period (or such other form in such period, provided such other form does not create a payment obligation of the Borrower and its Restricted Subsidiaries).

“ECF Percentage” means 0%; provided, that, with respect to each fiscal year of the Borrower ending on or after March 31, 2018, the ECF Percentage shall be increased to (a) 25% if the Total Secured Indebtedness Ratio as of the last day of such fiscal year is less than 2.00 to 1.00 but greater than or equal to 1.00 to 1.00 and (b) 50% if the Total Secured Indebtedness Ratio as of the last day of such fiscal year is greater than or equal to 2.00 to 1.00.

“EDC Credit Agreement” means the Amended and Restated Credit Agreement dated as of May 21, 2010 between the Borrower, as borrower, and Export Development Canada, as lender, as amended to the date hereof, as the same may be further amended, supplemented or modified hereafter, or replaced or refinanced.

“EDC Indebtedness” means the Indebtedness of the Borrower under the EDC Credit Agreement.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements issued, promulgated or entered into by any Governmental Authority, concerning the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters with respect to any Hazardous Material, including FCC rules concerning human exposure to RF Emissions.

“Environmental Liability” means, for any Person, any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of such Person resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials or RF Emissions, (c) exposure to any Hazardous Materials or RF Emissions, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equal and Ratable Trigger” has the meaning assigned to such term in the definition of “Applicable Debt Cap Test”.

“Equity Interests” means shares of capital stock (whether common or preferred), partnership interests, membership interests in a limited liability company (whether common or preferred), beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class of, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001(a)(14) of ERISA or any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period referred to in Section 4043(a) is waived), (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan under Section 4042 of ERISA, (f) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code) has been made, (g) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan, or (h) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA) or in “critical and declining” status (within the meaning of Section 305 of ERISA) or terminated (within the meaning of Section 4041A of ERISA), (i) the occurrence of an act or omission which could give rise to the imposition on the Borrower of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan, or (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to in the case of a Loan or a Borrowing, the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Cash Flow” means, for any fiscal year, an amount equal to:

(a)     the sum, without duplication, of:

(i) net income (or net loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for such fiscal year, adjusted to exclude any gains or losses attributable to Asset Sales or Recovery Events;

(ii) depreciation, depletion, amortization and other non-cash charges, expenses or losses, including the non-cash portion of interest expense, deducted in determining such consolidated net income or loss for such fiscal year;

(iii) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of the reclassification of items from short-term to long-term or vice-versa); and

(iv) income tax expense, including penalties and interest, to the extent deducted in determining such consolidated net income (or net loss) of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period;

minus

(b)     the sum, without duplication, of:

(i) the amount of all non-cash gains included in arriving at such consolidated net income for such fiscal year;

(ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of the reclassification of items from long-term to short-term or vice-versa);

(iii) the sum of, in each case except to the extent financed from the proceeds of Excluded Sources, (v) the aggregate amount of long-term liabilities (other than Indebtedness) paid in cash by the Borrower and its consolidated Restricted Subsidiaries during such fiscal year, (w) the aggregate amount (without duplication) of Restricted Payments permitted by Section 6.06 (other than those made pursuant to the proviso at the end of such Section) and made by the Borrower and its Restricted Subsidiaries to Persons other than the Borrower and its Restricted Subsidiaries in cash for such fiscal year (provided any such amounts deducted in a prior fiscal year and returned to the Borrower and its Restricted Subsidiaries shall increase Excess Cash Flow in the year in which such amounts are returned), (x) the aggregate amount of cash consideration paid during such fiscal year by the Borrower and its consolidated Restricted Subsidiaries to make Permitted Acquisitions permitted hereunder and (y) payments in cash made by the Borrower and its consolidated Restricted Subsidiaries with respect to any noncash charges added back pursuant to clause (a)(ii) above in computing Excess Cash Flow for any prior fiscal year (or that will be added back with respect to an associated noncash charge pursuant to clause (a)(ii) in a future fiscal year, resulting in an increase in Excess Cash Flow from such noncash charge in such future year);

(iv) the aggregate amount of Capital Expenditures by the Borrower and its consolidated Restricted Subsidiaries made in cash for such fiscal year;

(v) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid in cash by the Borrower and its consolidated Restricted Subsidiaries during such fiscal year (together with any related premium, make-whole or penalty payments paid in cash), excluding (w) revolving extensions of credit (except to the extent that any repayment or prepayment of such Indebtedness is accompanied by a permanent reduction in related commitments and excluding in any event prepayments of Revolving Credit Loans), (x) optional prepayments of Term Loans pursuant to Section 2.10(a) and any optional prepayments of other first lien pari passu Indebtedness as set forth in Section 2.10(b)(ii)(z)(ii)(y), (y) repayments or prepayments of Long Term Indebtedness to the extent financed from Excluded Sources) and (z) repayments and prepayments of Long-Term Indebtedness of the type described in Section 6.01(f); and

(vi) (x) income taxes, including penalties and interest, and (y) payments and other contributions to employee pension benefit, retirement or similar plans, in each case paid in cash during such period.

“Excess Cash Flow Application Date” has the meaning assigned to such term in Section 2.10(b)(ii).

“Excess Disposition Proceeds” has the meaning assigned to such term in sub-clause (y) of Section 2.10(b)(ii).

“Excess Funding Guarantor” has the meaning assigned to such term in Section 9.14(f).

“Excess Guarantor Payments” has the meaning assigned to such term in Section 9.14(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means (i) the Borrower’s headquarters facility in Overland Park, Kansas and Reston, Virginia (the “HQ Properties”) (any of the Borrower or any Restricted Subsidiary that owns any such HQ Property, an “HQ Owner”), and any other real property (together with any improvements thereon) with an individual fair market value less than $10,000,000 or owned by the Borrower or any Restricted Subsidiary on the Effective Date, (ii) motor vehicles and other assets subject to certificates of title statutes, (iii) leasehold interests, letters of credit and letters of credit rights not constituting supporting obligations, in each case other than to the extent such interests, rights or obligations can be perfected by the filing of a UCC financing statements and commercial tort claims (other than those (1) where no additional action is required by any Loan Party to grant or perfect a security interest in such commercial tort claim or (2) those in excess of $5,000,000 individually or $20,000,000 in the aggregate for all such excluded tort claims), (iv) those pledges and assets over which the granting or perfecting of security interests in such assets would be prohibited by a contract existing on the Effective Date or on the date any Subsidiary is acquired or organized (provided such restriction is not created in contemplation thereof and only relates to the assets so acquired), applicable law (or if applicable law creates a risk of material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent) or regulation, (v) Equity Interests in any

Person other than the Borrower and wholly-owned Restricted Subsidiaries (1) for so long as the pledge thereof is prohibited by the organizational documents of such Person, a joint venture or similar contractual agreement with a third party (and such prohibition, agreement or contract is not (except with respect to any special purpose vehicle) created or entered into in contemplation hereof) or (2) to the extent the fair market value of such Equity Interest is less than $5,000,000 individually or $20,000,000 in the aggregate for all such excluded Equity Interests, (vi) Equity Interests in any Unrestricted Subsidiary or any Receivables Entity for so long as the pledge thereof is prohibited by the organization documents of such Person (and such prohibition is not (except with respect to any special purpose vehicle) created in contemplation hereof), (vii) any lease, license or other agreement or any property subject to a purchase money security interest or similar agreements and to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money agreement or create a right of termination in favor of any other party thereto (other than the Parent Guarantor or any of its Subsidiaries) after giving effect to the applicable anti-assignment provisions of the UCC or other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition but subject to applicable Federal laws, (viii) any “intent-to-use” trademark applications, (ix) those assets that the cost or burden of obtaining or perfecting a security interest therein are excessive in relation to the value of the security to be afforded thereby as reasonably determined by the Borrower and the Administrative Agent, (x) assets consisting of accounts receivable and the proceeds thereof to the extent contributed to any joint venture in connection with any Permitted JV Transfer, (xi) margin stock, (xii) the approximately 480,000 shares of Qualcomm Inc. owned by the Borrower (or its applicable Subsidiary) as of the Effective Date and (xiii) any Equity Interests that consist of voting stock of a Subsidiary that is a CFC or a CFC Holding Company in excess of 65% of the outstanding voting stock (or 65% of the outstanding Equity Interests in the case of an entity that is not a corporation for U.S. tax purposes) of such Subsidiary.

“Excluded Letters of Credit” has the meaning assigned to such term in the definition of “Total Indebtedness”.

“Excluded Sources” means (a) proceeds of any incurrence or issuance of Long-Term Indebtedness, (b) the proceeds of any Asset Sale made in reliance on Section 6.03(b) and (c) proceeds of any issuance or sale of Equity Interests of the Borrower or any capital contributions to the Borrower.

“Excluded Subsidiary” means any Subsidiary of the Borrower (other than an Obligor), as to which no holder or holders of any Indebtedness of any of the Obligors (other than Indebtedness hereunder) shall have the right (upon notice, lapse of time or both), which right shall not have been waived, to declare a default in respect of such Indebtedness of such Obligor, or to cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, by reason of the occurrence of a default with respect to any Indebtedness of such Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the

United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by any jurisdiction described in clause (a), (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of such assignment or designation, to receive additional amounts from any Obligor with respect to such withholding tax pursuant to Section 2.16(a), (d) any withholding tax that is attributable to a recipient’s failure to comply with Section 2.16(f) and (e) any taxes imposed pursuant to FATCA.

“Exclusion Rules” has the meaning set forth in the definition of “Total Indebtedness Ratio”.

“Existing Accounts Receivable Facilities” means the two facilities securitizing accounts receivables from post-paid service charge contracts and installment sales contracts in effect on the Effective Date, as such facilities may be amended, restated, amended and restated, supplemented, extended or modified from time to time in a manner not materially adverse to the Lenders.

“Existing Credit Agreement” means the Credit Agreement, dated as of February 28, 2013, as amended, among the Borrower, the lenders named therein, and JPMorgan Chase Bank, N.A., as administrative agent.

“FATCA” means Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any official interpretation of any such intergovernmental agreement.

“FCC” means the Federal Communications Commission or any United States Governmental Authority substituted therefor.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that, if the federal funds effective rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenants” means the covenants set forth in Section 6.05.

“Financial Officer” means, with respect to the Borrower, the chief financial officer, principal accounting officer, treasurer, assistant treasurer, controller or assistant controller of the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 in effect on the Effective Date or thereafter or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as on the Effective Date or thereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as of the Effective Date or thereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as of the Effective Date or thereafter in effect or any successor statute thereto, and (v) the Biggert-Waters Flood Insurance Reform Act of 2012.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than any state of the United States of America or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (and shall include supranational bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or Secondary Obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or Secondary Obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or Secondary Obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or Secondary Obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or Secondary Obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” shall have a correlative meaning.

“Guarantors” means each Subsidiary Guarantor, the Parent Guarantor and, with respect to Obligations other than direct obligations of the Borrower, the Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Subsidiary shall be a Hedging Agreement.

“HQ Owner” has the meaning set forth in the definition of “Excluded Assets”.

“HQ Properties” has the meaning set forth in the definition of “Excluded Assets”.

“Impacted Interest Period” has the meaning set forth in the definition of “LIBO Rate”.

“Incremental Agreement” means an agreement, in form and substance satisfactory to the Borrower and the Administrative Agent, pursuant to which an Assuming Lender or Increasing Lender undertakes, effective as of the applicable Incremental Date, a Revolving Credit Commitment (or an increase to an existing Revolving Credit Commitment, in the case of an Increasing Lender) or an Incremental Term Facility, as applicable, duly executed by such Assuming Lender or Increasing Lender, as applicable, the Borrower and the Administrative Agent; provided that each Incremental Agreement shall set forth the amount, terms and provisions of each applicable Incremental Facility (including, with respect to an Incremental Term Facility, subject to the MFN Condition, the Applicable Rate relating thereto as may be agreed between the Borrower and such Assuming Lender or Increasing Lender), which terms and provisions shall be, in the case of an Incremental Revolving Facility, identical to those set forth herein applicable to Revolving Credit Loans and Revolving Credit Commitments.

“Incremental Date” has the meaning assigned to such term in Section 2.08(d)(i) of this Agreement.

“Incremental Facilities” has the meaning assigned to such term in Section 2.08(d)(i) of this Agreement.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.08(d)(i) of this Agreement.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.08(d)(i) of this Agreement.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.08(d)(i) of this Agreement.

“Increasing Lender” has the meaning assigned to such term in Section 2.08(d)(i).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, provided that, to the extent outstanding on the Effective Date and identified in Schedule 6.01, all amounts paid or received by the Borrower and its Restricted Subsidiaries pursuant to a Tower Transaction, whether in the form of sale proceeds, capital lease payments, maintenance charges, prepaid rent or otherwise (and however characterized on the consolidated balance sheet of the Borrower) shall not constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes, other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Indenture Capital Lease Obligations” means indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with generally accepted accounting principles consistently applied.

“Initial Term Commitments” means, with respect to each Lender, the commitment of such Lender to make Initial Term Loans on the Effective Date, as such commitment may be reduced or increased from time to time pursuant to the terms hereof. The amount of each Lender’s Initial Term Commitment as of the Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Initial Term Commitment, as applicable. The aggregate amount of the Initial Term Commitments as of the Effective Date is $4,000,000,000.

“Initial Term Lender” means a Lender holding Initial Term Commitments or Initial Term Loans.

“Initial Term Loan” means any term loan made pursuant to Section 2.01(b) utilizing the Initial Term Commitments.

“Initial Term Loan Maturity Date” means February 3, 2024 (or, if such date is not a Business Day, the next preceding Business Day).

“Intellectual Property” has the meaning assigned to such term in Section 3.05(b).

“Intercompany Indebtedness” means Indebtedness of a Loan Party or Restricted Subsidiary owing to any Loan Party or Restricted Subsidiary.

“Intercreditor Agreement” means (a) in respect of Indebtedness intended to be secured by some or all of the Collateral on a pari passu basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a pari passu basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Borrower (and for the avoidance of doubt, including the Collateral Trust Agreement), and (b) in respect of Indebtedness intended to be secured by some or all of the Collateral on a junior priority basis with the Obligations, an intercreditor agreement reasonably acceptable to the Administrative Agent the terms of which are consistent with market terms governing security arrangements for the sharing of Liens on a junior basis at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such Liens, as reasonably determined by the Administrative Agent and the Borrower.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, each Quarterly Date and (b) with respect to any Eurodollar Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender of the relevant Class, twelve months or a period shorter than one month) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing:

(x)    if any Interest Period for any Revolving Credit Borrowing would otherwise end after the Revolving Credit Termination Date, such Interest Period shall end on the Revolving Credit Termination Date, and

(y)    notwithstanding the foregoing clause (x), except with the consent of each Lender of the applicable Class, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a Eurodollar Loan for such period.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available in the relevant currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available in the relevant currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Issuing Banks” mean (a) JPMorgan Chase Bank, N.A., (b) the other Issuing Banks identified in the schedule set forth in Section 2.04(b) in their capacity as issuers of Letters of Credit hereunder, (c) Deutsche Bank AG New York Branch solely with respect to that certain $3,000,000 letter of credit issued by Deutsche Bank AG New York Branch and outstanding as of the Effective Date and identified to the Administrative Agent prior to the Effective Date (it being agreed such letter of credit shall only be renewed or extended if agreed by Deutsche Bank AG New York Branch in its sole discretion (the “DB Letter of Credit”), and (d) each other Lender that has been designated by the Borrower as an “Issuing Bank” hereunder pursuant to a written instrument in form and substance reasonably satisfactory to the Administrative Agent, and that has executed and delivered such written instrument and agreed to such designation and been approved as an “Issuing Bank” by the Administrative Agent in its reasonable discretion, each in its capacity as an issuer of Letters of Credit hereunder.

“Investment” means, with respect to a specified Person, (a) any Equity Interests, evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or any capital contribution or loans or advances (other than advances made in the ordinary course of business that would be recorded as accounts receivable on the balance sheet of the specified Person prepared in accordance with GAAP) (or such other method as the Administrative Agent may determine in its reasonable discretion) to, Guarantees of any Indebtedness or Secondary Obligations of, or any other investment described in clauses (i) through (v) below, in any other Person that are held or made by the specified Person and (b) the purchase or acquisition (in one transaction or a series of related transactions) of all or substantially all the property and assets or business of another Person or assets constituting a business unit, line of business, division or product line of such other Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date (excluding any portion thereof representing paid-in-kind interest or principal accretion), without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be the principal amount outstanding on such date of the Indebtedness or Secondary Obligations Guaranteed thereby (or, in the case of (x) any Guarantee the terms of which limit the monetary exposure of the guarantor or (y) any Guarantee of an obligation that does not have a principal amount, the maximum monetary exposure as of such date of the guarantor under such Guarantee (as determined, in the case of clause (x), pursuant to such terms or, in the case of clause (y), reasonably and in good faith by a Financial Officer of the Borrower)), (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair value (as determined reasonably and in good faith by the Borrower in accordance with GAAP) (or such other method as the Administrative Agent may determine in its reasonable discretion) of such Equity Interests or other property as of the time of the transfer, minus any payments actually received in cash, or other property that has been converted into cash or is readily marketable for cash, by such specified Person representing a return of capital of such Investment, but without any adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such transfer, (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness, other securities or assets of any other Person shall be the original cost of such Investment (including any Indebtedness or Secondary Obligations assumed in connection therewith), plus the cost of all additions, as of such date, thereto, and minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash as a repayment of principal or a return of capital, as the case may be, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (v) any Investment (other than any Investment referred to in clause (i), (ii), (iii) or (iv) above) by the specified Person in any other Person resulting from the issuance by such other Person of its Equity Interests to the specified Person shall be the fair value (as determined reasonably and in good faith by a Financial Officer of the Borrower) of such Equity Interests at the time of the issuance thereof. For purposes of Section 6.08, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer of the Borrower.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Exhibit B by an entity that, pursuant to Section 5.09, is required to become a “Subsidiary Guarantor” under this Agreement.

“Junior Indebtedness” has the meaning assigned to such term in Section 6.07.

“Junior Priority Debt” has the meaning assigned to such term in Section 6.01(s).

“LC Applicable Percentage” means, with respect to any Issuing Bank, for purposes of Section 2.04(b), the percentage of the total “Maximum LC Exposure” of all of the Issuing Banks represented by such Issuing Bank’s “Maximum LC Exposure”.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means (a) the Persons listed on Schedule 2.01, (b) any Person that shall agree to become a party hereto as an “Assuming Lender” hereunder with a commitment to make Revolving Credit Loans or Term Loans hereunder pursuant to Section 2.08(d) and (c) any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for U.S. dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further, that, if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency, then the Eurocurrency Rate shall be the Interpolated Rate at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, the LIBO Rate with respect to Initial Term Loans shall not be less than 0.75% per annum.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means, collectively, this Agreement, the Security Documents, the Collateral Trust Agreement, any other Intercreditor Agreement, any promissory notes evidencing Loans hereunder, the Subordination Agreement, any Joinder Agreement, any Refinancing Amendment, any Accession Agreement, and any amendment, waiver, supplement or other modification to any of the foregoing. The term “Loan Documentation” shall have a correlative meaning.

“Loan Party” means the Borrower and the Guarantors.

“Loans” means any loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Acquisition” means any acquisition, or a series of related acquisitions by the Borrower or any Restricted Subsidiary, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Restricted Subsidiary or (b) assets comprising Spectrum or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person (other than Permitted Spectrum Swaps); provided that the aggregate consideration therefor (including Indebtedness assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by the Borrower, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $225,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, property or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under this Agreement or the other Loan Documents or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Disposition” means any Disposition, or a series of related Dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by the Borrower or any Restricted Subsidiary or (b) assets comprising Spectrum or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) the Restricted or any Restricted Subsidiary (other than Permitted Spectrum Swaps); provided that the aggregate consideration therefor (including Indebtedness assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment, as estimated in good faith by the Borrower, but excluding earnout, contingent payment or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $225,000,000.

“Material Indebtedness” means (a) the EDC Indebtedness and (b) other Indebtedness (other than the Loans or Letters of Credit) and including but not limited to obligations in respect of one or more Hedging Agreements, of the Borrower (or of any Restricted Subsidiary of the Borrower, other than an Excluded Subsidiary) in an aggregate principal amount exceeding $225,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time. “Material Indebtedness” shall include any obligations of the Borrower and any Restricted Subsidiaries in respect of Secondary Obligations in respect of SpectrumCo1, SpectrumCo2 or other Sale and Leaseback Transactions in respect of Spectrum, regardless of whether qualifying as “Indebtedness”.

“Maturing Indebtedness” means the Indebtedness listed on Schedule 1.02.

“Measurement Entities” means, the Borrower and its Subsidiaries (excluding Unrestricted Subsidiaries designated as such after the Effective Date, but for the avoidance of doubt, including in any event the entities (whether or not Subsidiaries) constituting the MLS Financing, the RAN Financing, or any Permitted Securitizations), SpectrumCo1, SpectrumCo2 and any other Subsidiaries of the Parent Guarantor that enter into Sale and Leaseback Transactions of Spectrum with the Borrower or its Restricted Subsidiaries.

“MHz-POP” means the number of the megahertz of Spectrum multiplied by the population of the covered area.

“MLS Financing” means a transaction pursuant to which the Borrower and certain Restricted Subsidiaries sell or convey, as a “true sale,” mobile wireless devices (and, if applicable, upgraded replacement devices) and rights in related customer leases to wholly owned Designated Subsidiaries and such Designated Subsidiaries, thereafter, sell or convey such mobile wireless devices and certain rights in such related customer leases to Mobile Leasing Solutions, LLC acting for itself and/or on behalf of a series thereof (“MLS”), which devices are then leased back to the Designated Subsidiaries by MLS.

“MNPI” means material information concerning the Parent Guarantor, the Borrower, any Subsidiary or any Affiliate of any of the foregoing or their securities that has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD under the United States Securities Act of 1933 and the United States Securities Exchange Act of 1934. For purposes of this definition, “material information” means information concerning the Parent Guarantor, the Borrower, the Subsidiaries or any Affiliate of any of the foregoing, or any of their securities, that could reasonably be expected to be material for purposes of the United States Federal and State securities laws.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Moody’s Rating” means, as of any date of determination thereof, the rating most recently published by Moody’s as the corporate family rating for the Parent Guarantor.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Mortgaged Property” means the real property (and improvements thereto) required to be subject to a mortgage pursuant to Section 5.12(b).

“MFN Condition” has the meaning assigned to such term in Section 2.08(d)(i)(H).

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means, with respect to any Asset Sale or any Recovery Event, the proceeds thereof (other than proceeds received by a Non-Guarantor Subsidiary that is prohibited from transferring such proceeds to an Obligor pursuant to restrictions imposed by (i) any applicable law or (ii) the terms of any agreement to which such Person is a party on the Effective Date or, if such Person is an acquired Subsidiary, on the date on which such Person becomes a Subsidiary, in each case, not entered into in contemplation of this restriction) in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of

Indebtedness secured by a Lien (other than the Loans, Permitted First Priority Indebtedness, Permitted Second Priority Indebtedness, any Replacement Financing or any other similar Indebtedness secured generally by the Collateral) expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event and other fees and expenses incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Net Cash Proceeds Statement” has the meaning assigned to such term in sub-clause (y) of Section 2.10(b)(ii).

“Net Working Capital” means, at any date of determination, (a) the consolidated current assets of the Borrower and its consolidated Restricted Subsidiaries as of such date (excluding cash and cash equivalents) minus (b) the consolidated current liabilities of the Borrower and its consolidated Restricted Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“NewCo” has the meaning assigned to such term in Section 2.21.

“NewCo Indebtedness” has the meaning assigned to such term in Section 2.21.

“NewCo Transfer” has the meaning assigned to such term in Section 2.21.

“Non-Guarantor Restricted Subsidiary” means any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero.

“Obligations” means, collectively, (i) the principal of and interest on the Loans and all fees, indemnification payments and other amounts whatsoever, whether direct or indirect, absolute or contingent, now or hereafter from time to time owing to any Secured Party by the Borrower under this Agreement and any other Loan Document and from time to time owing to any Secured Party by any Loan Party under any of the Loan Documents (including any and all amounts in respect of Letters of Credit), and all other obligations of the Loan Parties under the Loan Documents (including the obligations of the Guarantors under Section 9.14), (ii) Secured Hedging Obligations entered into in the ordinary course of business and not for speculative purposes (excluding, with respect to any Guarantor at any time, any Excluded Swap Obligations with respect to such Guarantor at such time) and (iii) Secured Cash Management Obligations, in each case including all interest and expenses accrued or incurred subsequent to the commencement of any bankruptcy or insolvency proceedings with respect to any Loan Party, whether or not such interest or expenses are allowed as a claim in such proceeding.

“Obligor Representative” means the Borrower, in its capacity as Obligor Representative pursuant to Section 1.05.

“Obligors” means, collectively, the Borrower and the Subsidiary Guarantors and, solely for purposes of Sections 2.16, 2.17, 2.18, 9.04(e)(i), 9.05, 9.08, 9.09(b), 9.13 and 9.14 of this Agreement (and the definition of “Excluded Taxes”), the Parent Guarantor.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and the other Loan Documents, including any interest, additions to tax or penalties applicable hereto, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings in U.S. dollars by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the Federal Reserve Bank of New York as set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate (from and after such date as the Federal Reserve Bank of New York shall commence to publish such composite rate).

“Owns or Leases Spectrum” means, with respect to the Borrower or any Subsidiary, that such Person owns Spectrum or directly leases Spectrum from any Person other than the Borrower or any Subsidiary of the Borrower. “Owned or Leased Spectrum” will have a correlative meaning.

“Parent” means, with respect to any Lender, the Person as to which such Lender is, directly or indirectly, a subsidiary.

“Parent Guarantor” means Sprint Corporation, the direct parent of the Borrower.

“Participant” has the meaning assigned to such term in Section 9.04(e)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(e)(i).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit E or any other form approved by the Administrative Agent.

“Permitted Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of substantially all the Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person or of any Spectrum, if (a) such Person or assets are in the same or similar line of business (or reasonable extensions thereof) as that of the Borrower and its Restricted Subsidiaries as of the Effective Date, (b) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person and each Subsidiary of such Person is (except to the extent not required to become a Subsidiary Guarantor pursuant to the requirements of Section 5.09) organized under the laws of the United States of America, any State thereof or the District of Columbia and, upon the consummation of such acquisition, will be a Restricted Subsidiary, in each case including as a result of a merger or consolidation between any Restricted Subsidiary and such Person and will be or become a Subsidiary Guarantor as required under the Collateral and Guarantee Requirement, or (c) in the case of any purchase or other acquisition of assets other than Equity Interests, such assets will be owned by the Borrower or a Subsidiary Guarantor; provided that, in each case, (i) with respect to each such purchase or other acquisition, all actions required to be taken with respect to each newly created or acquired Restricted Subsidiary or assets in order to satisfy the requirements set forth in the definition of the term “Collateral and Guarantee Requirement” shall be taken within the required time periods for satisfaction of such requirements set forth therein and (ii) at the time of and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing after giving pro forma effect to such purchase or other acquisition and the incurrence of Indebtedness in connection therewith. For the avoidance of doubt, subject to compliance with the requirements of Section 5.09 and the requirements set forth above, a Permitted Acquisition of a Person that will become a Loan Party may include the acquisition of Non-Compliant Subsidiaries or Non-Compliant Assets. For purposes of this definition, “Non-Compliant Subsidiary” means any Restricted Subsidiary of a Person acquired pursuant to a Permitted Acquisition that will not become a Subsidiary Guarantor in accordance with the requirements of clause (b) of this definition, and “Non-Compliant Assets” means any assets acquired pursuant to a Permitted Acquisition to be held by a Non-Guarantor Restricted Subsidiary.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for taxes, assessments and governmental charges or levies that are not yet due or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, landlord’s, lessor’s, materialmen’s, repairmen’s and other Liens imposed by law, arising in the ordinary course of business that (i) secure obligations that are not overdue by more than 60 days or (ii) are being contested in compliance with Section 5.04;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or to secure public or statutory obligations;

(d)    pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower and its Subsidiaries;

(f)    subleases of property with respect to which the Borrower or its Subsidiary is the primary lessee, to the extent such subleases arise in the ordinary course of business and do not interfere in any material respect with the business of the Borrower and its Subsidiaries (taken as a whole);

(g)    licenses and sublicenses of Intellectual Property, to the extent such licenses and sublicenses either exist as of the Effective Date or thereafter arise in the ordinary course of business and are consistent in all material respects with prior practice; and

(h)    precautionary Uniform Commercial Code filings made with respect to equipment or vehicles leased to the Borrower or its Restricted Subsidiaries in the ordinary course of business under operating leases (i.e. leases not giving rise to Capital Lease Obligations);

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or any Lien imposed pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA.

“Permitted Holder” means SOFTBANK CORP., a Japanese kabushiki kaisha, and its Affiliates, successors and assigns.

“Permitted Investments” means:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 18 months from the date of acquisition thereof;

(b)     investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, (i) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (ii) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P;

(c)     investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 18 months from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof;

(d)     fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)     “money market funds” that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act, (ii) with (A) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (B) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P and (iii) have portfolio assets of at least $2,000,000,000; and

(f)     investments in Indebtedness that is (x) issued by Persons with (i) a short term credit rating of “P-1” or higher from Moody’s or “A-1” or higher from S&P or (ii) a long term rating of “A2” or higher from Moody’s or “A” or higher from S&P, in each case for clauses (i) and (ii) with maturities not more than 18 months after the date of acquisition and (y) of a type customarily used by companies for cash management purposes.

“Permitted First Priority Indebtedness” means Indebtedness of the Borrower or any other Loan Party (a) that is secured by Liens on the Collateral on a pari passu basis (but without regard to the control of remedies) to the Liens on the Collateral securing the Obligations and is not secured by any property or assets of the Borrower or any of the Restricted Subsidiaries other than the Collateral, (b) that does not mature earlier than the latest maturity date under this Agreement then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans with the latest maturity date in effect at the time of incurrence of such Indebtedness, (c) that contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or optional redemption terms), are no more favorable to the lenders or investors, as the case may be, providing such Permitted First Priority Indebtedness than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the latest maturity date under this Agreement then in effect); provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive unless the Administrative Agent provides notice to the Borrower of its reasonable objection during such period together with a reasonable description of the basis upon which it objects, (d) the security agreements relating to which are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (e) that is not guaranteed by any Persons other than Loan Parties and (f) in respect of which a trustee, collateral agent, security agent or similar Person, acting on behalf of the holders thereof, shall have become party to an Intercreditor Agreement.

“Permitted Junior Priority Indebtedness” means Indebtedness of the Borrower or any other Loan Party (a) that is secured by Liens on the Collateral on a junior basis to the Liens on the Collateral securing the Obligations and is not secured by any property or assets of the Borrower or any of the Restricted Subsidiaries other than the Collateral, (b) that does not mature earlier than the latest maturity date under this Agreement then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans with the latest maturity date in effect at the time of incurrence of such Indebtedness, (c) that contains covenants, events of default and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or optional redemption terms), are no more favorable to the lenders or investors, as the case may be, providing such Permitted First Priority Indebtedness than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the latest maturity date under this Agreement then in effect); provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive unless the Administrative Agent provides notice to the Borrower of its reasonable objection during such period together with a reasonable description of the basis upon which it objects, (d) the security agreements relating to which are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent), (e) that is not guaranteed by any Persons other than Loan Parties and (f) in respect of which a trustee, collateral agent, security agent or similar Person, acting on behalf of the holders thereof, shall have become party to an Intercreditor Agreement.

“Permitted JV Transfers” has the meaning assigned to such term in Section 5.09(b).

“Permitted Securitization” means any transaction or series of transactions that may be entered into by the Borrower or any of its Restricted Subsidiaries pursuant to which such Person may sell, convey or otherwise transfer, or grant a security interest in Receivables and Related Assets to any Receivables Entity, provided that (i) there shall be no recourse under any such securitization to the Borrower or any of its Restricted Subsidiaries other than pursuant to Standard Securitization Undertakings or customary levels of credit recourse consistent with a “true sale” of assets transferred in a securitization and (ii) no Default shall have occurred and be continuing either immediately before or after giving effect to such securitization.

“Permitted Spectrum Swaps” has the meaning assigned to such term in the definition of “Asset Sale”.

“Permitted Unsecured Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary (a) that is not (and any Guarantees thereof by the Borrower or Restricted Subsidiaries are not) secured by any collateral (including the Collateral), (b) that does not mature earlier than the date that is 91 days after the latest maturity date under this Agreement then in effect, and has a weighted average life to maturity no shorter than the Class of Term Loans with the latest maturity date in effect at the time of incurrence of such Indebtedness, (c) that, in the case of such Indebtedness in the form of bonds, debentures, notes or similar instrument, does not provide for any amortization, mandatory prepayment, redemption or repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange in the case of convertible or exchangeable Indebtedness) prior to the date that is the latest maturity date in effect at the time of incurrence of such Indebtedness, (d) that contains covenants, events of default, guarantees and other terms that are customary for similar Indebtedness in light of then-prevailing market conditions and, when taken as a whole (other than interest rates, rate floors, fees and optional prepayment or optional redemption terms), are not more favorable to the lenders or investors providing such Permitted Unsecured Indebtedness, as the case may be, than those set forth in the Loan Documents are with respect to the Lenders (other than covenants or other provisions applicable only to periods after the latest maturity date under this Agreement then in effect); provided that a certificate of a Financial Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness or the modification, refinancing, refunding, renewal or extension thereof (or such shorter period of time as may reasonably be agreed by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive, and (e) that is not guaranteed by any Person other than on an unsecured basis by Loan Parties.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 9.01(d).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the bank functioning as Administrative Agent hereunder, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Private Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that are not Public Side Lender Representatives.

“Pro Rata Guarantor Share” has the meaning assigned to such term in Section 9.14(f).

“Projections” has the meaning assigned to such term in Section 5.01(d).

“Public Side Lender Representatives” means, with respect to any Lender, representatives of such Lender that do not wish to receive MNPI.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that, at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Quarterly Dates” means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date of this Agreement.

“RAN Financing” means the financing of serialized, non-securitized equipment used within the network operated by the Parent Guarantor and its Subsidiaries, as well as structures used to house or support the equipment.

“Rating” means the Moody’s Rating or the S&P Rating.

“Receivables and Related Assets” means Accounts, accounts receivable, future lease payments or residuals or similar rights to payment, and, to the extent related to any of the foregoing, phones, tablets and wireless devices used on the Parent Guarantor’s network, chattel paper, payment intangibles, and similar rights thereto (including contract rights), in each case that is customarily transferred or in respect of which security interests are customarily granted in connection with securitization transactions of such assets, including all proceeds of the foregoing.

“Receivables Entity” means a special purpose Person that engages in no activities other than in connection with the financing of Receivables and Related Assets pursuant to a Permitted Securitization.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding arising after the Effective Date relating to any asset of the Borrower or any of its Restricted Subsidiaries; provided that “Recovery Event” shall not include (i) the proceeds of business interruption insurance and (ii) any Recovery Event (or series of related Recovery Events) with respect to assets having a fair market value of less than $20,000,000.

“Refinancing Amendment” has the meaning assigned to such term in Section 2.20(a).

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness (except upon an event of default, a change of control or fundamental change, customary asset sale or event of loss); (c) such Refinancing

Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change or customary asset sale or event of loss prepayment event, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness (other than terms added or modified in contemplation of such refinancing)) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is 91 days after the latest maturity date under this Agreement in effect on the date of such extension, renewal or refinancing; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of the Class of Term Loans remaining as of the date of such extension, renewal or refinancing with the latest maturity date; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Borrower if the Borrower shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Borrower only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Lenders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof (other than terms added or modified in contemplation of such refinancing)) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent. Any Refinancing Indebtedness in respect of Maturing Indebtedness shall not mature earlier than the latest maturity date under this Agreement then in effect, and shall have a weighted average life to maturity no shorter than the Class of Term Loans with the latest maturity date in effect at the time of incurrence of such Refinancing Indebtedness.

“Register” has the meaning assigned to such term in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Obligations” means, as of any date of determination, the aggregate principal amount (or in the case of obligations or other credit support not in respect of Indebtedness, the aggregate maximum amount of such obligations or other credit support (or if less, the maximum amount of the underlying obligations held by the beneficiary such obligations or other credit support supported thereby) as of such date in respect of, without duplication,

(i) Revolving Credit Commitments then in effect (including any Incremental Revolving Facility) (and without duplication any Revolving Credit Exposure thereunder), including any Replacement Financing in respect thereof, plus

(ii) the outstanding principal balance of any Term Loans (including any Incremental Term Loans), including any Replacement Financing in respect thereof, plus

(iii) Indebtedness and any commitments outstanding under the EDC Credit Agreement, plus

(iv) Indebtedness outstanding under the 9.25% Debentures, plus

(v) obligations or credit support provided after the Effective Date (it being understood, for the avoidance of doubt, that obligations or credit support related to further issuances of Indebtedness after the Effective Date under SpectrumCo1 shall be deemed to occur after the Effective Date) by any HQ Owner or any Borrower or Restricted Subsidiary that Owns or Leases Spectrum (in each case to the extent not unsecured and subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent) in respect of any Indebtedness or Secondary Obligations (it being agreed (1) the Applicable Debt Cap Test must be satisfied on a pro forma basis on the date of the incurrence of any such obligations or credit support, (2) in calculating the maximum amount of such obligations or other credit support, such amount shall not exceed the amount of underlying obligations held by the beneficiary of such obligations or credit support supported thereby), (3) unsecured amounts under this clause (v) shall only constitute Relevant Obligations to the extent the holders thereof (or their representative) are not bound by an intercreditor or similar agreement reasonably satisfactory to the Administrative Agent (it being understood that with respect to the notes issued by SpectrumCo1 and outstanding as of the Effective Date, the Collateral Trust Agreement is reasonably satisfactory to the Administrative Agent) and (4) obligations or credit support in respect of Indebtedness or Secondary Obligations that are secured by Liens permitted pursuant to Section 6.02 and not incurred in reliance on the Applicable Debt Cap Test shall not be included in Relevant Obligations pursuant to this clause (v) except to the extent the amount of such Indebtedness or Secondary Obligations exceeds the value of the collateral securing such Indebtedness or Secondary Obligations), plus

(vi) Permitted First Priority Indebtedness (including any Refinancing Indebtedness as set forth in Section 6.01(r)), Junior Priority Debt and Senior Unsecured Restricted Debt, plus

(vii) Secured Cash Management Obligations in respect of clause (b) of the definition of Cash Management Services, plus

(viii) Secured Hedging Obligations, to the extent the aggregate outstanding amount thereof is in excess of $100 million, plus

(ix) Indebtedness incurred by any HQ Owner in reliance on Section 6.01(p), plus

(x) any other Indebtedness (assuming all relevant commitments to lend are fully drawn) or obligations (including amounts secured by Liens) of the Borrower and its Restricted Subsidiaries, outstanding in reliance on the Applicable Debt Cap Test or that constitutes “First Priority Secured Obligations” or “Junior Priority Secured Obligations” as defined in the Collateral Trust Agreement.

Notwithstanding the foregoing, (A) the Secured Lease Guarantee Amount in an amount up to $3,500,000,000 shall not be included in the calculation of Relevant Obligations, to the extent the holders thereof (or their representative) are bound by the terms of the Collateral Trust Agreement and (B) for the avoidance of doubt, Liens secured pursuant to Section 6.02(p) shall not be included in Relevant Obligations.

“Required Lenders” means Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments at such time. The “Required Lenders” of a particular Class of Loans means Lenders having Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class representing more than 50% of the total Revolving Credit Exposures, outstanding Term Loans and unused Commitments of such Class at such time.

“Replacement Financing” has the meaning assigned to such term in Section 2.20(a).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of the Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Credit Availability Period” means the period from and including the Effective Date to but excluding the earlier of (a) the Revolving Credit Termination Date and (b) the date of termination of the Revolving Credit Commitments.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Sections 2.08 and 2.10 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Revolving Credit Commitment as of the Effective Date is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate amount of the Revolving Credit Commitments as of the Effective Date is $2,000,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time.

“Revolving Credit Lender” means (a) a Lender that has a Revolving Credit Commitment set forth opposite its name on Schedule 2.01 and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments, after giving effect to any assignments thereof permitted by Section 9.04.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.01 that utilizes the Revolving Credit Commitments.

“Revolving Credit Termination Date” means February 3, 2021 (or, if such date is not a Business Day, the next preceding Business Day).

“RF Emissions” means radio frequency emissions governed by FCC rules.

“Rural JV Spectrum” shall mean any Spectrum that has been leased or transferred to any joint venture under a Permitted JV Transfer.

“S&P” means Standard & Poor’s Financial Services LLC and any successor to its rating agency business.

“S&P Rating” means, as of any date of determination thereof, the rating most recently published by S&P as the corporate credit rating for the Parent Guarantor.

“Sale and Leaseback Transaction” means any transaction or arrangement by the Borrower or any of its Restricted Subsidiaries, directly or indirectly, with any Person whereby such Borrower or such Restricted Subsidiary shall sell or transfer any property, real or personal (including for the avoidance of doubt, any Spectrum), used or useful in the business of the Borrower or any Restricted Subsidiary thereof, whether now owned or hereafter acquired, and thereafter the Borrower or any Subsidiary thereof rents or leases such property or other property intended to be used for substantially the same purpose or purposes as the property being sold or transferred. For the avoidance of doubt, “Sale and Leaseback Transaction” includes the SpectrumCo 1 and SpectrumCo2 transactions and any other transaction (synthetic or otherwise) that results in a transaction substantially similar in substance to that described in the immediately prior sentence.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government (including but not limited to those maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including but not limited to those maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union, any European Union member state, the United Kingdom or other relevant sanctions authority.

“Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Secondary Obligation” means any obligation that directly supports a primary Indebtedness obligation (so, for illustrative purposes, the operating lease payments in respect of SpectrumCo1 support the primary obligation in respect of the notes issued by SpectrumCo1, and so such operating lease payments are a “Secondary Obligation”).

“Secured Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of the Borrower and each Restricted Subsidiary (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Cash Management Services that (a) are owed pursuant to a Cash Management Agreement in effect on the Effective Date, entered into with a party that was a Lender as of the Effective Date or an Affiliate thereof, or (b) are owed pursuant to a Cash Management Agreement entered into after the Effective Date with a party that was a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case at the time such Cash Management Agreement was entered into, and, in the case of any such Cash

Management Agreement referred to in clause (a) or (b) above, has been designated by the Borrower in a written notice given to the Administrative Agent as a Cash Management Agreement the obligations under which are to constitute Secured Cash Management Obligations for purposes of the Loan Documents.

“Secured Hedging Obligations” means the due and punctual payment and performance of any and all obligations of the Parent Guarantor, the Borrower and each Restricted Subsidiary arising under each Hedging Agreement that (a) was in effect on the Effective Date with a counterparty that was a Lender as of the Effective Date or an Affiliate thereof, or (b) is entered into after the Effective Date with a counterparty that was a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case at the time such Hedging Agreement was entered into, and, in the case of any such Hedging Agreement referred to in clause (a) or (b) above, has been designated by the Borrower in a written notice given to the Administrative Agent as a Hedging Agreement the obligations under which are to constitute Secured Hedging Obligations for purposes of the Loan Documents.

“Secured Lease Guarantee Amount” means, the aggregate amount of obligations of the Borrower and the Subsidiary Guarantors in respect of the operating lease payments and other obligations in respect of SpectrumCo1, SpectrumCo2 or other Sale and Leaseback Transactions in respect of Spectrum that are secured by Liens on assets of the Loan Parties.

“Secured Parties” means, collectively, (a) the Lenders, (b) the Issuing Banks, (c) the Administrative Agent, (d) each provider of Cash Management Services under a Cash Management Agreement the obligations under which constitute Secured Cash Management Obligations, (e) each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under this Agreement or any other Loan Document and (g) the successors and assigns of each of the foregoing.

“Security Agreement” means the Security Agreement made by the Parent Guarantor, the Borrower and certain of its Subsidiaries in favor of the Collateral Trustee dated as of February 3, 2017.

“Security Documents” means the Security Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.09, 5.11 or 5.12 or the requirements of the Collateral and Guarantee Requirement to secure the Obligations.

“Senior Unsecured Restricted Debt” has the meaning assigned to such term in Section 6.01(q).

“Shared Investment Amount” has the meaning assigned to such term in Section 6.08(c).

“Significant Subsidiary” means (a) any Restricted Subsidiary that has consolidated assets or revenues greater than or equal to 5% of the total consolidated assets or revenues of the Borrower and its Restricted Subsidiaries determined as of the end of (or, with respect to such revenues, for the period of four fiscal quarters ending with) the fiscal quarter or fiscal year most recently ended for which financial statements are available, (b) each Restricted Subsidiary that directly or indirectly owns or controls any other Significant Subsidiary and (c) any Restricted Subsidiary that Owns or Leases Spectrum to the extent such Restricted Subsidiary has assets or revenues greater than $100,000,000 as of the end of the of (or, with respect to such revenues, for the period of four fiscal quarters ending with) the fiscal quarter or fiscal year most recently ended for which financial statements are available.

“Special Counsel” means Simpson Thacher & Bartlett LLP, in its capacity as special counsel to the Administrative Agent and the Arrangers.

“Special Prepayment Requirements” has the meaning set forth in the definition of “Spectrum Disposition Requirements”.

“Specified Transaction” means, with respect to any period, any Investment, Permitted Acquisition, Disposition, incurrence, assumption or repayment of Indebtedness (including the incurrence of Incremental Facilities), Restricted Payment, designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary or other event that by the terms of this Agreement requires “pro forma compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “pro forma basis”.

“Spectrum” means frequencies of electromagnetic spectrum used to provide fixed or mobile communications services as licensed or authorized by the FCC.

“Spectrum Disposition Requirements” means, after giving pro forma effect to any Disposition of Spectrum:

(a) no Default shall have occurred and be continuing;

(b) with respect to any Disposition of Spectrum in respect of a Sale and Leaseback Transaction: (i) the MHz-POPs of all the Spectrum remaining at the Borrower and the Subsidiary Guarantors shall represent at least 80% of the MHz-POPs of the Borrower and the Subsidiary Guarantors’ Spectrum (including, for this purpose, MHz-POPs of the Rural JV Spectrum) as of the Effective Date (such Effective Date, the “Spectrum Reference Date”), (ii) after giving pro forma effect to such Disposition, the book value of the remaining Spectrum at the Borrower and the Subsidiary Guarantors is not lower than 250% of the amount of clause (a) of the Applicable Debt Cap Test, (iii) after giving pro forma effect to such Disposition, (x) the remaining Cellular/800MHz Spectrum at the Borrower and the Subsidiary Guarantors (including, for this purpose, the Cellular/800MHz Spectrum of the Rural JV Spectrum) is at least 70% of the MHz-POPs of the Cellular/800MHz Spectrum at the Borrower and the Subsidiary Guarantors (including, for this purpose, the Cellular/800MHz Spectrum of the Rural JV Spectrum) immediately prior to the Spectrum Reference Date, (y) the remaining 2.5GHz Spectrum at the Borrower and the Subsidiary Guarantors (including, for this purpose, the 2.5 GHz Spectrum of the Rural JV Spectrum) is at least 70% of the MHz-POPs of the 2.5GHz Spectrum at the Borrower and the Subsidiary Guarantors (including, for this purpose, the 2.5 GHz Spectrum of the Rural JV Spectrum) immediately prior to the Spectrum Reference Date and (z) the remaining 1.9GHz Spectrum at the Borrower and the Subsidiary Guarantors (including, for this purpose, the 1.9 GHz Spectrum of the Rural JV Spectrum) is at least 75% of the MHz-POPs of the 1.9GHz Spectrum at the Borrower and the Subsidiary Guarantors (including, for this purpose, the 1.9 GHz Spectrum of the Rural JV Spectrum) immediately prior to the Spectrum Reference Date and (iv) after giving pro forma effect to such Disposition, the Borrower and the Subsidiary Guarantors shall maintain (x) all PCS 1.9GHz G-block licenses and (y) at least one additional block of PCS 1.9 GHz 5x5 MHz Spectrum licenses (including any such licenses acquired after the Effective Date) in each BTA where a PCS 1.9 GHz 5x5 MHz Spectrum license is owned currently or in the future by the Parent Guarantor, the Borrower or any of their Subsidiaries; and

(c) with respect to any Disposition of Spectrum (other than a Permitted JV Transfer, Permitted Spectrum Swap or in respect of a Sale and Leaseback Transaction): (i) such sale is to a third party that is not an Affiliate of the Borrower in an arms-length transaction for fair market value, (ii) such Dispositions of Spectrum represent in the aggregate not more than 400 million MHz-POPS, and such Spectrum is primarily in “mostly rural/rural areas” as defined by the US Census Bureau, (iii) after giving pro forma effect to such Disposition, the Borrower and the Subsidiary Guarantors shall maintain (x) all PCS 1.9GHz G-block licenses and (y) at least one additional block of PCS 1.9 GHz 5x5 MHz Spectrum licenses (including any such licenses acquired after the Effective Date) in each BTA where a PCS 1.9 GHz 5x5 MHz Spectrum license is owned currently or in the future by the Parent Guarantor, the Borrower or any of their Subsidiaries and (iv) the net cash proceeds thereof are promptly (and in any event within 60 days of receipt thereof), applied to repay Term Loans or other first lien Indebtedness for borrowed money secured on a pari passu basis with the Obligations (other than revolving indebtedness unless accompanied by a corresponding permanent commitment reduction (provided if no such Indebtedness is outstanding other than Revolving Credit Loans, the Revolving Credit Loans shall be prepaid (without a reduction in Revolving Credit Commitments))) (the requirements of this clause (iv), “Special Prepayment Requirements”).

For the avoidance of doubt, Spectrum that is Disposed of (including in a Permitted JV Transfer) and then leased back by the Borrower or a Subsidiary Guarantor in a Sale and Leaseback Transaction shall not be included in Spectrum remaining or maintained by the Borrower or the Subsidiary Guarantors.

“Spectrum Guarantee Cap” has the meaning assigned to such term in Section 6.02(n).

“SpectrumCo1” means, collectively, the existing Spectrum special purpose vehicle Subsidiaries of the Parent Guarantor that are part of, and were formed for the purpose of, the Parent Guarantor’s existing Spectrum Sale and Lease Back Transaction (with $3,500,000,000 of notes in respect of such Sale and Lease Back Transaction issued as of the Effective Date), as the terms of such transaction are in effect on the Effective Date or modified, amended or supplemented thereafter to the extent any such modification, amendment or supplement is not adverse to the Lenders.

“SpectrumCo2” means, collectively, special purpose vehicles that would be formed as part of and for the purpose of consummating a future Sale and Leaseback Transaction of Spectrum permitted hereunder in a transaction similar to the existing SpectrumCo1 Sale and Leaseback Transaction (or, to the extent not similar to the existing SpectrumCo1 Sale and Leaseback, such difference shall not be adverse to the Lenders). For the avoidance of doubt, SpectrumCo2 or other future Sale and Leaseback Transactions of Spectrum with the Borrower or its Restricted Subsidiaries, in each case permitted under this Agreement, may be implemented pursuant to the documentation governing SpectrumCo1.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any of its Subsidiaries in connection with any Permitted Securitization that are customary in comparable non-recourse securitization transactions.

“Statutory Reserve Rate” means for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordination Agreement” means the Subordination Agreement, dated as of the date hereof, among the Borrower and each of its Restricted Subsidiaries from time to time substantially in the form of Exhibit C.

“Subordination Terms” has the meaning assigned to such term in the Subordination Agreement.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. It is understood that unless otherwise noted herein, each reference to “Subsidiary” shall be a reference to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each Person identified under the caption “SUBSIDIARY GUARANTORS” on the signature pages hereto and each Person that becomes a “Subsidiary Guarantor” after the Effective Date pursuant to Section 5.09 but excluding any Person that is released from its guarantee obligations pursuant to Section 9.02 or Section 9.16 from the date of such release.

“Supplemental Perfection Certificate” means a certificate substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or per-form under any Swap.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” means an Initial Term Loan and, if applicable, any Incremental Term Loans made pursuant to Section 2.08(d).

“Total Indebtedness” means, as of any day, without duplication, the aggregate principal face amount of Indebtedness of the Measurement Entities (excluding the face amount of letters of credit so long as (a) the only obligors thereunder are SpectrumCo1, SpectrumCo2 and/or any other special purposes entities that purchase Spectrum from the Borrower or its Restricted Subsidiaries in a Sale and Lease Transaction in respect of Spectrum and (b) such letters of credit are issued for the benefit of the debtholders of Indebtedness issued by such entities (“Excluded Letters of Credit”)), determined on a consolidated basis without duplication in accordance with GAAP.

“Total Indebtedness Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Total Indebtedness to (b) EBITDA for the period of four quarters ending on such day; provided that in any event the Total Indebtedness Ratio (i) shall exclude Existing Accounts Receivables Facilities (including similar replacement or successor facilities in respect thereof) in an aggregate amount up to $3,100,000,000 in the event they are accounted for as liabilities on the GAAP balance sheet of the Measurement Entities as of an applicable quarter end (other than as a result of additional Guarantees or other credit support provided in respect thereof) and (ii) shall include Indebtedness that is accounted for as liabilities on the GAAP balance sheet of the Measurement Entities as of the Effective Date (including refinancings or replacements thereof) even if subsequently no longer reported as a liability on the GAAP balance sheet of the Measurement Entities (the provisions in clauses (i) and (ii), the “Exclusion Rules”).

“Total Interest Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) EBITDA for the period of four quarters ending on such day to (b) Total Interest Expense for such four-quarter period. The Total Interest Coverage Ratio shall exclude or include Total Interest Expense related to the Indebtedness described in the Exclusion Rules as set forth therein. Furthermore, the calculation of Total Interest Coverage Ratio shall exclude Excluded Letters of Credit.

“Total Interest Expense” means, for any period, (a) interest expense of the Measurement Entities with respect to all outstanding Indebtedness of the Measurement Entities, minus (b) interest income received by the Persons specified in clause (a), as determined on a consolidated basis without duplication in accordance with GAAP.

“Total Secured Indebtedness Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Relevant Obligations to (b) EBITDA for the period of four quarters ending on such day; provided that in any event the Total Secured Indebtedness Ratio shall exclude or include (if otherwise Relevant Obligations), the Indebtedness described in the Exclusion Rules as set forth therein.

“Tower Transaction” means a sale, lease or other disposition or transfer of wireless telecommunications towers and the real property and other assets associated with such towers, and the leasing by the Borrower or any of its Restricted Subsidiaries of space on such towers.

“Transactions” means, with respect to the Loan Parties, the execution, delivery and performance by the each Loan Party of the Loan Documents to which it is a party, and, with respect to the Borrower, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Adjusted Base Rate.

“U.S. dollars” or “$” refers to lawful money of the United States of America.

“Unrestricted Subsidiary” means (i) as of the Effective Date, the Subsidiaries of the Borrower existing as of the Effective Date and listed on Schedule 1.01 (with any such Subsidiaries that are not securitization Subsidiaries designated as such on Schedule 1.01) and (ii) after the Effective Date, any Subsidiary of the Borrower that is designated by the Borrower as such pursuant to Section 5.10.

“Voting Securities” of any Person means the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers, trustees or other voting members of the governing body of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Obligor and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”), by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”), by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Term Loan Eurodollar Borrowing”).

SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04    Accounting Terms: GAAP; Pro Forma Calculations. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities) (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein. Notwithstanding any other provision of this Agreement or the other Loan Documents to the contrary, the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder and/or recognized as interest expense, shall be determined by reference to GAAP as in effect on the Effective Date.

For purposes of determining compliance on a historical basis with any financial ratio, test or covenant contained in this Agreement with respect to any four quarter period during which any Material Acquisition or Material Disposition occurs or during which any designation of any Restricted

Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with the definition of “Unrestricted Subsidiary” occurs (a “Subsidiary Designation”), EBITDA, Consolidated Net Tangible Assets, the Total Indebtedness Ratio and the Total Secured Indebtedness Ratio shall be calculated with respect to such period on a pro forma basis, giving effect to such Material Acquisition, Material Disposition or Subsidiary Designation.

It is agreed that with respect to compliance with any test or covenant hereunder required by the terms of this Agreement to be made on a pro forma basis (or with respect to determining pro forma compliance), that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of (or commencing with) the first day of the applicable period of measurement in such test or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction (A) in the case of a Material Disposition or the designation of a Restricted Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction” or designation of an Unrestricted Subsidiary as a Restricted Subsidiary, shall be included, (ii) any prepayment, repayment, retirement, redemption or satisfaction of Indebtedness shall be assumed to have occurred on the first day of the applicable test period, (iii) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith shall be assumed to have been incurred or assumed on the first day of the applicable test period and (iv) if any such Indebtedness has a floating or formula rate, such Indebtedness shall be deemed to have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

If pro forma compliance or compliance on a pro forma basis is required to be calculated with respect to financial statements delivered pursuant to Section 5.01(a) or (b) prior to the first such delivery requirement thereof, such financial statements shall instead be the financial statements for the Borrower’s fiscal quarter ended September 30, 2016.

SECTION 1.05    Appointment of the Borrower as Obligor Representative. For purposes of this Agreement and the other Loan Documents, each Obligor (i) authorizes the Borrower to make such requests, give such notices or furnish such certificates to the Administrative Agent or any Lender as may be required or permitted by this Agreement and any other Loan Document for the benefit of such Obligor and (ii) authorizes the Administrative Agent and each Lender to treat such requests, notices, certificates or consents given or made by the Borrower to have been made, given or furnished by the applicable Obligor for purposes of this Agreement and any other Loan Document. The Administrative Agent and each Lender shall be entitled to rely on each such request, notice, certificate or consent made, given or furnished by the Obligor Representative pursuant to the provisions of this Agreement or any other Loan Document as being made or furnished on behalf of, and with the effect of irrevocably binding, such Obligor. Each warranty, covenant, agreement and undertaking made on its behalf by the Obligor Representative shall be deemed for all purposes to have been made by each Obligor and shall be binding upon and enforceable against each Obligor to the same extent as if the same had been made directly by each Obligor.

ARTICLE II

THE CREDITS

SECTION 2.01    Commitments.

(a) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans denominated in U.S. dollars to the

Borrower from time to time during the Revolving Credit Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Credit Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans. Notwithstanding any other provision of this Agreement, more than one Borrowing may be made on the same day.

(b) Term Loans. Subject to the terms and conditions set forth herein, each Initial Term Lender agrees to make Initial Term Loans to the Borrower denominated in U.S. dollars on the Effective Date in an aggregate principal amount not to exceed such Lender’s Initial Term Commitment. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02    Loans and Borrowings.

(a)    Obligation of Lenders. Each Loan of a particular Class shall be made as part of a Borrowing consisting of Loans of such Class made by the Lenders ratably in accordance with their respective Commitments of such Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Type of Loans. Subject to Section 2.13, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)    Minimum Amounts. At the commencement of each Interest Period for a Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000. At the time that each Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $5,000,000; provided that (i) a Base Rate Borrowing of Loans of any Class may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of such Class and (ii) a Revolving Credit Base Rate Borrowing may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time.

SECTION 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing (except that in the case of a Eurodollar Borrowing on the Effective Date, such notice shall be given not later than 1:00 p.m., New York City time, two Business days before the date of the proposed Borrowing) or (b) in the case of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the Business Day prior to the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)    the aggregate amount of such Borrowing;

(ii)    the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing;

(iv)    in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)    the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Anything herein to the contrary notwithstanding, the initial Borrowing hereunder shall be a Base Rate Borrowing, except to the extent that this Agreement shall have been duly executed and delivered by each of the parties hereto at least three Business Days prior to the Effective Date and the Borrower has given timely notice of a Eurodollar Borrowing after such execution and delivery (or, alternatively, the Borrower shall have executed and delivered to the Administrative Agent a pre-funding letter in form and substance satisfactory to the Administrative Agent pursuant to which the Borrower has agreed to reimburse the Lenders for any costs of the type described in Section 2.15 in the event that, for any reason, the Effective Date and initial Loans do not occur on the date specified in such pre-funding letter).

SECTION 2.04    Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, in addition to the Revolving Credit Loans provided for in Section 2.01, the Borrower may request the issuance of Letters of Credit for the Borrower’s or any Restricted Subsidiary’s account by any Issuing Bank (or, if agreed to by the respective Issuing Banks, by more than one Issuing Bank under a Letter of Credit providing for several liability of the Issuing Banks issuing such Letter of Credit), in a form reasonably acceptable to the relevant Issuing Bank(s), at any time and from time to time during the Revolving Credit Availability Period. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Obligor Representative on behalf of the Borrower or Subsidiary to, or entered into by the Borrower or any Subsidiary with, one or more Issuing Banks relating to any Letters of Credit, the terms and conditions of this Agreement shall control.

(b)    Notice of Issuance, Amendment, Renewal. Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the respective Issuing Bank(s)) to one or more Issuing Bank(s) selected by it and to the Administrative Agent (at least 2 Business Days (or such shorter period of time as such Issuing Bank may agree in its discretion) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.04), the amount of such Letter of Credit, the identity of the Borrower or Restricted Subsidiary for whose account such Letter of Credit is to be issued, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the respective Issuing Bank(s), the Borrower also shall submit a letter of credit application on the standard form of such Issuing Bank(s) in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of all of the Issuing Banks (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of this Section 2.04) shall not exceed at any time the sum of (A) $500,000,000, plus (B) the amount of any increases in “Maximum LC Exposure” pursuant to a designation or increase as provided in the second and third succeeding sentences below, (ii) the sum of the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments and (iii) the aggregate LC Exposure of each Issuing Bank (so determined) shall not exceed the amount that such Issuing Bank has agreed shall be its “Maximum LC Exposure” (except as otherwise agreed by such Issuing Bank in its sole discretion); provided that (x) Goldman Sachs Bank USA shall not be required to issue any commercial Letters of Credit and (y) no Issuing Bank shall be required to issue, amend, renew or extend any Letter of Credit to the extent that such issuance, amendment, renewal or extension would violate any policy of such Issuing Bank in respect thereof, and for the avoidance of doubt, the DB Letter of Credit shall be permitted to be outstanding hereunder notwithstanding this clause (iii). Any Issuing Bank listed in the table below hereby agrees that its “Maximum LC Exposure” shall be the amount set forth opposite the name of such Issuing Bank in such table:

Issuing Bank	Maximum LC Exposure
JPMorgan Chase Bank, N.A.	$125,000,000
Citibank, N.A.	$125,000,000
Mizuho Bank, Ltd.	$125,000,000
Goldman Sachs Bank USA	$125,000,000

The “Maximum LC Exposure” of any Issuing Bank that becomes such after the date hereof pursuant to a designation by the Borrower as contemplated in the definition of “Issuing Banks” shall be the amount specified in the written instrument contemplated by said definition. The “Maximum LC Exposure” of any Issuing Bank may be increased at any time pursuant to a written instrument executed and delivered between the Borrower, such Issuing Bank and the Administrative Agent. In no event shall any Revolving Credit Lender be obligated to increase its Maximum LC Exposure upon an increase of Revolving Credit Commitments pursuant to Section 2.08(d). For the avoidance of doubt, concurrently with any reduction of the Revolving Credit Commitments pursuant to Section 2.10, the “Maximum LC Exposure” of each Issuing Bank shall not exceed such Issuing Bank’s Revolving Credit Commitment.

(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Revolving Credit Termination Date, provided that in the case of any Letter of Credit having a term of longer than 12 months, the respective Issuing Bank(s) may request that such Letter of Credit include customary early termination rights (which shall in any event permit the respective beneficiary thereof to draw the full amount of such Letter of Credit upon receipt of notice of termination from such Issuing Bank(s)).

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by any Issuing Bank(s), and without any further action on the part of such Issuing Bank(s) or the Lenders, such Issuing Bank(s) hereby grant(s) to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from such Issuing Bank(s), a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank(s), such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank(s) and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.04, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Bank in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement (together with interest on the amount of such LC Disbursement for the period from the date of such LC Disbursement to but excluding the date of such reimbursement at a rate per annum equal to the Adjusted Base Rate plus the Applicable Rate) not later than 12:00 noon, New York City time, (i) for any Letter of Credit with a face amount of $20,000,000 or more, on the Business Day that the Borrower receives notice of such LC Disbursement if such notice is received prior to 10:00 a.m., New York City time, or the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time or (ii) for any other Letter of Credit, on the second Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with a Revolving Credit Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Base Rate Borrowing.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Credit Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Credit Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. Notwithstanding anything to the contrary in this paragraph, if the Borrower fails to make a payment in respect of an LC Disbursement when due, or if the Borrower so instructs the Administrative Agent, the Administrative Agent shall apply the funds provided as cash collateral pursuant to Section 2.04(i) or Section 2.19(c) to reimburse the Issuing Banks and Revolving Credit Lenders hereunder, as applicable.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.04 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank(s) under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.04, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by such Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that:

(i)    each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit; and

(ii)    each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and decline to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)    Disbursement Procedures. The Issuing Bank(s) for any Letter of Credit shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank(s) shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank(s) have made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank(s) and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If the Issuing Bank(s) for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Credit Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e)

of this Section 2.04, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank(s), except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section 2.04 to reimburse such Issuing Bank(s) shall be for the account of such Lender to the extent of such payment.

(i)    Cash Collateralization. If:

(i)    an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders for the Lenders having Revolving Credit Exposures demanding the deposit of cash collateral pursuant to this paragraph, or

(ii)    the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.10(b),

then, in each case, the Borrower shall immediately deposit into a cash collateral account in the name and under the control of the Administrative Agent an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.10(b), the amount required under Section 2.10(b); provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the LC Exposure under this Agreement.

For purposes of this Agreement, providing “cash collateral” or to “cash collateralize” the Letters of Credit means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Credit Lenders, as collateral for the LC Exposure, cash or deposit account balances in the currency in which the Letters of Credit are denominated and in an amount equal to the amount required to be cash collateralized pursuant to this Section 2.04(i) and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Borrower. The Borrower hereby grants to the Administrative Agent, for the benefit of each Issuing Bank and the Revolving Credit Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. All cash collateral shall be maintained in blocked, interest bearing deposit account with the Administrative Agent.

(j)    Existing Letters of Credit. Pursuant to Section 2.04 of the Existing Credit Agreement, the Issuing Banks have issued various “Letters of Credit” under and as defined in the Existing Credit Agreement. On the Effective Date, subject to the satisfaction of the conditions precedent set forth in Article IV, each of such “Letters of Credit” under the Existing Credit Agreement (including the DB Letter of Credit) shall automatically, and without any action on the part of any Person, become a Letter of Credit hereunder (the Borrower hereby assuming the obligations of the “Borrower” under the Existing Credit Agreement in respect of such “Letters of Credit”), and each of the “Issuing Banks” under the Existing Credit Agreement that is an Issuing Bank hereunder hereby unconditionally releases each “Revolving Credit Lender” under the Existing Credit Agreement from any liability under such “Revolving Credit Lender’s” participation under the Existing Credit Agreement in respect of such Letter of Credit. It is agreed that as of the Effective Date, JPMorgan Chase Bank, N.A., Citibank, N.A. and Mizuho Bank, Ltd., each as an Issuing Bank, shall be deemed to be an Issuing Bank on a several and not joint basis with respect to 20%, 40% and 40% respectively, of Letter of Credit No. P-622662 previously issued under the Existing Credit Agreement and outstanding hereunder on the Effective Date pursuant to this clause (j) (and any issuing banks under the Existing Credit Agreement (other than, as applicable, JPMorgan Chase Bank, N.A., Citibank, N.A. and Mizuho Bank, Ltd.), shall cease to be issuing banks with respect to such letter of credit on the Effective Date).

(k)    Issuing Bank Agreements; Quarterly Reports to Lenders. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure, and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

Promptly following the end of each fiscal quarter, the Administrative Agent shall furnish to the Lenders information regarding all outstanding Letters of Credit as of the end of such fiscal quarter.

SECTION 2.05    [Reserved].

SECTION 2.06    Funding of Borrowings.

(a)    Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that Revolving Credit Base Rate Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the respective Issuing Bank for such Letter of Credit.

(b)    Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07    Interest Elections for Borrowings.

(a)    Elections by Borrower. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    Notice of Elections. To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower was requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)    Information in Election Notices. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i)    the Borrowing to which such Interest Election Request applies and, if different options for continuations or conversions are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and

(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Notice by Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    Presumption if No Notice. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if the Borrower shall default in the payment of any principal of or interest on any Loan, or any reimbursement obligation in respect of any LC Disbursement, and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as such default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08    Termination. Reduction and Incremental Facilities.

(a)    Termination of Commitments. Unless previously terminated, the Revolving Credit Commitments shall terminate at the close of business on the Revolving Credit Termination Date. Unless previously terminated, the Initial Term Commitments shall terminate immediately after the making of the Initial Term Loans on the Effective Date.

(b)    Voluntary Termination or Reduction. The Borrower may at any time terminate, or from time to time reduce, the Revolving Credit Commitments or Initial Term Commitments; provided that (i) each reduction of the Revolving Credit Commitments or Initial Term Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.10, the sum of the Revolving Credit Exposures would exceed the total Revolving Credit Commitments.

(c)    Notice of Termination or Reduction. The Borrower shall notify the Administrative Agent of any election to terminate or reduce Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable; provided that a notice of termination of Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent. Each reduction of Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d)    Increase of Revolving Credit Commitments; Addition of Incremental Term Loans.

(i)    Requests for Incremental Facilities. The Borrower may, at any time, request that the existing Lenders or other lending entities (provided that in the case of other lending entities, such lending entity shall meet the eligibility requirements for an assignment to such lending entity under Section 9.04(b) as if it were taking an assignment of applicable Commitments or Loans) provide an increase to the Revolving Credit Commitments hereunder (which may include increases to the Maximum L/C Exposure of any Lender, if agreed by such Lender) (any such increase, an “Incremental Revolving Facility”) and/or add one or more term loan facilities hereunder (each, an “Incremental Term Facility”; any term loans thereunder, “Incremental Term Loans”; the Incremental Term Facilities, together with any Incremental Revolving Facility, the “Incremental Facilities”), (x) by having an existing Lender (each an “Increasing Lender”) agree to increase its then existing Revolving Credit Commitment or to provide Incremental Term Loans and/or (y) by adding as a new Lender hereunder (each an “Assuming Lender”) any Person which shall agree to provide a Revolving Credit Commitment or Incremental Term Loans hereunder, in each case with the consent of the Administrative Agent and, in the case of any Incremental

Revolving Facility, each Issuing Bank. For avoidance of doubt, no existing Lender shall be required to agree to provide or participate in any Incremental Facility. Any request for an Incremental Facility shall be made by notice to the Administrative Agent given by the Borrower specifying the amount and type of the relevant Incremental Facility, the existing or new Lender or Lenders providing such Incremental Facility and the date on which such increase is to be effective (the “Incremental Date”), which shall be a Business Day at least three Business Days after delivery of such notice (or such shorter period of time as the Administrative Agent may agree); provided that:

(A)    the minimum amount of Incremental Term Loans or the increase in Revolving Credit Commitments on any Incremental Date shall be $50,000,000 (and integral multiples of $25,000,000 in excess thereof);

(B)    immediately after giving effect to any Incremental Facility, the (i) Applicable Debt Cap Test is satisfied and (ii) the aggregate principal balance of any Incremental Term Loans established under this Agreement does not exceed $0;

(C)    no Event of Default shall have occurred and be continuing on such Incremental Date or shall result from the proposed Incremental Facility;

(D)    the representations and warranties contained in this Agreement shall be true and correct on and as of the Incremental Date as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

(E)    the Borrower shall be in pro forma compliance with the Financial Covenants on and as of the Incremental Date (assuming, for calculating the Total Indebtedness Ratio for this purpose, that any Incremental Revolving Facilities are fully drawn);

(F)    (i) in the case of any Incremental Term Facility, the maturity date and weighted average life to maturity thereof shall be no earlier than or shorter than, respectively, the maturity date and weighted average life to maturity, respectively, of the Initial Term Loans and (ii) any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the existing Revolving Credit Commitments (including the maturity date in respect thereof);

(G)    Each Incremental Facility shall have the same collateral and guarantees from the same Loan Parties as the Revolving Credit Commitments and Term Loans hereunder and shall otherwise be pari passu in right of payment and security with the such facilities;

(H)    the interest rates and amortization schedule (subject to clause (F)(i) above) applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that with respect to any Incremental Term Facility incurred on or prior to the 12 month anniversary of the Effective Date, the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or LIBO Rate or Base Rate floors (but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new indebtedness)) applicable to any Incremental Term Facility (determined, including with respect to the LIBO Rate or Base Rate, at the time such Incremental Term Facility is incurred) will not be more than 50 basis points higher than the corresponding all-in yield (calculated as set forth above) for the Initial Term Loans (determined, including with respect to the LIBO Rate or Base Rate, at the time the Incremental Term Facility is incurred), unless the interest rate margins with respect to the Initial Term Loans are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the Initial Term Loans minus 50 basis points (this clause (H), the “MFN Condition”);

(I)    any Incremental Term Facility shall be on terms and pursuant to documentation to be determined, provided that (a) except to the extent permitted by clause (F)(i) or (H) above, to the extent such terms are not consistent with the terms in respect of the Initial Term Loans, they shall be no more restrictive, when taken as a whole, than those in respect of the Initial Term Loans (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Initial Term Loans) and (b) to the extent such documentation is not consistent with the documentation in respect of the Initial Term Loans, it shall be reasonably satisfactory to the Administrative Agent

(ii)    Effectiveness of Incremental Facilities. Each Assuming Lender, if any, shall become a Lender hereunder as of the Incremental Date; the Revolving Credit Commitment of each Increasing Lender and Assuming Lender shall be increased or effective, if and as applicable, on the Incremental Date; and each Increasing Lender and Assuming Lender shall be obligated to make Incremental Term Loans, if applicable, on the Incremental Date; in each case, provided that:

(x)    the Administrative Agent shall have received on such Incremental Date a certificate of a Financial Officer of the Borrower stating that each of the applicable conditions to such Incremental Facilities set forth in this Section 2.08(d) has been satisfied; and

(y)    with respect to each Assuming Lender and each Increasing Lender, the Administrative Agent shall have received, on such Incremental Date, an executed Incremental Agreement.

(iii)    Recordation into Register. Upon its receipt of an agreement referred to in clause (ii)(y) above executed by an Assuming Lender or Increasing Lender, as applicable, together with the certificate referred to in clause (ii)(x) above, the Administrative Agent shall, if such agreement has been completed, (x) accept such agreement, (y) record the information contained therein in the Register and (z) give prompt notice thereof to the Borrower.

(iv)    Adjustments of Borrowings upon Effectiveness of Incremental Facilities. If any Revolving Credit Loans shall be outstanding, the Borrower will borrow from each of the Increasing Lenders and Assuming Lenders providing the applicable Incremental Revolving Facility, and such Increasing Lenders and Assuming Lenders shall have made Revolving Credit Loans to the Borrower (in the case of Revolving Credit Eurodollar Loans, with Interest Period(s) ending on the date(s) of any then outstanding Interest Period(s)), and (notwithstanding the provisions in this Agreement requiring that borrowings and prepayments be made ratably in accordance with the principal amounts of the Loans of any Class held by the Lenders) the Borrower shall prepay the Revolving Credit Loans held by the other Revolving Credit Lenders (other than the Increasing Lenders and Assuming Lenders) in such amounts as may be necessary, together with any amounts payable under Section 2.15 as a result of such prepayment, so that after giving effect to such Revolving Credit Loans and prepayments, the Revolving Credit Loans (and Interest Period(s) of Revolving Credit Eurodollar Loan(s)) shall be held by the Revolving Credit Lenders pro rata in accordance with the respective amounts of their Revolving Credit Commitments (as modified hereby).

(v)    Notwithstanding anything to the contrary in this Agreement (including Section 9.02), the Administrative Agent and the Borrower (without the consent of any other party hereto) may make amendments to this Agreement and the other Loan Documents as the Administrative Agent in its reasonable discretion determines are necessary or advisable to effect the provisions of this Section 2.08 and in any event may make changes to the terms of any existing Term Loans that are favorable (as determined by the Administrative Agent in its reasonable discretion) to the holders thereof in order to ensure any Incremental Term Facility is “fungible” with an applicable existing Class of Term Loans.

SECTION 2.09    Repayment of Loans: Evidence of Debt.

(a)    Revolving Credit Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of such Lender’s Revolving Credit Loans in full on the Revolving Credit Termination Date.

(b)    Initial Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Initial Term Lender, the Initial Term Loans on the last Business Day of each March, June, September and December, beginning on the last Business Day of the first full fiscal quarter to occur after the Effective Date and ending with the last such day to occur prior to the Initial Term Loan Maturity Date, in an aggregate principal amount for each such date equal to 0.25% of the aggregate principal amount of the Initial Term Loans outstanding on the Effective Date (as such amount shall be adjusted for prepayments pursuant to the terms of this Agreement). Additionally, the Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Initial Term Lender the principal of such Initial Term Lender’s Initial Term Loans on the Initial Term Loan Maturity Date.

(c)    Incremental Term Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of any Increasing Lender or Assuming Lender providing Incremental Term Loans the principal of the Incremental Term Loans on the applicable maturity date.

(d)    Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan held by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(e)    Maintenance of Loan Accounts by Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan outstanding hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(f)    Effect of Loan Accounts. The entries made in the accounts maintained pursuant to paragraph (d) or (e) of this Section 2.09 (and in the Register maintained pursuant to Section 9.04) shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g)    Promissory Notes. Any Lender may request that Loans held by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee and its registered assigns.

SECTION 2.10    Prepayment of Loans.

(a)    Optional Prepayment. The Borrower shall have the right at any time and from time to time to prepay any Borrowing of any Class in whole or in part, subject to prior notice in accordance with paragraph (c) of this Section 2.10, and if applicable, payment of the fee in the immediately following paragraph. Loans may be prepaid by the Borrower in aggregate amounts that are (x) in the case of Eurodollar Loans, an integral multiple of $1,000,000 and not less than $10,000,000 and (y) in the case of Adjusted Base Rate Loans, an integral multiple of $500,000 and not less than $5,000,000. Each voluntary prepayment of Term Loans shall be allocated to the installments thereof as directed by the Borrower.

Any (i) voluntary prepayment of the Initial Term Loans using proceeds of Indebtedness for which the all-in yield (but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new Indebtedness) payable thereon on the date of such prepayment is lower than the all-in yield on the date of such prepayment with respect to the Initial Term Loans subject to such prepayment and/or (ii) repricing of the Term Loans pursuant to an amendment to the Loan Documents resulting in the all-in yield payable thereon on the date of such amendment being lower than the all-in yield on the date immediately prior to such amendment with respect to the Initial Term Loans, shall, in each case, be accompanied by a prepayment fee equal to 1.0% of the aggregate principal amount of such prepayment (or, in the case of clause (ii) above, of the aggregate amount of Initial Term Loans affected by such repricing that are outstanding immediately prior to such amendment) if such event occurs on or prior to the six month anniversary of the Effective Date (with any Lender whose Initial Term Loans are required to be repaid or assigned as a result of the exercise of Section 2.18 as a result of not consenting to such amendment also entitled to such premium).

(b)    Mandatory Prepayments. The Borrower shall prepay the Loans hereunder and the Commitments shall be subject to automatic reduction, as follows:

(i)    Revolving Credit Loans. The Borrower shall from time to time prior to the Revolving Credit Termination Date prepay the Revolving Credit Loans (and/or provide cover for LC Exposure as specified in Section 2.04(i)) in such amounts as shall be necessary so that at all times the sum of the total Revolving Credit Exposures does not exceed the total Revolving Credit Commitments. Any prepayment pursuant to this paragraph shall be applied, first, to Revolving Credit Loans outstanding, and second, as cover for LC Exposure as specified in Section 2.04(i).

(ii)    All Loans, etc. The Borrower shall prepay the Loans hereunder and, in the case of sub-clause (x) below, the Commitments shall be subject to automatic permanent reduction, as follows:

(x) Change in Control. Upon the occurrence of any Change of Control, unless the Required Lenders of the respective Class shall elect otherwise with respect to such Class, the Borrower shall prepay the Loans hereunder in full (and provide cover for LC Exposure as specified in Section 2.04(i)) plus any accrued and unpaid interest and fees thereon and any other amounts outstanding under the Loan Documentation, and the Commitments hereunder of such Class shall be automatically terminated.

(y) Asset Sales. Together with each delivery of financial statements pursuant to Section 5.01(a) or 5.01(b), the Borrower shall deliver to the Administrative Agent a statement (a “Net Cash Proceeds Statement”) setting forth in reasonable detail the aggregate amount of Net Cash Proceeds received during the last fiscal quarter covered by such financial statements (the “Current Net Cash Proceeds”). If the aggregate amount of the Current Net Cash Proceeds when taken together with the aggregate amount of Net Cash Proceeds received after the Effective Date in prior fiscal quarters as to which a prepayment of the Indebtedness hereunder (as set forth in clause (A) below) or other permitted Indebtedness for borrowed money secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations pursuant to clause (B) below has not yet been made under this paragraph (other than as a result of proceeds pending reinvestment or repayment of Maturing Indebtedness pursuant to the proviso hereto) shall exceed $500,000,000 in the aggregate (such excess amount, the “Excess Disposition Proceeds”) then, not later than five Business Days after the delivery of the applicable Net Cash Proceeds Statement (or if such Net Cash Proceeds Statement shall not be delivered in conformity with the terms hereof, five Business Days after the date such Net Cash Proceeds Statement was required to be delivered), the Borrower shall apply an amount equal to 100% of such Excess Disposition Proceeds towards the prepayment of (A) the Loans as set forth in sub-clause (bb) of this paragraph (and/or provide cover for LC Exposure as specified in Section 2.04(i)) and (B) other permitted Indebtedness for borrowed money secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations (but only to the extent required under the documentation governing such secured Indebtedness), pro rata based on their respective outstanding principal amount of loans thereunder as of the end of the period covered by the applicable financial statements (treating, for such purpose, as outstanding loans, the aggregate outstanding LC Exposure and the unused portion of the Commitments); provided that the Borrower shall not be required to make a prepayment under this sub-clause (y) with respect to any portion of Net Cash Proceeds (or an equivalent amount) that (x) (1) the Borrower states in the applicable Net Cash Proceeds Statement is to be reinvested (or has been reinvested) in any assets used or to be used by the Borrower and its Restricted Subsidiaries in its business, and (2) are or have been or will be in fact so applied to such reinvestment within eighteen months of the related Asset Sale or Recovery Event or (y) (1) the Borrower states in the applicable Net Cash Proceeds Statement is to be used to repay Maturing Indebtedness (or has been used to repay Maturing Indebtedness) and (2) are or have been or will be in fact so applied to such repayment within 18 months of the related Asset Sale or Recovery Event. Notwithstanding the foregoing, if the Total Indebtedness Ratio as of the most recently delivered financial statements pursuant to Section 5.01(a) or 5.01(b), recomputed on a pro forma basis for such Asset Sale or Recovery Event, is less than 2.00 to 1.00, the proceeds of such Asset Sale or Recovery Event will not be subject to or included in the calculation of amounts required to be prepaid pursuant to this sub-clause (y).

(z) Excess Cash Flow. In the event that for any fiscal year of the Borrower (commencing with the fiscal year ending March 31, 2018), there shall be Excess Cash

Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date (as defined below), prepay Loans in an aggregate amount equal to (i) the ECF Percentage of such Excess Cash Flow less (ii) the aggregate amount of optional prepayments of (x) Loans made pursuant to Section 2.10(a) during the applicable fiscal year (except prepayments of Revolving Credit Loans that are not accompanied by a corresponding permanent reduction of Revolving Credit Commitments) and (y) without duplication of any amounts deducted from Excess Cash Flow pursuant to clause (b)(iv) of the definition thereof, permitted Indebtedness for borrowed money secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations (other than such revolving indebtedness unless accompanied by a corresponding permanent reduction of such commitments), in each case other than to the extent that any such prepayment is funded with the proceeds of Long-Term Indebtedness. The “Excess Cash Flow Application Date” for any such prepayment shall be a date no later than five Business Days after the date on which financial statements of the Borrower referred to in Section 5.01(a) for the fiscal year with respect to which such prepayment is made are delivered to the Administrative Agent (or if such financial statements shall not be delivered in conformity with the terms hereof, five Business Days after the date such financial statements were required to be delivered). Notwithstanding the foregoing, amounts required to prepay Loans under this sub-clause (z) may be shared (and to the extent shared shall reduce the prepayment requirement under this sub-clause (z)) with permitted Indebtedness for borrowed money secured by Liens on the Collateral on a pari passu basis with the Liens securing the Obligations (but only to the extent required under the documentation governing such secured Indebtedness), pro rata based on the respective outstanding principal amounts under this Agreement and of the loans thereunder as of the end of the period covered by the applicable financial statements (treating, for such purpose, as outstanding loans, the aggregate outstanding LC Exposure and the unused portion of the Commitments).

(aa) Indebtedness. Upon the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness, other than any Indebtedness permitted to be incurred under Section 6.01, the Borrower shall, within one Business Day of such incurrence, repay the Loans with the net cash proceeds thereof.

(bb) Application. All amounts to be applied in connection with prepayments and Commitment reductions hereunder made pursuant to sub-clause (x) of this paragraph shall be applied to (i) the repayment in full of any outstanding Term Loans and termination of any outstanding Commitments in respect of Term Loans and (y) the permanent reduction of the aggregate amount of the Revolving Credit Commitments whether or not any Revolving Credit Loans are outstanding (and to the extent that, after giving effect to such reduction, the sum of the total Revolving Credit Exposures would exceed the total Revolving Credit Commitments, the Borrower shall first, prepay Revolving Credit Loans, and second, provide cover for LC Exposure as specified in Section 2.04(i) in an aggregate amount equal to such excess). All amounts to be applied in connection with prepayments hereunder made pursuant to sub-clauses (y), (z) or (aa) shall be applied first to Term Loans and second to Revolving Credit Loans (without a corresponding reduction in the Revolving Credit Commitments). Unless a particular Class of Term Loans (or, if applicable Revolving Credit Loans) has agreed to accept a lower prepayment amount, prepayments made pursuant to sub-clauses (y), (z) or (aa) shall be allocated ratably among the outstanding Classes of Term Loans (or, if applicable, Classes of Revolving Credit Loans based on the outstanding amounts thereof). Each mandatory prepayment of Term Loans shall be allocated to the installments thereof as directed by the Borrower.

(c)    Notification of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment under paragraph (a) of this Section 2.10 (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Base Rate Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders holding Loans of such Class of the contents thereof.

(d)    Prepayments Accompanied by Interest. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 (plus any amounts owing pursuant to Section 2.10(a) (if any) and Section 2.15).

SECTION 2.11    Fees.

(a)    Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the a rate per annum equal to the Applicable Rate, on the daily average unused amount of the Revolving Credit Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Credit Commitment terminates. Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    Letter of Credit Fees. The Borrower agrees to pay with respect to Letters of Credit outstanding hereunder the following fees:

(i)    to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate used in determining interest on Revolving Credit Eurodollar Loans, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which there shall no longer be any Letters of Credit outstanding hereunder; and

(ii)    to each Issuing Bank (x) a fronting fee, which shall accrue at the rate of 0.15% per annum on the average daily amount of the LC Exposure of such Issuing Bank (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of Section 2.04, and excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Credit Commitments and the date on which there shall no longer be any Letters of Credit of such Issuing Bank outstanding hereunder, and (y) such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Accrued participation fees and fronting fees shall be payable in arrears on each Quarterly Date and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    Agency Fees. The Borrower agrees to pay to the Administrative Agent, for its own respective account, fees payable in the amounts and at the times separately agreed upon in writing upon between the Borrower and the Administrative Agent.

(d)    Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

SECTION 2.12    Interest.

(a)    Base Rate Borrowings. The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Rate.

(b)    Eurodollar Borrowings. The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    [Reserved].

(d)    Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Obligors hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided above, (ii) in the case of any interest on any Loan, 2.00% plus the rate applicable to the Loan in respect of which such interest is payable and (iii) in the case of any fee or other amount that does not relate to a Loan of a particular type, at a rate per annum equal to 2.00% plus the Adjusted Base Rate.

(e)    Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section 2.12 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest on Revolving Credit Loans shall be payable upon termination of the Revolving Credit Commitments.

(f)    Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Adjusted Base Rate at times when the Adjusted Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or

366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b)    if such Borrowing is of a particular Class of Loans, the Administrative Agent is advised by the Required Lenders of such Class that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans (or its Loan) of such Class included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

SECTION 2.14    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or Issuing Bank; or

(ii)    impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    shall subject any Credit Party to any Taxes (other than (A) Indemnified Taxes indemnifiable under Section 2.16(c) and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender (or, in the case of (ii) to such Lender or Issuing Bank) of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or any Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, or such Lender’s or Issuing Bank’s holding company, for any such reduction suffered.

(c)    Certificates from Lenders. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.14 shall be delivered to the Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.14 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.14 for any increased costs or reductions incurred more than six months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for U.S. dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16    Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Obligors hereunder or under any other Loan Document shall be made free and clear of, and without deduction for any Indemnified Taxes; provided that if the applicable Withholding Agent shall be required to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Obligors shall make such deductions and (iii) the Obligors shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    Other Taxes. In addition, the Obligors shall pay, or at the option of the Administrative Agent reimburse it for the payment of, any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Indemnification by Obligors. The Obligors shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) payable or paid by the Administrative Agent, such Lender or Issuing Bank, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent, such Lender or Issuing Bank, as the case may be (in each case, including any penalties, interest and reasonable expenses, other than penalties, interest and expenses to the extent solely attributable to the gross negligence or willful misconduct of the Administrative Agent, the Issuing Bank, or such Lender, respectively, arising therefrom or with respect thereto during the period prior to the Obligors making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Obligor Representative by a Lender or an Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)    Indemnification of the Administrative Agent. Each Lender shall indemnify the Administrative Agent within 10 days after the demand thereof, for (i) the full amount of any Excluded Taxes attributable to such Lender (but only to the extent that any Obligor has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Obligors to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(e)(i) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, and together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e)    Receipt for Payments. As soon as practicable after any payment of Indemnified Taxes by the Obligors to a Governmental Authority, the Obligor Representative shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)    Forms Requirements.

(i)    Each Foreign Lender (or assignee or Participant, as applicable) shall deliver to the Obligor Representative and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8BEN-E , Form W-8ECI, Form W-8EXP, or Form W-8IMY or successor thereto (together with any applicable underlying IRS forms), or, in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit D and the applicable IRS Form W-8, or any subsequent versions of any applicable Form W-8 or successors thereto, properly completed and duly executed by such Foreign Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents. In the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, such Form W-8 shall establish an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, such Form W-8 shall establish an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty. Any such forms (and any other forms or documentation prescribed by law and reasonably requested by the Obligor Representative or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld) shall be delivered by each Foreign Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Obligor Representative or the Administrative Agent and at the time or times prescribed by applicable law. In addition, each Foreign Lender shall deliver such forms promptly upon the expiration, inaccuracy, obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify the Obligor Representative and the Administrative Agent at any time it determines that it is no longer in a position to legally provide any previously delivered certificate to the Obligor Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally able to deliver.

(ii)    Any Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Obligors are located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Obligor Representative (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Obligor Representative, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(iii)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Obligor Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Obligor Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Obligor Representative or the Administrative Agent as may be necessary for the Obligor Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)    Each Lender that is a U.S. Person shall deliver to the Obligor Representative and the Administrative Agent on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Obligor Representative or the Administrative Agent and at the time or times prescribed by applicable law, two duly and accurately completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(v)    For purposes of Section 2.16(f), each of the terms “Lender” and “Foreign Lender” shall include any Issuing Bank.

(g)    Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Bank determines, in its reasonable discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Obligor or with respect to which any Obligor has paid additional amounts pursuant to this Section, it shall pay to such Obligor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Obligor under this Section 2.16 with respect to the Indemnified or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Obligor, upon the request of the Administrative Agent, such Lender or such Issuing Bank, agree to repay the amount paid over to such Obligor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Bank in the event the Administrative Agent, such Lender or such Issuing Bank is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.17    Payments Generally: Pro Rata Treatment: Sharing of Set-Offs.

(a)    Payments by Obligors. The Obligors shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.14, 2.15 or 2.16, or otherwise) or under any other Loan Document prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such of its offices in New York City as shall be notified to the relevant parties from time to time, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Obligors shall have no liability in the event timely or correct distribution of such payments is not so made. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b)    Application if Payments Insufficient. Subject to the terms of the Collateral Trust Agreement, if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Obligations then due hereunder, such funds shall be applied in the following order:

(i)    First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts owing under Section 2.04) payable to the Administrative Agent in its capacity as such;

(ii)    Second, to payment of that portion of the Obligations payable to the Lenders and any Issuing Bank in their capacity as such constituting accrued and unpaid fees with respect to Letters of Credit and interest on the Loans, interest on extensions of credit with respect to Letters of Credit and interest on other Obligations, ratably among the Lenders and any Issuing Bank in proportion to the respective amounts described in this clause Second payable to them;

(iii)    Third, to (a) payment of that portion of the Obligations constituting (i) Secured Hedging Obligations and Secured Cash Management Obligations and (ii) unpaid principal of the Loans and extensions of credit with respect to Letters of Credit, and (b) the Administrative Agent for the account of any Issuing Bank, to cash collateralize that portion of LC Exposure comprised of the aggregate undrawn amount of Letters of Credit (in an amount required by Section 2.04), ratably among the Persons owed such amounts in proportion to the respective amounts described in this clause Third held by them;

(iv)    Fourth, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and fees with respect to Loans and Letters of Credit) payable to the Lenders and any Issuing Bank in their capacity as such (including fees, charges and disbursements of counsel to the respective Lenders and respective Issuing Bank and amounts owing under Section 2.04), ratably among them in proportion to the respective amounts described in this clause Fourth payable to them;

(v)    Fifth, to all other Obligations; and

(vi)    Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Notwithstanding the foregoing, no amounts received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

(c)     Pro Rata Treatment. Except to the extent otherwise provided herein, (i) each Borrowing of a particular Class from the Lenders under Section 2.01 hereof shall be made from the relevant Lenders, each payment of commitment fees under Section 2.11 hereof in respect of Commitments of a particular Class shall be made for account of the relevant Lenders, and each termination or reduction of the amount of the Commitments of a particular Class under Section 2.08 hereof shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) Eurodollar Loans of any Class having the same Interest Period shall be allocated pro rata among the relevant Lenders according to the amounts of their Commitments of such Class (in the case of the making of Loans) or their respective Loans of such Class (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; (iv) each payment by the Borrower of interest on Loans of a particular Class shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; and (v) each payment by the Borrower of participation fees in respect of Letters of Credit shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the amount of participation fees then due and payable to the Revolving Credit Lenders.

(d)    Sharing of Payments by Lenders. If, at any time after the occurrence and during the continuance of an Event of Default hereunder, any Lender shall, by exercising any right of set-off or counterclaim or otherwise (including through voluntary prepayment by the Borrower), obtain payment in respect of any principal of or interest on any of its Loans (or participations in LC Disbursements) of any Class resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans (and participations in LC Disbursements) of such Class and accrued interest thereon than the proportion of such amounts received by any other Lender of such Class or any other Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans (and LC Disbursements) of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (and participations in LC Disbursements); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans (or participations in LC Disbursements) to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Obligors consent to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Obligors’ rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Obligors in the amount of such participation.

(e)    Presumptions of Payment. Unless the Administrative Agent shall have received notice from the Obligor Representative prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank entitled thereto (the “Applicable

Recipient”) hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due. In such event, if the Borrower has not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(f)    Certain Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d), 2.04(e), 2.06(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

SECTION 2.18    Mitigation Obligations: Replacement of Lenders.

(a)    Designation of Different Lending Office. If any Lender requests compensation under Section 2.14, or if the Obligors are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall, if requested by the Obligor Representative, use reasonable efforts to designate a different lending office for funding or booking its Loans (or participations in LC Disbursements) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not cause such Lender and its lending office(s) to suffer any economic, legal or regulatory disadvantage; provided, that nothing in this Section shall affect or postpone any of the obligations of the Obligors or the rights or obligations of any Lender pursuant to Section 2.14 or 2.16. The Obligors hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders — Increased Costs. Etc. If any Lender requests compensation under Section 2.14, or if the Obligors are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent given by the Obligor Representative, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Bank), which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Obligors (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments; provided, further, that until such time as such replacement shall be consummated, the Obligor shall pay all additional amounts (if any) required pursuant to Section 2.14 or 2.16, as the case may be. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. No assignment pursuant to this Section 2.18(b) shall be deemed to impair any claim that the Borrower may have against any Lender that defaults in its obligation to fund Loans hereunder.

(c)    Replacement of Lenders — Amendments. If, in connection with a request by the Borrower to obtain the consent of the Lenders to a waiver, amendment or modification of any of the provisions of this Agreement that requires the consent of all of the Lenders or all affected Lenders under Section 9.02 (or, as applicable, all or all affected Lenders of a Class), one or more Lenders (the “Declining Lenders”) having Loans, LC Exposure and unused Commitments representing not more than 50% of the sum of the total Loans, LC Exposure and unused Commitments (or those of a Class, if applicable) at such time have declined to agree to such request, then the Borrower may, at its sole expense and effort, upon notice to such Lender(s) and the Administrative Agent given by the Borrower, require all (but not less than all) of such Declining Lenders to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all their interests, rights and obligations under this Agreement to one or more assignees that shall assume such obligations (any of which assignees may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, each Issuing Bank), which consents shall not unreasonably be withheld or delayed and (ii) each such Declining Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under any other Loan Document, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Obligors (in the case of all other amounts).

SECTION 2.19    Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Credit Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)    fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11;

(b)    the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders (including of any Class) have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02); provided, that this clause (b) shall not apply in the case of a waiver, amendment or modification requiring the consent of all Lenders or each Lender affected thereby (other than with respect to Section 9.02(b)(iii));

(c)    if LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)    all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at the time such Lender becomes a Defaulting Lender and its LC Exposure is reallocated;

(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (which notice shall be promptly delivered by the Administrative Agent upon the failure of the reallocation in clause (i) above to be fully effected) cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), which cash collateral shall be deposited into a cash collateral account in the name of and under the control of the Administrative Agent, in accordance with the procedures set forth in Section 2.04(i) for so long as such LC Exposure is outstanding;

(iii)    if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.19(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)    if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.19(c), then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v)    if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.19(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(d)    so long as any Revolving Credit Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that 100% of the related exposure will be covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and Defaulting Lenders shall not participate therein); and

(e)    (i) if a Bankruptcy Event with respect to the Parent of any Revolving Credit Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Bank has a good faith belief that any Revolving Credit Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Revolving Credit Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank shall have entered into arrangements with the Borrower or such Revolving Credit Lender, satisfactory to the Issuing Bank, to defease any risk to the Issuing Bank in respect of such Revolving Credit Lender hereunder.

In the event that the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Credit Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Credit Lenders shall be readjusted to reflect the inclusion of such Revolving Credit Lender’s Commitment and on such date such Revolving Credit Lender shall purchase at par such of the Revolving Credit Loans of the other Revolving Credit Lenders as the Administrative shall determine may be necessary in order for such Revolving Credit Lender to hold such Revolving Credit Loans in accordance with its Applicable Percentage.

SECTION 2.20    Replacement Financing.

(a)    The Borrower may, subject to the terms hereof, at any time or from time to time after the Effective Date, enter into an amendment (a “Refinancing Amendment”) to effect a refinancing or replacement of all or any portion of the Term Loans or all or any portion of the Revolving Credit Loans

(or unused Revolving Credit Commitments). Each such refinancing or replacement may, at the Borrower’s option, be in the form of a new senior secured revolving credit facility, one or more series of senior secured loans or notes (each of which may be secured by the Collateral on a pari passu or junior basis to the Obligations), or with one or more series of unsecured loans or notes (collectively, the “Replacement Financing”); provided that (i) the commitments under any replacement revolving credit facility shall be documented under this Agreement and shall be utilized ratably with the remaining Revolving Credit Commitments (if any), (ii) the aggregate principal amount of such Replacement Financing shall not exceed the aggregate principal amount of such refinanced facilities, plus accrued interest, expenses, fees and premiums, plus amounts permitted to be incurred as Incremental Facilities (and for the avoidance of doubt any amount issued pursuant to the immediately preceding clause shall reduce availability under the Incremental Facilities on a dollar-for-dollar basis and be subject to the limitations applicable to such Incremental Facilities), (iii) any Replacement Financing (1) that is secured does not mature prior to, or have a weighted average life to maturity shorter than, the loans or commitments being refinanced and (2) that is unsecured does not mature prior to the date that is the 91st day following the maturity date of the loans or commitments being refinanced and the terms of such Indebtedness do not provide for any mandatory redemption (other than customary asset sale or event of loss, change of control mandatory offers to purchase and customary acceleration rights after an event of default) prior to the date that is the 91st day following the maturity date of the loans or notes being refinanced, (iv) any Replacement Financing in the form of pari passu first lien term loans shall be subject to the MFN Condition as if it were an Incremental Term Facility, (v) to the extent such Replacement Financing is secured, it shall be secured only by the Collateral and on a pari passu or junior basis with the Collateral, (vi) to the extent such Replacement Financing is secured, the parties to such Replacement Financing (or their authorized agent) and the Administrative Agent shall, as applicable, enter into an Intercreditor Agreement, (vii) the obligors in respect of any Replacement Financing shall be Loan Parties, (viii) the proceeds thereof shall be applied substantially simultaneously with the incurrence thereof to permanently repay the loans or commitments being refinanced, (ix) to the extent the terms of the Replacement Financing (other than fees, pricing and optional prepayment or optional redemption terms) are not consistent with the terms of the Class of Loans or Commitments being replaced, they shall be no more restrictive, when taken as a whole, than those under such replaced Loans or Commitments (except for covenants or other provisions applicable only to periods after the latest final maturity date of all then outstanding Loans or Commitments), (x) no Lender is obligated to participate in such Replacement Financing and (xi) Replacement Financing in the form of notes or of junior lien or unsecured loans shall be documented separately from the Loan Documentation as agreed between the Borrower and the Administrative Agent.

(b)    The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Notwithstanding anything to the contrary in this Agreement (including Section 9.02), the Borrower and the Administrative Agent may enter into amendments to the Loan Documentation without the consent of any other parties hereto to effect the provisions of this Section 2.20, including without limitation, amendments to this Agreement to permit any Replacement Financing under the terms of the Loans Documents.

SECTION 2.21    NewCo Financing.

Notwithstanding anything to the contrary in any Loan Document, the Borrower shall be permitted to form wholly-owned passive holding company Restricted Subsidiaries (each, a “NewCo”),

which shall not be required to be Guarantors. The Borrower may contribute the Equity Interests of Subsidiary Guarantors (and any other Subsidiaries that are direct or indirect subsidiaries of such Subsidiary Guarantors (and not direct subsidiaries of NewCo)) to a NewCo, however, this shall not impact the guaranty requirements set forth in this Agreement with respect to any such entities owned by a NewCo, and a NewCo itself (but not any entities it owns) shall be disregarded in calculating the guaranty requirement test set forth in Section 5.09(b). Any NewCo shall be a passive holding company and shall not own any material assets or conduct any material business other than the ownership of the Equity Interests of Subsidiary Guarantors (and their Subsidiaries) as set forth above, provided that a NewCo may incur unsecured Indebtedness (and may conduct activities related to such incurrence and maintenance of such Indebtedness) (a) that is not Guaranteed by or for which other credit support is provided by any other person other than an unsecured Guarantee from the Parent Guarantor, (b) the terms of which do not restrict the ability of the Secured Parties (or an agent on their behalf) under the Loan Documents (or under any Indebtedness that replaces or refinances any facilities under the Loan Documents) to realize on the value of the Guarantees and security with respect to such Subsidiary Guarantors, (c) which such Indebtedness shall not contain any restriction on dividends or similar distributions by NewCo or any of the entities owned directly or indirectly by NewCo, (d) which such indebtedness represents a refinancing or replacement of existing Indebtedness at the Parent Guarantor or the Borrower in an amount no greater than the principal amount of such refinanced or replaced indebtedness, plus amounts to pay accrued interest, fees and related expenses and (e) the other terms of which are reasonably satisfactory to the Administrative Agent (“NewCo Indebtedness”, the transfer of equity in Guarantors (and their Subsidiaries) to a NewCo as set forth above, a “NewCo Transfer”). Notwithstanding anything to the contrary in this Agreement (including Section 9.02), the Borrower and the Administrative Agent may enter into amendments to the Loan Documentation without the consent of any other parties hereto to effect the provisions of this Section 2.21.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders and the Administrative Agent, as to itself and each of its Subsidiaries, that:

SECTION 3.01    Organization: Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the State of Kansas. Each Obligor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, except where the failure to be in good standing or to be so qualified could not reasonably be expected to result in a Material Adverse Effect. Each Obligor has all requisite power and authority under its respective organizational documents to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02    Authorization; Enforceability. The Transactions are within the corporate or other equivalent power of each Obligor and have been duly authorized by all necessary corporate and, if required, stockholder or other action on the part of such Obligor. Each Loan Document to which any Obligor is a party has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (b) will not violate any applicable law, policy or regulation or the charter, by-laws or other organizational documents of any Obligor or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower, or any of its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, (d) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Subsidiary Guarantor, or any of its assets, or give rise to a right thereunder to require any payment to be made by any Subsidiary Guarantor and (e) will not result in the creation or imposition of any Lien on any asset of the Loan Parties, other than Liens granted on the Effective Date and otherwise permitted pursuant to Section 6.02.

SECTION 3.04    Financial Condition; No Material Adverse Change.

(a)    Financial Statements. The Borrower has heretofore delivered to the Lenders the following financial statements:

(i)    the audited consolidated balance sheet and statements of comprehensive loss, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries as of and for the fiscal years ended March 31, 2015 and March 31, 2016, reported on by Deloitte, independent public accounts; and

(ii)    the unaudited interim consolidated balance sheet and statements of comprehensive loss, changes in shareholders’ equity and cash flows of the Parent Guarantor and its Subsidiaries as of and for the three- and six- -month periods ended June 30, 2016 and September 30, 2016, respectively, certified by a Financial Officer of the Borrower, prepared on an actual basis.

Such financial statements present fairly, in all material respects, the actual financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in each case in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of the Borrower.

(b)    No Material Adverse Change. Since March 31, 2016, there has been no material adverse change in the business, assets, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole.

(c)    No Material Undisclosed Liabilities. The Borrower does not have on the Effective Date any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the audited financial statements as at March 31, 2016 referred to above and the footnotes thereto and unaudited financial statements for the six-month period ended September 30, 2016.

SECTION 3.05    Properties.

(a)    Title Generally. The Borrower and the Subsidiary Guarantors have good title to, or valid leasehold or other property interests in, all of their real and personal property, except for defects in title that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)    Intellectual Property. The Borrower and its Restricted Subsidiaries own, or are licensed to use, all of their trademarks, trade names, copyrights, patents and other intellectual property (collectively, “Intellectual Property”), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06    Litigation and Environmental Matters.

(a)    Litigation Generally. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)    Environmental Matters. Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or any obligation to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, or (iii) has received written, or to the knowledge of the Borrower, oral notice of any claim with respect to any unsatisfied Environmental Liability or has received any ongoing inquiry, allegation, notice or other communication from any Governmental Authority concerning its compliance with any Environmental Law.

SECTION 3.07    Compliance with Laws and Agreements. The Borrower and its Restricted Subsidiaries and their respective ERISA Affiliates are in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08    Investment Company Status. Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09    Taxes. The Borrower and its Restricted Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes shown thereon to be due, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11    Disclosure. None of the reports, financial statements, certificates or other information (other than forward-looking statements, projections and statements of a general industry nature, as to which no representation or warranty is made) furnished by or on behalf of any Obligor to the

Administrative Agent or any Lender in connection with the negotiation of this Agreement or any amendment hereto or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) taken together with any information contained in the public filings made by the Borrower with the Securities and Exchange Commission pursuant to the Exchange Act contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

SECTION 3.12    Subsidiaries. As of the Effective Date, set forth in Schedule 3.12 is a complete and correct list of all of the Subsidiaries together with, for each such Subsidiary, (i) the full and correct legal name, (ii) the type of organization, (iii) the jurisdiction of organization, (iv) if applicable, whether it is a Subsidiary Guarantor on the Effective Date, (v) if applicable, whether it is an Unrestricted Subsidiary on the Effective Date and (vi) each Person holding ownership interests in such Subsidiary and the percentage of ownership of such Subsidiary and voting rights with respect thereto represented by such ownership interest.

SECTION 3.13    Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and directors and to the knowledge of the Borrower its employees, advisors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

SECTION 3.14    Collateral Matters.

(a)    The Security Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) and (i) when the Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the pledgors thereunder in such Collateral (as defined therein), prior and superior in right to any other Person (other than Permitted Encumbrances that by operation of law or contract would have priority over the Obligations), and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the remaining Collateral (as defined therein) to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, prior and superior to the rights of any other Person (other than Liens permitted under Section 6.02).

(b)    Each Mortgage, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in all the applicable mortgagor’s right, title and interest in and to the Mortgaged Properties subject thereto and the proceeds thereof, and when the Mortgages have been filed in the jurisdictions specified therein, the Mortgages will constitute a fully perfected security interest in all right, title and interest of the mortgagors in the Mortgaged Properties and the proceeds thereof, prior and superior in right to any other Person, other than Liens permitted under Section 6.02.

(c)    Upon the recordation of the Security Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrower and the Administrative Agent) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the filing of the financing statements referred to in paragraph (a) of this Section 3.14, the security interest created under the Security Agreement will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Intellectual Property (as defined in the Security Agreement) in which a security interest may be perfected by filing or recording in the United States of America, in each case prior and superior in right to any other Person, other than Liens permitted under Section 6.02 (it being understood and agreed that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a security interest in such Intellectual Property acquired or developed by the Loan Parties after the Effective Date).

(d)    Each Security Document, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a valid and enforceable security interest in the Collateral subject thereto, and will constitute a fully perfected security interest in all right, title and interest of the Loan Parties in the Collateral subject thereto, prior and superior to the rights of any other Person, except for rights secured by Liens permitted under Section 6.02.

SECTION 3.15    Federal Reserve Regulations.

None of the Loan Parties or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans or Letters of Credit will be used, directly or indirectly, for any purpose that entails a violation (including on the part of the Administrative Agent, any Issuing Bank or any Lender) of any of the regulations of the Board, including Regulations U and X. Not more than 25% of the value of the assets subject to any restrictions on the sale, pledge or other disposition of assets under this Agreement, any other Loan Document or any other agreement to which any Lender or Affiliate of a Lender is party will at any time be represented by margin stock (within the meaning of Regulation U of the Board).

SECTION 3.16    Solvency. Immediately after giving effect to the Transactions on the Effective Date, (i) the fair value of the property of the Borrower and its Subsidiaries, taken as a whole, is greater than the amount of the liabilities of the Borrower and its Subsidiaries, taken as a whole, as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (ii) the present fair saleable value of the assets and property of the Borrower and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries, taken as a whole, on their debts and other liabilities as they become absolute and matured, (iii) the Borrower and its Subsidiaries, taken as a whole, are able to pay their debts and other liabilities as they mature in the normal course of business, (iv) the Borrower and its Subsidiaries do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as the debts and liabilities mature, and (v) the Borrower and its Subsidiaries, taken as a whole, are not engaged in a business or a transaction, and do not propose to engage in a business or a transaction, for which the property and assets of the Borrower and its Subsidiaries, taken as a whole, would constitute unreasonably small capital.

ARTICLE IV

CONDITIONS

SECTION 4.01    Effective Date. The effectiveness of this Agreement and of the obligations of the Lenders to make Loans, and of any Issuing Bank to issue Letters of Credit, hereunder is subject to the conditions precedent that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):

(a)    Counterparts of Loan Documents. The Administrative Agent (or Special Counsel) shall have received from the Borrower and each other Loan Party party thereto, from each Lender, if any, party thereto and from JPMorgan Chase Bank, N.A., as Administrative Agent, either (i) a counterpart of this Agreement, the Security Agreement, the Collateral Trust Agreement and each other Loan Document signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include an email or telecopy transmission of a signed signature page) that such party has signed a counterpart thereto.

(b)    Opinion of Counsel to the Loan Parties. The Administrative Agent (or Special Counsel) shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Jones Day and Polsinelli P.C., each as counsel to the Loan Parties, covering such matters relating to the Loan Parties, this Agreement, the other Loan Documents or the Transactions as the Administrative Agent shall request (and the Loan Parties hereby request such counsel to deliver such opinions).

(c)    Corporate Matters. The Administrative Agent (or Special Counsel) shall have received such documents and certificates as the Administrative Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)    Financial Officer Certificate; Solvency Certificate; Perfection Certificate. The Administrative Agent (or Special Counsel) shall have received (i) a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02, (ii) a solvency certificate, dated the Effective Date and signed by the chief financial officer (or other senior financial officer reasonably acceptable to the Administrative Agent) of the Borrower, documenting the solvency of the Borrower and its Subsidiaries, taken as a whole, immediately after giving effect to this Agreement and the transactions contemplated hereby, consistent with the representation in Section 3.16 and (iii) a completed Perfection Certificate signed by the President, a Vice President or a Financial Officer of the Borrower.

(e)    Intercompany Indebtedness. The Administrative Agent shall have received the Subordination Agreement, duly executed and delivered by the Parent Guarantor, Borrower and each Restricted Subsidiary.

(f)    Evidence of Repayment of Loans under Existing Credit Agreement. The Borrower shall have repaid in full the principal of and interest on all of the “Loans” outstanding under the Existing Credit Agreement and all other amounts owing thereunder and all commitments under the Existing Credit Agreement shall have been terminated and all letters of credit issued and outstanding under the Existing Credit Agreement shall have been continued hereunder (or backstopped in full).

(g)    Fees and Expenses. The Lenders, the Administrative Agent and the Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h)    Patriot Act. The Administrative Agent shall have received, at least 5 days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in each case, requested at least 10 days prior to the Effective Date.

(i)    Security. All actions necessary to establish that the Administrative Agent will have a perfected first priority security interest (subject to liens permitted under Section 6.02) in the Collateral shall have been taken.

SECTION 4.02    Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date).

(b)    No Defaults. At the time of and immediately after giving effect to such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

(c)    Notice. Notice of such credit extension shall have been provided to the Administrative Agent or Issuing Bank, as applicable, in accordance with the terms of this Agreement.

Each Borrowing Request or request for issuance, amendment, renewal or extension of a Letter of Credit, shall be deemed to constitute a representation and warranty by the Borrower (both as of the date of such Borrowing Request, or request for issuance, amendment, renewal or extension, and as of the date of the related Borrowing or issuance, amendment, renewal or extension) as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (and with respect to 5.13 the Parent Guarantor) covenants and agrees with the Lenders that:

SECTION 5.01    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (which shall promptly furnish to the Lenders):

(a)    within 75 days after the end of each fiscal year (beginning with the fiscal year ending March 31, 2017), the audited consolidated statements of operations, changes in stockholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal year, and the related audited consolidated balance sheet for the Borrower and its Subsidiaries as of the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all reported on by Deloitte LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit), to the effect that such audited consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)    within 45 days after the end of the first three fiscal quarters of each fiscal year (beginning with June 30, 2017):

(i)    the unaudited interim consolidated statements of operations of the Borrower and its Subsidiaries for such fiscal quarter (the “current fiscal quarter”) and for the then elapsed portion of the fiscal year,

(ii)    the unaudited interim consolidated statements of changes in stockholders’ equity and cash flows of the Borrower and its Subsidiaries for the then elapsed portion of the fiscal year, and

(iii)    the unaudited interim consolidated balance sheet for the Borrower and its Subsidiaries as at the end of such fiscal quarter,

setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Borrower as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in each case in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of all interim balance sheets of the Borrower;

(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit H (with such modifications as reasonably agreed by the Administrative Agent):

(i)    certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(ii)    setting forth reasonably detailed calculations of (w) the outstanding amount of Relevant Obligations and demonstrating compliance with the Applicable Debt Cap Test as of the last applicable date of incurrence thereunder, (x) if any Disposition of Spectrum occurred in the most recent applicable fiscal quarter covered thereby, calculations demonstrating compliance with the Spectrum Disposition Requirements and (y) the Total Indebtedness Ratio and Total Interest Coverage Ratio and (z) the amount and type of any Spectrum Invested in joint ventures during such period;

(iii)    stating whether any change in GAAP or in the application thereof has occurred since the later of the date of the financial statements as at March 31, 2016 referred to in Section 3.04 and the date of the last certificate delivered pursuant to this clause (c) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(iv)    in the case of the financial statements under clause (a) above, starting with those for the fiscal year ended March 31, 2018, a reasonably detailed calculation of Excess Cash Flow for such fiscal year, along with a certification thereof;

(d)    concurrently with any delivery of financial statements under clause (a) above, financial projections in a form substantially similar to the financial projections most recently delivered to the Administrative Agent prior to the Effective Date (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Financial Officer stating that such Projections were prepared in good faith and based upon assumptions that were believed to be reasonable at the time such Projections were prepared;

(e)    as soon as possible after the delivery of any compliance certificate required pursuant to 5.01(c), but no later than 30 days after the date a quarterly compliance certificate is required to be delivered and no later than 45 days after the date an annual compliance certificate is required to be delivered, reconciliation information relating to the Borrower and its Restricted Subsidiaries substantially in the form to be attached as Exhibit G (with such modifications as reasonably agreed by the Administrative Agent) and combined consolidated financial statements for the Spectrum Sale and Leaseback special purpose entities included in the reconciliation and required to be delivered pursuant to the terms of the Spectrum Sale and Leaseback transaction to the holders of the applicable Indebtedness thereunder;

(f)    promptly after the same become publicly available, furnish all periodic and other reports, proxy statements and other materials filed by any Obligor with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission or distributed by such Obligor to the holders of its securities; and

(g)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Obligor, or compliance with the terms of this Agreement and other Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Documents required to be delivered pursuant to this Section 5.01 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website; or (ii) on which such documents are posted on the Obligors’ behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance (i) the Borrower shall be required to provide paper copies of the certificates required by Section 5.01(c) to the Administrative Agent and (ii) the Borrower shall notify any Lender when documents required to be delivered pursuant to this Section 5.01 have been delivered electronically to the extent that such Lender has requested the Borrower to be notified. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The financial statement and other related deliverable requirements set forth above in Sections 5.01(a), (b), (d) and (e) may be satisfied by delivering the corresponding information with respect to the Parent Guarantor (and as applicable its Subsidiaries) in lieu of the Borrower (and as applicable its Subsidiaries), provided that concurrently with such delivery the Borrower delivers a reconciliation setting forth in reasonable detail the differences between such information as it relates to the Parent Guarantor (and as applicable its Subsidiaries) on the one hand and the Borrower (and as applicable its Subsidiaries) on the other hand.

SECTION 5.02    Notices of Material Events. The Borrower will furnish to the Administrative Agent (which shall promptly notify the Lenders) prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any of its Subsidiaries that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower or any of its Subsidiaries in an aggregate amount exceeding $100,000,000.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth a reasonable description of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03    Existence. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, sale or disposition of assets or other transactions permitted under Section 6.03. The Borrower will cause each of its Restricted Subsidiaries to do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, sale or disposition of assets or other transactions permitted under Section 6.03. The Borrower and its Restricted Subsidiaries will do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect in all material respects, their material FCC licenses and material rights in Spectrum.

SECTION 5.04    Payment of Obligations. The Borrower will, and will cause each of the Subsidiary Guarantors to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary Guarantor has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05    Maintenance of Properties; Insurance. The Borrower will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The Borrower will cause each of its Restricted Subsidiaries to (a) except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Each such policy of liability or casualty insurance maintained by or on behalf of Loan Parties shall (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Collateral Trustee, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Collateral Trustee, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (c) provide for at least 30 days’ (or such shorter number of days as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent of any cancellation of such policy. With respect to each Mortgaged Property that is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, the applicable Loan Party has obtained, and will maintain, with financially sound and reputable insurance companies, such flood insurance as is required under applicable law, including Regulation H of the Board and Flood Insurance Laws.

SECTION 5.06    Books and Records; Inspection Rights. The Borrower will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will cause each of its Restricted Subsidiaries to keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07    Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08    Use of Proceeds.

(a)    Loans. The proceeds of the Loans hereunder will be used for general corporate purposes of the Borrower and its Subsidiaries.

(b)    Regulations U and X. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

(c)    Anti-Corruption and Sanctions. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09    Certain Obligations with respect to Subsidiaries.

(a)    In the event that (a) the Borrower or any of its Subsidiaries shall form or acquire any new Subsidiary (other than a Designated Subsidiary) or (b) any Subsidiary which is a Designated Subsidiary shall cease to be a Designated Subsidiary, in each such case, the Borrower will, and will cause each such Subsidiary to, promptly (and in any event within 30 days or such longer period that the Administrative Agent may approve) take such action to cause any such Subsidiary to:

(i)    become a “Subsidiary Guarantor” hereunder pursuant to a Joinder Agreement and to satisfy the Collateral and Guaranty Requirement (including executing joinders to any applicable Loan Documents and with respect to any Equity Interests of such new Subsidiary Guarantor);

(ii)    if not already party thereto, become a party to the Subordination Agreement pursuant to an Accession Agreement; and

(iii)    deliver such proof of corporate action, incumbency of officers, opinions of counsel and other documents (A) as is consistent with those delivered by the Subsidiary Guarantors pursuant to Section 4 of the Credit Agreement on the Effective Date (unless waived by the Administrative Agent) or (B) as the Administrative Agent shall reasonably request;

It is understood and agreed that any Subsidiary of the Borrower that becomes obligated or provides credit support in respect of the SpectrumCo1 transaction, SpectrumCo2 transaction or any other Sale and Leaseback Transaction of Spectrum shall also be required to be a Subsidiary Guarantor and satisfy the Collateral and Guaranty Requirement.

(b)    The Borrower covenants that if the total assets or revenues of the Borrower and the Subsidiary Guarantors on a consolidated basis represent less than 90% of the consolidated total assets or revenues of the Borrower and its Restricted Subsidiaries (excluding from the calculation of consolidated total assets or revenues for the purposes of this clause (b) of Section 5.09, the assets or revenues of any newly formed or acquired Subsidiary organized in the United States (“Acquired Entity”) to the extent that (but only for so long as) it is prohibited from becoming a Subsidiary Guarantor pursuant to the terms of any agreement to which such Person is a party or such Person’s organizational documents in effect prior to it becoming an Acquired Entity, and for the avoidance of doubt, such exclusion including entities such as special purpose vehicles formed for securitizations and similar financings permitted under the Loan Documents (including, as applicable, the MLS Financing, the RAN Financing, SpectrumCo1 (it being understood for the avoidance of doubt SpectrumCo1 is not a Subsidiary as of the Effective Date) and SpectrumCo2)), determined as of the end of (or, with respect to such revenues, for the period of four fiscal quarters ending with) the fiscal quarter or fiscal year most recently ended for which financial statements are available, the Borrower will cause Subsidiaries to become Subsidiary Guarantors as necessary to eliminate such deficiency. The Borrower may from time to time cause any Subsidiary to become a Subsidiary Guarantor.

Notwithstanding the foregoing, all Spectrum Owned or Leased by the Borrower and its Subsidiaries, other than Spectrum that is permitted to be subject to Sale and Leaseback Transactions pursuant to the Loan Documents, Permitted JV Transfers, Permitted Spectrum Swaps or Disposed of to non-Affiliate third parties, shall be required to be held in wholly-owned Domestic Restricted Subsidiaries of the Borrower, and such entities shall be required to be Subsidiary Guarantors; provided, however, that Spectrum may be contributed or leased to joint ventures, subject to the following limitations: (i) such joint ventures shall at all times be majority-owned and controlled by the Borrower, (ii) the aggregate of such Spectrum so contributed or leased shall not exceed (x) 1.8 billion MHz-POPs in the aggregate for all such joint ventures (including within the 48 contiguous states of the United States) and (y) 1.2 billion MHz-POPs in the aggregate for all joint ventures within the 48 contiguous states of the United States and (iii) other than with respect to Puerto Rico and Hawaii, after giving pro forma effect to the contribution of Spectrum to a joint venture, the Borrower and the Subsidiary Guarantors shall maintain (x) all PCS 1.9GHz G-block licenses and (y) at least one additional block of PCS 1.9 GHz 5x5 MHz Spectrum licenses (including any such licenses acquired after the Effective Date) in each BTA where a PCS 1.9 GHz 5x5 MHz Spectrum license is owned currently or in the future by the Parent Guarantor, the Borrower or any of their Subsidiaries (for the avoidance of doubt, such restriction shall not apply to Spectrum that is leased, only contributions thereof) (the “Permitted JV Transfers”).

SECTION 5.10    Designation of Unrestricted Subsidiaries. The Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of a Financial Officer of the Borrower specifying such designation and certifying that the conditions to such designation set forth in this Section 5.10 are satisfied; provided that:

(i)    both immediately before and immediately after any such designation, no Default or Event of Default shall have occurred and be continuing;

(ii)    the Total Indebtedness Ratio shall be less than 4.00 to 1.00 immediately after giving effect to such designation, based on the financial statements for the most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), recomputed on a pro forma basis;

(iii)    no Unrestricted Subsidiary shall be permitted to own or lease, directly or indirectly, any Spectrum; and

(iv)    in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, each Subsidiary of such Restricted Subsidiary has been, or concurrently therewith will be, designated as an Unrestricted Subsidiary in accordance with this Section 5.10.

The designation of any Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Unrestricted Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such new Restricted Subsidiary existing at such time.

SECTION 5.11    Information Relating to Collateral.

(a)    The Borrower will furnish to the Administrative Agent written notice, at least 20 Business Days (or such shorter period as the Administrative Agent may agree) in advance any change (i) in any Loan Party’s legal name, as set forth in such Loan Party’s organizational documents, (ii) in the jurisdiction of incorporation or organization of any Loan Party, (iii) in the form of organization of any Loan Party or (iv) in any Loan Party’s organizational identification number, if any, or, with respect to a Loan Party organized under the laws of a jurisdiction that requires such information to be set forth on the face of a Uniform Commercial Code financing statement, the Federal Taxpayer Identification Number of such Loan Party.

(b)    At the time of delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a completed Supplemental Perfection Certificate, signed by a Financial Officer of the Borrower, (i) setting forth the information required pursuant to the Supplemental Perfection Certificate and indicating any changes in such information from the most recent Supplemental Perfection Certificate delivered pursuant to this Section 5.11 (or, prior to the first delivery of a Supplemental Perfection Certificate, from the Perfection Certificate delivered on the Effective Date) or (ii) certifying that there has been no change in such information from the most recent Supplemental Perfection Certificate.

SECTION 5.12    Further Assurances.

(a)    General. The Borrower and each other Loan Party will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent may reasonably request, to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties.

(b)    After-Acquired Real Property. Each Loan Party shall grant to the Collateral Trustee for the benefit of the Secured Parties, within 60 days of the acquisition thereof (or such later date as the Administrative Agent may agree), a Mortgage on each parcel of real property located in the United States and owned in fee by such Loan Party as is acquired by such Loan Party after the Effective Date and that has an individual fair market value (together with any improvements thereon) in excess of $10,000,000, and shall cause clause (d) of the Collateral and Guarantee Requirement to be satisfied with respect to such real property and such Mortgage.

SECTION 5.13    Maintenance of Ratings. The Parent Guarantor will use commercially reasonable efforts to maintain Ratings in effect from S&P and Moody’s.

SECTION 5.14    Certain Post-Closing Collateral Obligations. As promptly as practicable, and in any event within the time period after the Effective Date (or such longer time as the Administrative Agent may reasonably agree) set forth therein, the Borrower and each other Loan Party will deliver all documents and take all actions set forth on Schedule 5.14, subject to the definition of Collateral and Guarantee Requirement.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower (and as specified in Section 6.07, the Parent Guarantor) covenants and agrees with the Lenders that:

SECTION 6.01    Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to create, incur, issue, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness hereunder (including, for avoidance of doubt, Incremental Facilities established pursuant to Section 2.08) and any Replacement Financing in respect thereof in the amount and subject to the terms set forth in Section 2.20;

(b)    Indebtedness existing on the Effective Date and set forth in Schedule 6.01 (and any Refinancing Indebtedness in respect thereof);

(c)    [Reserved];

(d)    Indebtedness of any Receivables Entity pursuant to a Permitted Securitization and Indebtedness under any Standard Securitization Undertaking;

(e)    Indebtedness incurred in connection with a Sale and Leaseback Transaction permitted pursuant to Section 6.09(c), (d) or (e).

(f)    Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets or inventory, including Capital Lease Obligations, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that such Indebtedness is incurred concurrently with or within 270 days after such acquisition or the completion of such construction or improvement;

(g)    Intercompany Indebtedness, provided that (i) any Intercompany Indebtedness of a Loan Party owing to any Restricted Subsidiary of the Borrower which is required to be party to the Subordination Agreement is subordinated to the Obligations in accordance with the Subordination Terms and (ii) any Intercompany Indebtedness of a non-Loan Party owing to a Loan Party is permitted under Section 6.08;

(h)    Indebtedness of Loan Parties in respect of the EDC Indebtedness in an aggregate principal amount not to exceed the amount of EDC Indebtedness outstanding on the Effective Date;

(i)    [Reserved];

(j)    Indebtedness of any Person that becomes a Restricted Subsidiary after the Effective Date, provided that such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary, and any Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of such Indebtedness outstanding at any time (when aggregated with the aggregate principal amount of Indebtedness outstanding under Section 6.01(o)) shall not exceed $1,000,000,000;

(k)    Indebtedness of the Borrower and Guarantees by any Subsidiary Guarantor of the obligations of the Borrower under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(l)    Indebtedness resulting from the endorsement of negotiable instruments in the ordinary course of business;

(m)    Indebtedness, if any, in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or its Restricted Subsidiaries or in connection with judgments that have not resulted in an Event of Default under clause (k) of Article VII;

(n)    Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims and other Indebtedness in respect of bankers’ acceptance, letter of credit, warehouse receipts or similar facilities entered into in the ordinary course of business, provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within five Business Days following such drawing or incurrence;

(o)    other Indebtedness (including of joint ventures) in an aggregate principal amount (when aggregated with the aggregate principal amount of Indebtedness outstanding under Section 6.01(j)) that does not exceed $1,000,000,000 at any time outstanding (it being agreed any such Indebtedness in respect of term loans secured on a pari passu basis with the Liens securing the Obligations shall be subject to the MFN Condition as if it were an Incremental Term Facility);

(p)    (i) unsecured Indebtedness at Loan Parties that do not Own or Lease Spectrum, or (ii) unsecured indebtedness of Loan Parties subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent, in each case with respect to clauses (i) and (ii), subject to pro forma compliance with the Financial Covenants (whether or not in effect) immediately after giving effect to such Indebtedness, based on the financial statements most recently delivered pursuant to Section 5.01(a) or (b), recomputed on a pro forma basis;

(q)    Permitted Unsecured Indebtedness at Loan Parties that Own or Lease Spectrum or are HQ Owners and any Refinancing Indebtedness in respect thereof, subject to pro forma compliance with the Applicable Debt Cap Test (“Senior Unsecured Restricted Debt”);

(r)    Permitted First Priority Indebtedness and any Refinancing Indebtedness in respect thereof, subject to pro forma compliance with the Applicable Debt Cap Test, and, if such Indebtedness is in the form of term loans, the MFN Condition as if such Indebtedness were an Incremental Term Facility;

(s)    Permitted Junior Priority Indebtedness and any Refinancing Indebtedness in respect thereof, subject to pro forma compliance with the Applicable Debt Cap Test (“Junior Priority Debt”); and

(t)    NewCo Indebtedness of a NewCo.

SECTION 6.02    Liens. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a)    Permitted Encumbrances;

(b)    Liens existing on the Effective Date and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Restricted Subsidiary and

(ii) such Lien shall secure only those obligations that it secures on the Effective Date and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals, replacements and refinancings does not exceed the principal amount of the obligations being extended, renewed, replaced or refinanced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 6.01(b) as Refinancing Indebtedness in respect thereof (it being understood that Liens described under Section 6.02(n) below shall be deemed outstanding under such Section 6.02(n) and not under this sub-clause (b));

(c)    Liens securing judgments for the payment of money in an amount not resulting (whether immediately or with the passage of time) in an Event of Default under clause (k) of Article VII;

(d)    Liens on the property of any Receivables Entity pursuant to a Permitted Securitization, and the sale of Receivables and Related Assets pursuant to a Permitted Securitization;

(e)    Liens arising in connection with Sale and Leaseback Transactions pursuant to Section 6.09(c), (d) or (e); provided such Liens shall be limited to the property and assets related to such Sale and Leaseback Transaction (and for the avoidance of doubt, not on Spectrum or proceeds thereof);

(f)    Liens securing the Obligations pursuant to the Loan Documents and any Replacement Financing in respect thereof in the amount and subject to the terms set forth in Section 2.20;

(g)    Liens created on fixed or capital assets or inventory acquired, constructed or improved by the Borrower or any of its Restricted Subsidiaries and financed with Indebtedness permitted under Section 6.01(f); provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such construction or improvement and (ii) there are no Liens on any other property or assets of the Borrower or any of its Restricted Subsidiaries that secure such Indebtedness;

(h)    any Lien existing on any property or asset of any Person that becomes a Restricted Subsidiary after the Effective Date prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) there are no Liens on any other property or assets of the Borrower or any of its Restricted Subsidiaries that secure the Indebtedness of such Person;

(i)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit or commodity trading or brokerage accounts or other funds maintained with a creditor depository institution, provided that such accounts and funds are not primarily intended by the Borrower or any of its Restricted Subsidiaries to provide collateral to the depository institution or the commodity intermediary;

(j)    Liens consisting of or arising under (i) agreements to dispose of any property in a Disposition permitted under Section 6.03 (to the extent such Liens apply to such property to be Disposed) and (ii) earnest money deposits made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement;

(k)    Liens on cash collateral in favor of the Administrative Agent securing LC Exposure of the Revolving Credit Lenders and Issuing Banks;

(l)    Liens on cash collateral in favor of the counterparty to bi-lateral letters of credit or any trustee or paying agent for purpose of satisfying any Indebtedness of the Borrower or any Restricted Subsidiary, to the extent securing any such letters of credit with an aggregate face amount, or obligations relating to such Indebtedness with a principal amount, not exceeding $50,000,000 in the aggregate;

(m)    additional Liens (including any Liens securing financings permitted by Section 6.01(o)) covering property of the Borrower or any of its Restricted Subsidiaries (or securing obligations in an aggregate amount, at the time of incurrence thereof) that does not exceed $10,000,000 in the aggregate at any time outstanding; provided such Liens shall not be on cash or cash equivalents; provided further that in no event shall this clause (m) permit the incurrence of Liens that would result in an Equal and Ratable Trigger;

(n)    Liens securing obligations of the Borrower and the Guarantors in respect of the operating lease payments owed to SpectrumCo1 and the related payment and performance undertaking, secured by the Collateral on a pari passu basis or junior basis with the Obligations and securing obligations in an aggregate outstanding amount not to exceed $3,500,000,000 at any time (such maximum amount, the “Spectrum Guarantee Cap”); provided that in no event shall this clause (n) permit the incurrence of Liens that would result in an Equal and Ratable Trigger;

(o)    Liens on the Collateral, securing obligations of the Parent Guarantor, the Borrower and its Restricted Subsidiaries on a pari passu or junior basis to the Liens securing the Obligations and subject to an Intercreditor Agreement, subject to pro forma compliance with the Applicable Debt Cap Test; provided further that in no event shall this clause (o) permit the incurrence of Liens that would result in an Equal and Ratable Trigger

(p)    Liens securing Indebtedness of a joint venture; provided the aggregate amount of Indebtedness secured under this clause (p) does not exceed $325,000,000 and such Liens only extend to the assets of such joint venture; and

(q)    back-up Liens granted on customary terms in connection with agreements intended to be absolute assignments or true sales in connection with securitization Sale and Leaseback Transactions permitted hereunder (provided that, for the avoidance of doubt, such Liens are solely on the assets that are the subject of any such securitization Sale and Leaseback Transaction and such securitization Sale and Leaseback Transaction is permitted under this Agreement).

SECTION 6.03    Fundamental Changes.

(a)    Mergers and Consolidations. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)    any Person may merge with or into the Borrower in a transaction in which (x) such Borrower is the surviving corporation or (y) the continuing or surviving entity shall have assumed all of the obligations of such Borrower hereunder pursuant to an instrument in form and substance satisfactory to the Administrative Agent and shall have delivered such proof of corporate action, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by the Borrower pursuant to Section 4.01 upon the Effective Date or as the Administrative Agent shall have requested and the net worth (determined on a consolidated basis in accordance with GAAP) of the continuing or surviving entity immediately after giving effect thereto shall be greater than or equal to the net worth (so determined) of such Borrower immediately prior to giving effect thereto;

(ii)    any Person (other than the Borrower) may merge with or into any Restricted Subsidiary of the Borrower in a transaction in which the surviving entity is a Restricted Subsidiary of the Borrower, provided that, if any such merger shall be between a Subsidiary Guarantor and a Non-Guarantor Subsidiary (or another Person that is not a Subsidiary Guarantor), the survivor shall be or become a Subsidiary Guarantor;

(iii)    any Restricted Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders (and if such Restricted Subsidiary in a Subsidiary Guarantor, any assets of such Subsidiary Guarantor are transferred to the Borrower or another Subsidiary Guarantor, or otherwise transferred to a Restricted Subsidiary in compliance with Section 6.08 (other than Section 6.08(n)); and

(iv)    any Restricted Subsidiary (other than the Borrower) may merge into any other Person in order to effect a Disposition permitted by this Agreement.

Notwithstanding the foregoing, in no event shall the Borrower reorganize in a jurisdiction that is not a state of the United States of America or the District of Columbia.

(b)    Disposition of Assets. The Borrower and its Restricted Subsidiaries, when taken as a whole, will not, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of their assets (in each case, whether now owned or hereafter acquired).

Additionally, the Borrower and its Restricted Subsidiaries will not Dispose of any Spectrum except (a) pursuant to a Permitted JV Transfer or a Permitted Spectrum Swap, or (b) in a Sale and Leaseback Transaction or in a Disposition to a third party that is not an Affiliate of the Borrower, in each case, to the extent that, immediately after giving effect thereto on a pro forma basis, the Spectrum Disposition Requirements are satisfied with respect thereto.

Furthermore, the Borrower and its Restricted Subsidiaries shall not permit less than 100% of the Equity Interests in SpectrumCo1, SpectrumCo2 or any other special purpose vehicles that would be formed as part of and for the purpose of consummating a future Sale and Leaseback Transaction of Spectrum, to be owned (directly or indirectly) by the Borrower (other than voting Equity Interests owned directly or indirectly by the Parent Guarantor). Subject to Section 2.21, any Subsidiary of the Borrower (other than SpectrumCo1, SpectrumCo2 or any other special purpose vehicles that would be formed as part of and for the purpose of consummating a future Sale and Leaseback Transaction of Spectrum) that directly or indirectly owns any Equity Interests referred to in the immediately preceding sentence shall be Restricted Subsidiaries and Subsidiary Guarantors.

SECTION 6.04    Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any cash or other property to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(i)    at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties or pursuant to agreements in effect on the Effective Date, and

(ii)    transactions between or among the Borrower and its Subsidiary Guarantors not involving any other Affiliate or transactions between or among Restricted Subsidiaries that are not Guarantors not involving any other Affiliate.

SECTION 6.05    Financial Covenants.

(a)    Total Indebtedness Ratio. The Borrower will not permit the Total Indebtedness Ratio as at the last day of any fiscal quarter of the Borrower to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Total Indebtedness Ratio
March 31, 2017	6.00 to 1.00
June 30, 2017	6.00 to 1.00
September 30, 2017	6.00 to 1.00
December 31, 2017	6.00 to 1.00
March 31, 2018	4.75 to 1.00
June 30, 2018	4.75 to 1.00
September 30, 2018	4.75 to 1.00
December 31, 2018	4.75 to 1.00
March 31, 2019	3.75 to 1.00
June 30, 2019	3.75 to 1.00
September 30, 2019	3.75 to 1.00
December 31, 2019	3.75 to 1.00
March 31, 2020 and each fiscal quarter ending thereafter	3.50 to 1.00

(b)    Total Interest Coverage Ratio. The Borrower will not permit the Total Interest Coverage Ratio as at the last day of any fiscal quarter of the Borrower to be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter	Total Interest Coverage Ratio
March 31, 2017	2.25 to 1.00
June 30, 2017	2.75 to 1.00
September 30, 2017	2.75 to 1.00
December 31, 2017	2.75 to 1.00
March 31, 2018	2.75 to 1.00
June 30, 2018	3.00 to 1.00
September 30, 2018	3.00 to 1.00
December 31, 2018	3.00 to 1.00
March 31, 2019	3.00 to 1.00
June 30, 2019 and each fiscal quarter ending thereafter	3.25 to 1.00

SECTION 6.06    Restricted Payments. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except that:

(a)    any Non-Guarantor Restricted Subsidiary may make Restricted Payments to the Borrower or any of its Restricted Subsidiaries;

(b)    any Restricted Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Subsidiary Guarantor;

(c)    the Borrower and any of its Restricted Subsidiaries may declare and pay dividends with respect to its capital stock at any time solely in additional shares of its common stock;

(d)    the Borrower and any of its Restricted Subsidiaries may make Restricted Payments pursuant to and in accordance with (i) stock option plans or other benefit or compensation plans, (ii) agreements existing on the Effective Date and (iii) agreements entered into after the Effective Date, provided that payments under such future agreements do not exceed $5,000,000 in any fiscal year, in each case, for directors, management or employees of the Borrower and any of its Restricted Subsidiaries in the ordinary course of business;

(e)    [reserved];

(f)    the Borrower and its Restricted Subsidiaries may make cash payments in lieu of issuing fractional shares in connection with the exercise of Equity Rights convertible into or exchangeable for Equity Interests of the Borrower or its Restricted Subsidiaries;

(g)    so long as no Default shall have occurred and be continuing, any Restricted Subsidiary that is not wholly-owned may make distributions payable to the other equity holders of such Restricted Subsidiary on a pro rata basis;

(h)    Restricted Payments resulting from the cashless exercise of stock options;

(i)    the Borrower and its Restricted Subsidiaries may issue Equity Interests in connection with the exercise of Equity Rights arising under Indebtedness not prohibited hereunder and convertible into or exchangeable for Equity Interests of the Borrower or its Restricted Subsidiaries; and

(j)    so long as no Default shall have occurred and be continuing or would result therefrom, the Borrower and any of its Restricted Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed $25,000,000 in any fiscal year of the Borrower, less such amounts, if any, used pursuant to Section 6.07(ii)(x) in such fiscal year;

provided that if the Total Indebtedness Ratio is less than 2.50:1.00 immediately after giving effect to such Restricted Payment, based on the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b), recomputed on a pro forma basis, the Borrower and its Restricted Subsidiaries may make additional Restricted Payments in cash; provided further, that, for avoidance of doubt, any extension, renewal or refinancing of debt securities that are convertible into or exchangeable for shares of capital stock (whether common or preferred), partnership interests, membership interests in a limited liability company (whether common or preferred), beneficial interests in a trust or other equity ownership interests, in each case, of the Borrower or any Restricted Subsidiary, shall be permitted under this Section 6.06 so long as such extension, renewal or refinancing is not otherwise prohibited by this Agreement.

SECTION 6.07    Prepayments and Modifications of Indebtedness. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, (i) any Intercompany Indebtedness except in the ordinary course of business and except repayments of Intercompany Indebtedness (x) owing to any Obligor, (y) by any Obligor to any of the Borrower’s Restricted Subsidiaries to the extent that such Intercompany Indebtedness results from the receipt and application of cash proceeds from Accounts pursuant to the Borrower’s and its Restricted Subsidiaries’ ordinary cash management practices and is consistent in all material respects with past practice and (z) of any Foreign Subsidiary owing to any other Foreign Subsidiary and (ii) any Indebtedness for borrowed money (or Guarantees thereof) of the Borrower or its Restricted Subsidiaries that is unsecured, secured by Liens on a junior basis to the Liens securing the Obligations or that is contractually subordinated in right of payment to the Obligations other than Intercompany Indebtedness covered by clause (i) above (the Indebtedness above in this clause (ii), “Junior Indebtedness”) other than, (u) regularly scheduled interest, fee and principal payments as and when due, other than, if applicable, payments prohibited by the subordination provisions thereof, (v) refinancings of Junior Indebtedness with the proceeds of Refinancing Indebtedness, (w) payments in respect of Maturing Indebtedness, (x) so long as no Default shall have occurred and be continuing or would result therefrom after giving pro forma effect thereto, payments in amounts that would be permitted as Restricted Payments pursuant to Section 6.06(j), provided such use shall reduce the amount available for Restricted Payments under Section 6.06(j) and (y) other payments in cash to the extent that the Total Indebtedness Ratio immediately after giving effect to such payment is less than 2.50:1.00, based on the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b), recomputed on a pro forma basis.

The Borrower shall not, and shall not permit its Restricted Subsidiaries to, amend, waive or modify any agreement, instrument or document evidencing Intercompany Indebtedness or Junior Indebtedness (including for this purpose any Maturing Indebtedness that would otherwise qualify as Junior Indebtedness), in a manner that would be materially adverse to the interest of the Lenders, taken as a whole. The Parent Guarantor will not, nor will it permit its Subsidiaries to amend, waive or modify any agreement, instrument or document evidencing the SpectrumCo1, SpectrumCo2 or other Sale and Leaseback Transaction relating to Spectrum in a manner that would be materially adverse to the interest of the Lenders, taken as a whole.

SECTION 6.08    Investments. None of the Borrower or any Restricted Subsidiary will purchase, hold, acquire, make or otherwise permit to exist any Investment in any other Person, except:

(a)    Permitted Investments;

(b)    (i) Investments existing on the Effective Date in Subsidiaries and (ii) other Investments existing on the Effective Date and set forth on Schedule 6.08;

(c)    (i) additional Investments by the Borrower in any Subsidiary Guarantor and by any Subsidiary Guarantor in the Borrower or in another Subsidiary Guarantor, and (ii) Investments (including by way of capital contributions) by the Borrower and the Restricted Subsidiaries in their Restricted Subsidiaries; provided, in the case of clause (ii), that (x) any Equity Interests held by a Loan Party shall be pledged to the extent required pursuant to the terms of the Collateral and Guarantee Requirement and (y) the aggregate outstanding amount of Investments by Loan Parties in Restricted Subsidiaries that are not Loan Parties shall not exceed $1,000,000,000 less any other uses of this amount pursuant to the other sub-clauses set forth in this Section 6.08 (such amount, as reduced pursuant to usage thereof, the “Shared Investment Amount”);

(d)    loans or advances made by the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that no loan or advance made by any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 6.08(d) if, at the time of, and after giving effect to, the making of such loan or advance (and any substantially simultaneous use of the Shared Investment Amount) and the use of proceeds thereof, the Shared Investment Amount would be equal to or less than zero (it being understood Investments pursuant to this proviso shall constitute usage of the Shared Investment Amount);

(e)    Guarantees by the Borrower or any Restricted Subsidiary of Indebtedness or Secondary Obligations of the Borrower or any Restricted Subsidiary (including any such Guarantees arising as a result of any such Person being a joint and several co-applicant with respect to any letter of credit or letter of guaranty); provided that (i) (A) a Restricted Subsidiary that has not Guaranteed the Obligations pursuant to this Agreement shall not Guarantee any Indebtedness or Secondary Obligation of any Loan Party and (B) any such Guarantee of Indebtedness or Secondary Obligation that is subordinated in right of payment or by way of Lien priority to the Obligations is subordinated to the Obligations on terms no less favorable to the Lenders than those of such subordinated Indebtedness, (ii) any such Guarantee constituting Indebtedness is permitted by Section 6.01 and (iii) no Guarantee by any Loan Party of Indebtedness or Secondary Obligation of any Restricted Subsidiary that is not a Loan Party shall be permitted pursuant to this Section 6.08(e) if, at the time of the making of, and after giving effect to, such Guarantee (and any substantially simultaneous use of the Shared Investment Amount), the Shared Investment Amount would be equal to or less than zero (it being understood Investments pursuant to this clause (iii) shall constitute usage of the Shared Investment Amount);

(f)    (i) loans or advances to employees of the Borrower or any Restricted Subsidiary made in the ordinary course of business, including those to finance the purchase of Equity Interests of the Borrower (or the Parent Guarantor) pursuant to employee plans and (ii) payroll, travel, entertainment, relocation and similar advances to directors and employees of the Borrower or any Restricted Subsidiary to cover matters that are expected at the time of such advances to be treated as expenses of the Borrower or any Restricted Subsidiary for accounting purposes and that are made in the ordinary course of business;

(g)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, or consisting of securities acquired in connection with the satisfaction or enforcement of claims due or owing to the Borrower or any Restricted Subsidiary, in each case in the ordinary course of business;

(h)    Permitted Acquisitions;

(i)    Investments held by a Restricted Subsidiary acquired after the Effective Date or of a Person merged or consolidated with or into the Borrower or a Restricted Subsidiary after the Effective Date, in each case as permitted hereunder, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(j)    Investments by the Borrower or any Restricted Subsidiary that result solely from the receipt by the Borrower or such Restricted Subsidiary from any of its Subsidiaries of a dividend or other Restricted Payment in the form of Equity Interests, evidences of Indebtedness or other securities (but not any additions thereto made after the date of the receipt thereof);

(k)    Investments in the form of Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure;

(l)    Investments by any Restricted Subsidiary that is not a Subsidiary Guarantor in any other Restricted Subsidiary that is not a Subsidiary Guarantor;

(m)    Investments consisting of (i) extensions of trade credit, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business, (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers and suppliers that are not Affiliates of the Borrower and that are made in the ordinary course of business and (iv) Guarantees made in the ordinary course of business in support of obligations of the Borrower or any of its Restricted Subsidiaries not constituting Indebtedness for borrowed money, including operating leases and obligations owing to suppliers, customers and licensees (it being understood any obligations in respect of Spectrum Sale and Leaseback Transactions shall be included in the definition of Relevant Obligations as set forth therein);

(n)    mergers and consolidations permitted under Section 6.03 that do not involve any Person other than the Borrower and wholly-owned Restricted Subsidiaries;

(o)    intercompany Investments, reorganizations and other activities relating to tax planning and reorganization, so long as, after giving effect thereto the Liens for the benefit of the Secured Parties in the Collateral, taken as a whole, are not materially impaired; provided that no Investment may be made by any Loan Party in a Restricted Subsidiary that is not a Loan Party or by the Borrower or any Restricted Subsidiary in an Unrestricted Subsidiary if, at the time of the making of, and after giving effect to, such Investment (and any substantially simultaneous use of the Shared Investment Amount), the Shared Investment Amount would be less than or equal to zero (it being understood such Investments pursuant to this proviso shall constitute usage of the Shared Investment Amount);

(p)    other Investments (including with respect to joint ventures), provided such Investments shall utilize the Shared Investment Amount and after giving effect to such usage, the Shared Investment Amount shall not be less than or equal to zero;

(q)    Investments consisting of Guarantees in the ordinary course of business to support the obligations of any Restricted Subsidiary under its worker’s compensation and general insurance agreements;

(r)    other Investments (including with respect to joint ventures), provided the Total Indebtedness Ratio immediately after giving effect to such Investment is less than 3.00:1.00, based on the most recent fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b), recomputed on a pro forma basis; provided further, that at the time any such Investment is made pursuant to this clause (r), no Default shall have occurred and be continuing or would result therefrom;

(s)    any NewCo Transfer;

(t)    any Guarantees by the Borrower or a Subsidiary Guarantor of obligations of the Parent Guarantor, the Borrower or Subsidiary Guarantors under operating leases (and not under any Indebtedness) in respect of a Spectrum Sale and Leaseback Transaction permitted pursuant to Section 6.09(a);

(u)    Investments pursuant to a securitization of assets (other than Spectrum) otherwise permitted by this Agreement (including as a result of replenishing the assets that are the subject of such transaction with new assets of the corresponding type);

(v)    Permitted JV Transfers and Permitted Spectrum Swaps;

(w)    to the extent constituting Investments, Sale and Leaseback Transactions permitted pursuant to Section 6.09; and

(x)    Investments received as non-cash consideration for a Disposition permitted under this Agreement;

Notwithstanding the foregoing, any Investments that involve the transfer (including by acquisition) of Spectrum to a Person other than the Borrower or a Subsidiary Guarantor shall be required to be (a) a Permitted JV Transfer or a Permitted Spectrum Swap, or (b) pursuant to a Sale and Leaseback Transaction or a Disposition to a third party that is not an Affiliate of the Borrower permitted pursuant to Section 6.03(b).

SECTION 6.09    Sale and Leaseback Transactions. None of the Borrower or any Restricted Subsidiary will enter into any Sale and Leaseback Transaction except:

(a)     Sale and Leaseback Transactions in respect of SpectrumCo1, SpectrumCo2 or other Sale and Leaseback Transactions with respect to Spectrum similar to the SpectrumCo1 Sale and Leaseback Transaction (or, to the extent not similar to the SpectrumCo1 Sale and Leaseback, such difference shall not be adverse to the Lenders), if immediately after giving effect thereto on a pro forma basis, the Spectrum Disposition Requirements are satisfied;

(b)    Sale and Leaseback Transactions with respect to purchase money financings (and not with respect to Spectrum) permitted under Section 6.01(f) and 6.02(g);

(c)    Sale and Leaseback Transactions with respect to real property constituting HQ Properties;

(d)    additional Sale and Leaseback Transactions (not with respect to Spectrum) the aggregate obligations in respect of which do not exceed $250,000,000 at any time outstanding; provided that, the net cash proceeds thereof are applied in compliance with the Special Disposition Requirements; and

(e)    Sale and Leaseback Transactions with respect to assets (other than Spectrum) of the type which are subject to Sale and Leaseback Transactions as of the Effective Date (including RAN Financings); provided that RAN Financings shall be required to be outstanding in reliance on this Section 6.09(e) and the aggregate outstanding obligations in respect of RAN Financings shall not exceed $2,700,000,000 at any time outstanding.

ARTICLE VII

EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay (i) any interest on any Loan, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three or more Business Days or (ii) any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article VII) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five or more Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any of the other Loan Documents or any amendment or modification hereof or thereof (or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any of the other Loan Documents or any amendment or modification hereof or thereof) shall prove to have been incorrect when made or deemed made in any material respect;

(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.03, 5.09 (but solely with respect to the requirements of any Restricted Subsidiary that would constitute a Significant Subsidiary for the purposes of clause (a) thereof to deliver a Joinder Agreement, Accession Agreement or proof of corporation action, incumbency opinions or other documents contemplated therein) or Article VI (other than Section 6.04); provided that any failure to comply with Section 6.05 shall not constitute an Event of Default with respect to any Term Loans unless and until the Administrative Agent or the Revolving Credit Lenders representing the Required Lenders of the Class of Revolving Credit Loans shall have terminated the Revolving Credit Commitments or exercised remedies with respect to outstanding Revolving Credit Loans and Letters of Credit pursuant to the penultimate paragraph of this Article VII;

(e)    the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article VII, but including Section 5.09(a) with respect to any Restricted Subsidiary that would not constitute a Significant Subsidiary) or any other Loan Document, and such failure shall continue unremedied for a period of thirty or more days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(f)    the Borrower (or any Restricted Subsidiary of the Borrower, other than an Excluded Subsidiary) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness;

(g)    any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice,

but without any further lapse of time) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower (or any Significant Subsidiary that is a Restricted Subsidiary) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower (or any Significant Subsidiary that is a Restricted Subsidiary) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)    the Borrower (or any Significant Subsidiary that is a Restricted Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower (or any Significant Subsidiary that is a Restricted Subsidiary) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)    the Borrower (or any Significant Subsidiary that is a Restricted Subsidiary) shall become unable, admit in writing or fail generally to pay its debts as they become due;

(k)    one or more judgments for the payment of money in an aggregate amount in excess of $250,000,000 shall be rendered against the Borrower (or any Significant Subsidiary that is a Restricted Subsidiary) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower (or any Significant Subsidiary) to enforce any such judgment;

(l)    an ERISA Event shall have occurred that could reasonably be expected to result in a Material Adverse Effect;

(m)    the Guarantees under Section 9.14 by the Parent Guarantor, Borrower or any Subsidiary Guarantor shall cease to be in full force and effect, or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations, other than pursuant to a release permitted under Section 9.16 or any subordination provision in any Intercreditor Agreement required to be outstanding hereunder shall cease to be in full force and effect, or shall be asserted in writing by any Loan Party not to be in effect or not to be legal, valid and binding obligations;

(n)    any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral having, individually or in the aggregate, a fair value in excess of $100,000,000, with the priority required by the applicable Security Document, except as a result of (i) the sale or other Disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) the release thereof as provided in the applicable Security Document or Section 9.16; or

(o)    a Notice of Event of Default or Notice of Acceleration (each as defined in the Collateral Trust Agreement) has been delivered to the Collateral Trustee (and has not been rescinded) and an enforcement action is continuing with respect to the obligations the subject of such Notice of Event of Default or Notice of Acceleration;

then, and in every such event (other than an event with respect to any Obligor described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Obligor described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder (including without limitation, the obligation to provide cash collateral for Letters of Credit as set forth in Section 2.04(i)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided, however, that upon the occurrence and during the continuance of any Event of Default attributable to a failure to comply with any Financial Covenant, (x) actions pursuant to clauses (i) and (ii) may be taken by the Required Lenders of the Class of Revolving Credit Loans only (without the requirement for Required Lender action) or by the Administrative Agent at the direction of such Lenders, and (y) only if action has been taken in respect of such Event of Default under clause (i) and (ii) (with respect to the Revolving Credit Loans) by the Required Lenders of the Class of Revolving Credit Loans or by the Administrative Agent at the direction of such Lenders, then such Event of Default will be deemed to be an Event of Default with respect to all Lenders hereunder and the remedies set forth above can be exercised in respect of all Loans.

In addition to the foregoing, at any time after the occurrence and during the continuance of an Event of Default, the Issuing Bank(s) in respect of any Letter of Credit may at the request of the Required Lenders (or, if applicable as set forth above, the Required Lenders with respect to the Class of Revolving Credit Loans) send a notice of termination to the beneficiary under such Letter of Credit to the extent permitted under the terms of such Letter of Credit.

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND THE COLLATERAL TRUSTEE

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto.

JPMorgan Chase Bank, N.A. shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though JPMorgan Chase Bank, N.A. were not the Administrative Agent, and any bank serving in the capacity of Administrative Agent from time to time and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate of any thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or, if provided herein, with the consent or at the request of the Required Lenders of a particular Class, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

The Administrative Agent may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.

The Administrative Agent hereby appoints each of the other Lenders to serve as bailee to perfect the Administrative Agent’s Liens in any Collateral in the possession of any such other Lender and each Lender possessing any such Collateral agrees to so act as bailee for the Administrative Agent in accordance with the terms and provisions hereof.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Obligor Representative. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. If no successor shall have been so appointed and shall have accepted such appointment within 30 days after such retiring Administrative Agent gives notice of its resignation, then such retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of such retiring Administrative Agent, and such retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and each Issuing Bank.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder.

Anything herein to the contrary notwithstanding, none of the bookrunners, lead arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any duties or responsibilities under this Agreement, except in their capacity, if any, as the Administrative Agent, Lenders or Issuing Banks hereunder.

It is hereby agreed acknowledges that the provisions of this Article VIII shall apply to the Issuing Bank, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

Except with respect to the exercise of setoff rights of any Lender in accordance with Section 9.08 or with respect to a Lender’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Collateral Trustee on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Trustee on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Trustee or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Trustee, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Loan Document Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Trustee on behalf of the Secured Parties at such sale or other disposition.

In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement or Cash Management Agreement, the obligations under which constitute Secured Hedging Obligations or Secured Cash Management Obligations will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement or Cash Management Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent, the Collateral Trustee to serve as collateral trustee, under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

The Secured Parties irrevocably authorize the Collateral Trustee, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Collateral Trustee under any Loan Document to the holder of any Lien on such property that is permitted to be prior to the Liens securing the Obligations pursuant to Section 6.02 and to release any Guarantee or Lien pursuant to the terms of Section 9.16. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Trustee’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

In case of the pendency of any proceeding with respect to any Loan Party under any Federal, State or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(y)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Administrative Agent and the Collateral Trustee allowed in such judicial proceeding; and

(z)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Collateral Trustee, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consult pursuant to and subject to the conditions set forth in this Article VIII, none of the Loan Parties or any Subsidiary shall have any rights as a third party beneficiary of any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the Guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)	if to the Borrower (as Borrower or Obligor Representative), to:

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: Janet Duncan, Vice President and Treasurer

Telecopy No. 913-523-1911

Email: TreasuryProcessing@sprint.com and Janet.Duncan@sprint.com with a copy to it at:

6200 Sprint Parkway

Overland Park, Kansas 66251

Attention: General Counsel

Telecopy No. 913-523-9802

(ii)	if to the Administrative Agent, to:

500 Stanton Christiana Road, NCC5, Floor 1

Newark, DE, 19713-2107

Attention: Eugene Tull

eugene.h.tulliii@chase.com

Group Fax - 302-634-3301

and with a copy to it at:

383 Madison Avenue, Floor 24

New York, NY, 10179

Attention: Tina Ruyter

Telephone No. 212-270-4676

Telecopy No. 212-270-5127

(iii)    if to any Lender (including any Lender in its capacity as an Issuing Bank hereunder), to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)    Electronic Notification. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Obligor Representative may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)    Modifications to Notice Provisions. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Borrower and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d)    Platform. The Borrower, Issuing Banks and Lenders agree that the Administrative Agent may, but shall not be obligated to, make any communication hereunder (a “Communication”) by posting such Communications on Debt Domain, Intralinks, Syndtrak or a similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available”. Neither the Administrative Agent nor any of its Related Parties warrants, or shall be deemed to warrant, the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made, or shall be deemed to be made, by the Administrative Agent or any of its Related Parties in connection with the Communications or the Platform.

SECTION 9.02    Waivers: Amendments.

(a)    No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the respective Issuing Bank may have had notice or knowledge of such Default at the time.

(b)    Amendments to this Agreement. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall:

(i)    increase any Commitment of any Lender without the written consent of such Lender;

(ii)    reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby;

(iii)    postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of reduction or expiration of any Commitment, or extend the expiration date of any Letter of Credit beyond the Revolving Credit Termination Date, without the written consent of each Lender directly and adversely affected thereby;

(iv)    change Section 2.17(b), 2.17(c), 2.17(d) or Section 3.4 of the Collateral Trust Agreement, without the written consent of each Lender directly and adversely affected thereby;

(v)    change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

(vi)    release all or substantially all of the Guarantors from their guarantee obligations under Section 9.14 or release all or substantially all of the Collateral, in each case, subject to Section 9.16, without the written consent of each Lender;

(vii)    modify the currency in which a Loan or Commitment is denominated, without the written consent of each Lender holding such Loan or Commitment;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or Issuing Bank, as the case may be and (B) no consent, other than the Required Lenders of a Class (and of each directly and adversely affected Lender, or if applicable, each Lender, of such Class) shall be required to effect any of the changes referred to in clauses (i), (ii) or (iii) above with respect to such Class.

In connection with any waiver, amendment or other modification to this Agreement, the Administrative Agent shall be permitted to establish a “record date” to determine which Lenders are to be entitled to participate in consenting to such waiver, amendment or modification (it being understood that Persons that become “Lenders” under this Agreement after such “record date” pursuant to an assignment in accordance with Section 9.04 shall not be entitled to participate in such consent).

Anything in this Agreement to the contrary notwithstanding, (A) no waiver or modification of any provision of this Agreement that has the effect of enabling the Borrower to satisfy a condition precedent to the making of a Loan of any Class shall be effective against the Lenders of such Class, unless the Required Lenders of the affected Class shall have concurred with such waiver or modification (it being understood only the Required Lenders of such affected Class shall be required to consent to such waiver or modification), (B) no waiver or modification of any provision of this Agreement or any other Loan Document that could reasonably be expected to adversely affect the Lenders of any Class disproportionately when compared to the Lenders of all other Classes shall be effective against the Lenders of such Class unless the Required Lenders of such Class shall have concurred with such waiver or modification, provided that nothing in this clause (B) shall override any provision in this Agreement or the other Loan Documents (other than, for the avoidance of doubt, this Section 9.02) that expressly permits any action to be taken, or waiver to be given, by the Required Lenders and (C) the Financial Covenants (and related defined terms as unused therein) may be (and may only be) amended, waived or modified with the consent of the Required Lenders of the Class of Revolving Credit Loans has been obtained (and the Borrower).

For purposes of this Section, the “scheduled date of payment” of any amount shall refer to the date of payment of such amount specified in this Agreement, and shall not refer to a date or other event specified for the mandatory or optional prepayment of such amount. In addition, whenever a waiver, amendment or modification requires the consent of a Lender “affected” thereby, such waiver, amendment or modification shall, upon consent of such Lender, become effective as to such Lender whether or not it becomes effective as to any other Lender, so long as the Required Lenders (or, as applicable, the Required Lenders of the relevant Class) consent to such waiver, amendment or modification as provided above.

Except as otherwise provided in this Section 9.02(b) with respect to this Agreement, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the Loan Documents (other than this Agreement).

Notwithstanding anything in this Agreement (including, without limitation, this Section 9.02(b)) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility, refinancing facility or NewCo Financing pursuant to Section 2.08, 2.20 or 2.21 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms thereof); (ii) no Lender or Issuing Bank consent is required to effect any amendment or supplement to any intercreditor agreement, collateral trust agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such intercreditor agreement, collateral trust agreement or arrangement permitted under this Agreement, as applicable or to make sure other amendment or supplement or such other changes to such applicable agreement as, in the good faith determination of the Administrative Agent, required to effectuate the foregoing or to the extent such other changes are not adverse, in any material respect, to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency, it being agreed the Administrative Agent may (but shall not be required to) provide the Lenders at least three (3) Business Days’ prior written notice of such amendment, and any such amendment shall be deemed approved by the Lenders unless the Administrative Agent shall have received, within three (3) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

SECTION 9.03    Expenses: Indemnity: Damage Waiver.

(a)    Costs and Expenses. The Borrower agrees to pay, or reimburse the Administrative Agent for paying, (i) all reasonable out-of-pocket expenses incurred by the Arrangers and the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, a single FCC counsel and of one local counsel in any relevant jurisdiction of the Borrower or any Loan Party, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of one counsel acting on behalf of all indemnified persons and one FCC counsel (and, in the event of any conflict of interest, of additional counsel for all affected indemnified persons and, if necessary, of one local counsel in any relevant jurisdiction (and in the event of a conflict of interest, local conflicts counsel)) the Administrative Agent, Issuing Bank or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof and (iv) to the extent not already reimbursed pursuant to Section 2.16(b), all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein.

(b)    Indemnification by Borrower. The Borrower agrees to indemnify the Administrative Agent, the Arrangers, each Issuing Bank, each syndication agent and each documentation agent identified on the cover hereto, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this

Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (and regardless of whether or not brought by the Borrower or another Person); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (a) arise from a dispute solely among the Indemnitees and not arising from any act or omission of the Borrower or its Affiliates (other than disputes against any agent or arranger in its capacity as such or in fulfilling its role as such) or (b) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Notwithstanding the foregoing, this Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment.

(c)    Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section 9.03, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such. To the extent that the Borrower fails to pay any amount required to be paid by it to any Issuing Bank under paragraph (a) or (b) of this Section 9.03, each Revolving Credit Lender severally agrees to pay to such Issuing Bank such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Issuing Bank in its capacity as such. Nothing herein shall be deemed to limit the obligations of the Borrower under paragraph (b) above to reimburse the Lenders for any payment made under this paragraph (c).

(d)    Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, none of the Loan Parties shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)    Payments. All amounts due under this Section 9.03 shall be payable promptly after written demand therefor.

SECTION 9.04    Successors and Assigns.

(a)    Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby including any Affiliate of the Issuing Bank that issues any Letter of Credit, except that (i) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby including any Affiliate of any Issuing Bank that issues any Letter of Credit, Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders.

(i)    Assignments Generally. Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, and the Loans, at the time held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)    the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (in the case of Revolving Credit Commitments, that is a bank, another financial institution or any other entity that is engaged in making bank loans or similar extensions of credit in the ordinary course of its business), an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 7 Business Days after receiving request for such consent;

(B)    the Administrative Agent; and

(C)    each Issuing Bank, in the case of an assignment of all or a portion of a Revolving Credit Commitment or any Revolving Credit Lender’s obligations in respect of its LC Exposure.

(ii)    Certain Conditions to Assignments. Assignments shall be subject to the following additional conditions:

(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitments of any Class (including Revolving Credit Loans of such Class), the amount of the Revolving Credit Commitment or Revolving Credit Loans of such Class of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and treating related Approved Funds as one assignee for this purpose) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)    no assignments may be made to (i) any natural person or (ii) any other Person that the Administrative Agent reasonably determines is maintained primarily for the purpose of holding or managing investments for the benefit of any natural person and/or any immediate family members or heirs thereof, in each case unless otherwise agreed by each of the Administrative Agent and the Borrower in its sole discretion;

(D)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(E)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms required pursuant to Section 2.16(f).

(iii)    Effectiveness of Assignments. Subject to acceptance and recording thereof pursuant to paragraph (c) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 (subject to the requirements of Section 2.16) and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section 9.04.

(c)    Maintenance of Register by Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and stated interest on) the Loans and LC Disbursements held by, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Acceptance of Assignments by Administrative Agent. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04, any written consent to such assignment required by said paragraph (b) and all applicable tax forms required pursuant to Section 2.16(f), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)    Participations.

(i)    Participations Generally. Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks, other financial institutions or any other entity that is engaged in making, purchasing, holding or investing in bank loans or similar extensions of credit in the ordinary course of its business (and not to any Person prohibited from taking an assignment pursuant to Section 9.04(b)(ii)(C)) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans held by it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (e)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations and requirements of, Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.17(d) as though it were a Lender. Each Lender that sells a participation, acting solely for tax purposes as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, however, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person without such Lender’s prior written consent (including, without, limitation, the identity of any participant or any information relating to such participant’s participating interest) except to the extent that such disclosure is necessary to establish that a Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Obligor and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)    Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant complies with Section 2.16(f) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank (or any central bank having jurisdiction over such Lender), and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(g)    No Assignments or Participations to Borrower or Affiliates. Anything in this Section 9.04 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan or LC Disbursement held by it hereunder to the Parent Guarantor, Borrower or any of their Affiliates or Subsidiaries without the prior consent of each Lender.

SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Obligors herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, any assignment or participation pursuant to Section 9.04 (with respect to matters arising prior to such assignment or participation), the repayment of the Loans and the payment of any other obligations under this Agreement or any other Loan Document, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means (including electronic mail) shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Obligors against any of and all the obligations of the Obligors now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 9.08 are in addition to any other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09    Governing Law: Jurisdiction; Consent to Service of Process.

(a)    Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)    Submission to Jurisdiction. Each party hereto (other than any Lender that is an agency of a Governmental Authority) hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Obligor or its properties in the courts of any jurisdiction.

(c)    Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12    Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any pledgee referred to in Section 9.04(f) or any direct or indirect contractual counterparty in swap agreements (or to such pledgee or contractual counterparty’s professional advisor), so long as such pledgee or contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 9.12, (c) to the extent requested by any regulatory authority or self-regulatory body, (d) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (e) to any other party to this Agreement, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (g) subject to the execution and delivery of an agreement containing provisions substantially the same as those of this Section 9.12, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) with the consent of the Obligors or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Obligors. Unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall, prior to disclosure thereof, notify the Obligor Representative of any request for disclosure of any Information (A) by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or (B) pursuant to legal process (including agency subpoenas) and, at the expense of the Obligors, will cooperate with reasonable efforts by the Obligors to seek a protective order or other assurances that confidential treatment will be accorded such Information.

For the purposes of this Section 9.12, “Information” means all information received from the Obligor Representative relating to the Obligors or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Obligors after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13    USA PATRIOT Act. Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it may be required to obtain, verify and record information that identifies the Obligors, which information includes the names and addresses of the Obligors and other information that will allow such Lender to identify the Obligors in accordance with said Act. The U.S. Federal Tax Identification No. of the Borrower is 48-0457967.

SECTION 9.14    Guarantee.

(a)    The Guarantee. The Guarantors hereby unconditionally jointly and severally guarantee, as primary obligor and not merely as surety, to each of the Secured Parties and their respective successors and assigns the prompt performance and payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations. The Guarantors hereby further unconditionally jointly and severally agree that (i) if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Obligations, the Guarantors will promptly pay the same upon receipt of written demand for payment thereof, without any other demand or notice whatsoever, and (ii) in the case of any extension of time of payment or renewal of any of the Obligations, the Obligations will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. This is a continuing guaranty and is a guaranty of payment and not merely of collection, and shall apply to all Obligations whenever arising.

(b)    Acknowledgments, Waivers and Consents. Each Guarantor agrees that its obligations under this Section 9.14 shall, to the fullest extent permitted by applicable law, be primary, absolute, irrevocable and unconditional under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising. Without limiting the foregoing, each Guarantor agrees that:

(i)    Guarantee Absolute. The occurrence of any one or more of the following shall not affect, limit, reduce, discharge or terminate the liability of such Guarantor hereunder, which shall remain primary, absolute, irrevocable and unconditional as described above:

(A)    Any modification or amendment (including by way of amendment, extension, renewal or waiver), or any acceleration or other change in the manner or time for payment or performance, of the Obligations, any Loan Document or any other agreement or instrument whatsoever relating to the Obligations, or any modification of the Commitments;

(B)    any release, termination, waiver, abandonment, lapse, expiration, subordination or enforcement of any other guaranty of or insurance for any of the Obligations, or the non-perfection or release of any collateral for any of the Obligations;

(C)    any application by any of the Secured Parties of the proceeds of any other guaranty of or insurance for any of the Obligations to the payment of any of the Obligations;

(D)    any settlement, compromise, release, liquidation or enforcement by any of the Secured Parties of any of the Obligations;

(E)    the giving by any of the Secured Parties of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, any Obligor or any other Person, or to any disposition of any shares by any Obligor or any other Person;

(F)    any proceeding by any of the Secured Parties against any Obligor or any other Person or in respect of any collateral for any of the Obligations, or the exercise by any of the Secured Parties of any of their rights, remedies, powers and privileges under the Loan Documents, regardless of whether any of the Secured Parties shall have proceeded against or exhausted any collateral, right, remedy, power or privilege before proceeding to call upon or otherwise enforce this Agreement;

(G)    the entering into any other transaction or business dealings with any Obligor, or any other Person; or

(H)    any combination of the foregoing.

(ii)    Waiver of Defenses. The liability of the Guarantors and the rights, remedies, powers and privileges of the Secured Parties hereunder shall not be affected, limited, reduced, discharged or terminated, and each Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(A)    the illegality, invalidity or unenforceability of any of the Obligations, any Loan Document or any other agreement or instrument whatsoever relating to any of the Obligations;

(B)    any disability or other defense with respect to any of the Obligations, including the effect of any statute of limitations, that may bar the enforcement thereof or the obligations of such Guarantor relating thereto;

(C)    the illegality, invalidity or unenforceability of any other guaranty of or insurance for any of the Obligations or any lack of perfection or continuing perfection or failure of the priority of any Lien on any collateral for any of the Obligations;

(D)    the cessation, for any cause whatsoever, of the liability of any Obligor with respect to any of the Obligations (other than, subject to paragraph (c) of this Section 9.14, by reason of the payment thereof);

(E)    any failure of any of the Secured Parties to marshal assets, to exhaust any collateral for any of the Obligations, to pursue or exhaust any right, remedy, power or privilege it may have against any Obligor or any other Person, or to take any action whatsoever to mitigate or reduce the liability of any Guarantor under this Agreement, the Secured Parties being under no obligation to take any such action notwithstanding the fact that any of the Obligations may be due and payable and that any Obligor may be in default of its obligations under any Loan Document;

(F)    any counterclaim, set-off or other claim which any Obligor has or claims with respect to any of the Obligations;

(G)    any failure of any of the Secured Parties to file or enforce a claim in any bankruptcy, insolvency, reorganization or other proceeding with respect to any Person;

(H)    any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against any Obligor or any other Person, including any discharge of, or bar, stay or injunction against collecting, any of the Obligations (or any interest on any of the Obligations) in or as a result of any such proceeding;

(I)    any action taken by any of the Secured Parties that is authorized by this paragraph (b) or otherwise in this Agreement or by any other provision of any Loan Document, or any omission to take any such action;

(J)    any law, regulation, decree or order of any jurisdiction, or any other event, affecting any of the Obligations or any Secured Party’s rights with respect thereto; or

(K)    any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

(iii)    Waiver of Set-off and Counterclaim, Etc. Each Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Secured Parties, any right of set-off and counterclaim with respect to payment of its obligations hereunder, and all diligence, presentment, demand for payment or performance, notice of nonpayment or nonperformance, protest, notice of protest, notice of dishonor and all other notices or demands whatsoever, and any requirement that any of the Secured Parties exhaust any right, remedy, power or privilege or proceed against any Obligor under this Agreement or any other Loan Document or other agreement or instrument referred to herein or therein, or against any other Person, and all notices of acceptance of this Agreement or of the existence, creation, incurring or assumption of new or additional Obligations. Each Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.

(iv)    Other Waivers. Each Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of each of the Secured Parties, any right to which it may be entitled:

(A)    that the assets of any Obligor first be used, depleted and/or applied in satisfaction of the Obligations prior to any amounts being claimed from or paid by such Guarantor;

(B)    to require that any Obligor be sued and all claims against such Obligor be completed prior to an action or proceeding being initiated against such Guarantor; and

(C)    to have its obligations hereunder be divided among the Guarantors, such that each Guarantor’s obligation would be less than the full amount claimed.

(c)    Reinstatement. The obligations of each Guarantor under this Section 9.14 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Obligors or any other Person in respect of the Obligations is rescinded or must otherwise be restored by any holder of any of the Obligations, whether as a result of any bankruptcy, insolvency or reorganization proceeding or otherwise, and the Guarantors jointly and severally agree that they will indemnify the Secured Parties on demand for all out-of-pocket costs and expenses (including out-of-pocket fees of counsel) incurred by them in connection with such rescission or restoration, including any such out-of-pocket costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or the like under any bankruptcy, insolvency, reorganization or similar law.

(d)    Subrogation. Each Guarantor agrees that, until the final payment in full of all Obligations and the expiration or termination of the Commitments and all Letters of Credit under this Agreement, such Guarantor shall not exercise any right or remedy arising by reason of any performance by such Guarantor of its obligations hereunder, whether by subrogation, reimbursement, contribution or otherwise, against any Obligor or any other Person or any collateral for any of the Obligations.

(e)    Remedies. Each Guarantor agrees that, as between such Guarantor and the Secured Parties, the obligations of any Obligor under this Agreement and the other Loan Documents may be declared to be forthwith due and payable as provided therein (and shall become automatically due and payable in the circumstances provided therein) for purposes of paragraph (a) of this Section 9.14, notwithstanding any bar, stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against such Obligor, and that, in the event of such declaration (or such obligations becoming automatically due and payable), such obligations shall forthwith become due and payable by such Guarantor for purposes of said paragraph (a) of this Section 9.14.

(f)    Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any of the Obligations, each other Guarantor shall, on written demand of such Excess Funding Guarantor (but subject to the immediately following sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Guarantor Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Guarantor Payment (as defined below) in respect of such Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this paragraph (f) shall be subordinate and subject in right of payment to the prior payment in full of the Obligations and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment in full of all of the Obligations.

For purposes of this paragraph (f), (i) “Excess Funding Guarantor” means a Guarantor that has paid an amount in excess of its Pro Rata Guarantor Share of the Obligations, (ii) “Excess Guarantor Payment” means the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Guarantor Share of the Obligations and (iii) “Pro Rata Guarantor Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate fair saleable value of all properties of such Guarantor (excluding any shares of stock of any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Guarantors exceeds the amount of all the debts and liabilities of all of the Guarantors (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Guarantors under the Loan Documents), determined (A) with respect to any Guarantor that is a party hereto on the date hereof, as of the date hereof, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

(g)    General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state or Federal bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under paragraph (a) of this Section 9.14 would otherwise, taking into account the provisions of paragraph (f) of this Section 9.14, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under paragraph (a) of this Section 9.14, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Secured Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

(h)    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 9.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.14, or otherwise under this Guaranty, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 9.14 shall remain in full force and effect until the termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Hedge Agreements not yet due and payable and (y) contingent indemnification obligations not yet accrued and payable) and the expiration or termination or cash collateralization of all Letters of Credit. Each Qualified ECP Guarantor intends that this Section 9.14 constitute, and this Section 9.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 9.15    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.16    Release of Liens and Guarantees.

(a)    General. A Subsidiary Guarantor shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Guarantor shall be automatically released, upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary (or, subject to compliance with Section 5.09(b), becomes a Designated Subsidiary); provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise; provided further that as of any date upon which a Subsidiary Guarantor becomes a Designated Subsidiary, the Borrower shall be deemed to have made an Investment in a Person that is not a Subsidiary Guarantor in an amount equal to the fair market value of the assets (net of third-party liabilities) of such Subsidiary as of such date (as determined reasonably and in good faith by a Financial Officer of the Borrower).

Upon any sale or other transfer by any Loan Party (other than to any other Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents shall be automatically released. Additionally, upon the Date of Full Satisfaction, the Secured Parties hereby authorize the Administrative Agent to release the security interests in the Collateral created by the Security Documents and confirm termination of the applicable Guarantees of the Obligations. In connection with any termination or release pursuant to this Section 9.16(a), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.16(a) shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases set forth in this Section 9.16(a).

(b)    Ratings Release of Collateral.

In the event that that the Ratings are both at least Baa2 from Moody’s and at least BBB from S&P (in each case with a stable or better outlook), the Borrower may provide a certification thereof (and of the satisfaction of the following conditions) to the Administrative Agent along with a request that the Liens on the Collateral securing the Obligations be released, and such Liens shall be automatically released subject to the following conditions: (i) no Default shall have occurred and be continuing as of the date of such release, (ii) any Liens and collateral are simultaneously released with respect to any other secured indebtedness or other obligations of the Loan Parties that had been secured by any Collateral (including any Relevant Obligations). In the event that (i) the Ratings cease to satisfy the ratings requirements set forth in the immediately preceding sentence or (ii) any collateral is subsequently granted or re-granted with respect to any indebtedness or obligations of the type described in clause (ii) of the immediately preceding sentence (including any such indebtedness or obligations incurred subsequent to the initial release), the Loan Parties shall be required to re-grant Liens on the Collateral to the Administrative Agent on terms consistent with such Liens immediately prior to such release pursuant to timing and procedures reasonably agreed to by the Administrative Agent in consultation with the Borrower. In connection with any termination or release pursuant to this Section 9.16(b), the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Additionally, the Secured Parties hereby authorize the Administrative Agent to enter into any documentation to evidence the re-granting of any security interests pursuant to the terms of this Section 9.16(b). Any execution and delivery of documents pursuant to this Section 9.16 shall be without recourse to or warranty by the Administrative Agent. Each of the Secured Parties irrevocably authorizes the Administrative Agent, at its option and in its discretion, to effect the releases and, if applicable, re-granting set forth in this Section 9.16(b).

(c)    Intercreditor Agreements. The Administrative Agent is authorized to enter into any intercreditor, subordination or collateral trust agreement contemplated hereby with respect to Indebtedness or any other obligation that is (i) required or permitted to be subordinated hereunder or that otherwise is to be subject to an intercreditor, subordination or collateral trust arrangement and/or (ii) secured by Liens and which Indebtedness or obligation contemplates an intercreditor, subordination or collateral trust agreement (any such intercreditor, subordination or collateral trust agreement, including the Collateral Trust Agreement, an “Additional Agreement”), and the Secured Parties acknowledge that any Additional Agreement is binding upon them. Each Secured Party (a) hereby agrees that it will be bound by, and will not take any action contrary to, the provisions of any Additional Agreement and (b) hereby authorizes and instructs the Administrative Agent to enter into any Additional Agreement, to subject the Liens on the Collateral securing the Obligations to the provisions thereof, to take such actions as it deems appropriate in furtherance of the intent and purposes of such Additional Agreement, including exercising its rights or obligations (or those of the Secured Parties) thereunder (including directing the Collateral Trustee under the Collateral Trust Agreement) and providing any indemnities to the trustee or similar agent thereunder on behalf of the Secured Parties in order for such trustee or agent to take any applicable action thereunder. The Secured Parties agree that in the event of a conflict between the Loan Documents (other than any Additional Agreement) and the Additional Agreement, the Additional Agreement shall control. References in any Loan Document relating to the delivery of collateral to or collateral held by the Administrative Agent (or references of similar effect), shall as applicable be deemed to be references to the Collateral Trustee or such other Person designated by the Administrative Agent to hold the Liens securing the Obligations pursuant to any Additional Agreement, as applicable.

SECTION 9.17    Non-Public Information.

(a)     Each Lender acknowledges that all information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to or in connection with, or in the course of administering, this Agreement will be syndicate-level information, which may contain MNPI. Each Lender represents to the Borrower and the Administrative Agent that (i) it has developed compliance procedures regarding the use of MNPI and that it will handle MNPI in accordance with such procedures and applicable law, including Federal, State and foreign securities laws, and (ii) it has identified in its administrative questionnaire a credit contact who may receive information that may contain MNPI in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.

(b)    The Borrower and each Lender acknowledge that, if information furnished by or on behalf of the Borrower pursuant to or in connection with this Agreement is being distributed by the Administrative Agent through the Platform, (i) the Administrative Agent may post any information that the Borrower has indicated as containing MNPI solely on that portion of the Platform designated for Private Side Lender Representatives and (ii) if the Borrower has not indicated whether any information furnished by it pursuant to or in connection with this Agreement contains MNPI, the Administrative Agent reserves the right to post such information solely on that portion of the Platform as is designated for Private Side Lender Representatives. The Borrower agrees to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower that is suitable to be made available to Public Side Lender Representatives, and the Administrative Agent shall be entitled to rely on any such designation by the Borrower without liability or responsibility for the independent verification thereof.

SECTION 9.18    No Fiduciary Relationship. Each Loan Party, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby, the Loan Parties, their Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the syndication agents and the documentation agents listed on the cover hereto, the Arrangers, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand (the “Applicable Persons”), the arranging and other services regarding this Agreement provided by the Applicable Persons and the transactions contemplated by the Loan Documents does not create, by implication or otherwise, any fiduciary duty on the part of the Applicable Persons, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Applicable Persons may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Loan Parties, their Subsidiaries and their respective Affiliates, and none of the Applicable Persons has any obligation to disclose any of such interests to the Loan Parties, their Subsidiaries or any of their respective Affiliates. Each Loan Party agrees, on behalf of itself and its subsidiaries, that it will not assert a claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written above.

SPRINT COMMUNICATIONS, INC., as Borrower

By:	/s/ Janet M. Duncan
Name:	Janet M. Duncan
Title:	Vice President and Treasurer

SPRINT CORPORATION, as a Guarantor

By:	/s/ Janet M. Duncan
Name:	Janet M. Duncan
Title:	Vice President and Treasurer

[Credit Agreement]

EACH OF THE “SUBSIDIARIES” LISTED ON SCHEDULE I ATTACHED HERETO, as Subsidiary Guarantor

By:	/s/ Janet M. Duncan
Name:	Janet M. Duncan
Title:	Vice President and Treasurer

[Credit Agreement]

Annex I

AGW Leasing Company, Inc.

AirGate PCS, Inc.

Alamosa (Delaware), Inc.

Alamosa (Wisconsin) Properties, LLC

Alamosa Holdings, Inc.

Alamosa Missouri Properties, LLC

Alamosa Missouri, LLC

Alamosa PCS Holdings, Inc.

Alamosa PCS, Inc.

Alamosa Properties, LLC

Alamosa Wisconsin, LLC

Alda Wireless Holdings, LLC

American Telecasting Development, LLC

American Telecasting of Anchorage, LLC

American Telecasting of Bend, LLC

American Telecasting of Columbus, LLC

American Telecasting of Denver, LLC

American Telecasting of Fort Myers, LLC

American Telecasting of Ft. Collins, LLC

American Telecasting of Green Bay, LLC

American Telecasting of Lansing, LLC

American Telecasting of Lincoln, LLC

American Telecasting of Little Rock, LLC

American Telecasting of Louisville, LLC

American Telecasting of Medford, LLC

American Telecasting of Michiana, LLC

American Telecasting of Monterey, LLC

American Telecasting of Redding, LLC

American Telecasting of Santa Barbara, LLC

American Telecasting of Seattle, LLC

American Telecasting of Sheridan, LLC

American Telecasting of Yuba City, LLC

APC Realty and Equipment Company, LLC

Assurance Wireless of South Carolina, LLC

ATI of Santa Rosa, LLC

ATI Sub, LLC

ATL MDS, LLC

Bay Area Cablevision, LLC

Bluebottle USA Holdings, LLC

Bluebottle USA Investments L.P.

Boost Worldwide, Inc.

Broadcast Cable, LLC

Caroline Ventures, Inc.

Clear Global Services LLC

[Credit Agreement]

Clear Management Services LLC

Clear Partner Holdings LLC

Clear Wireless LLC

Clearwire Communications LLC

Clearwire Corporation

Clearwire Hawaii Partners Spectrum, LLC

Clearwire IP Holdings LLC

Clearwire Legacy LLC

Clearwire Spectrum Holdings II LLC

Clearwire Spectrum Holdings III LLC

Clearwire Spectrum Holdings LLC

Clearwire Telecommunications Services, LLC

Clearwire XOHM LLC

Fixed Wireless Holdings, LLC

Fresno MMDS Associates, LLC

Horizon Personal Communications, LLC

Independent Wireless One Leased Realty Corporation

Kennewick Licensing, LLC

MinorCo, LLC

Nextel Communications of the Mid-Atlantic, Inc.

Nextel Communications, Inc.

Nextel Data Investments 1, Inc.

Nextel Finance Company

Nextel of California, Inc.

Nextel of New York, Inc.

Nextel of Texas, Inc.

Nextel Operations, Inc.

Nextel Partners Equipment LLC

Nextel Partners of Upstate New York, Inc.

Nextel Retail Stores, LLC

Nextel South Corp.

Nextel Systems Corp.

Nextel West Corp.

Nextel WIP Lease Corp.

NPCR, Inc.

NSAC, LLC

OneLouder Apps, Inc.

PCS Leasing Company, LLC

PCTV Gold II, LLC

PCTV of Salt Lake City, LLC

PCTV Sub, LLC

People’s Choice TV Corp.

People’s Choice TV of Albuquerque, LLC

People’s Choice TV of Houston, LLC

People’s Choice TV of St. Louis, LLC

Pinsight Media+, Inc.

[Credit Agreement]

SCC X, LLC

SIHI New Zealand Holdco, Inc.

SN Holdings (BR I) LLC

SN UHC 1, Inc.

SN UHC 2, Inc.

SN UHC 3, Inc.

SN UHC 4, Inc.

SN UHC 5, Inc.

Southwest PCS Properties, LLC

Southwest PCS, LLC

SpeedChoice of Detroit, LLC

SpeedChoice of Phoenix, LLC

Sprint (Bay Area), LLC

Sprint Capital Corporation

Sprint Communications Company L.P.

Sprint Communications Company of New Hampshire, Inc.

Sprint Communications Company of Virginia, Inc.

Sprint Corporation

Sprint Corporation (Inactive)

Sprint eBusiness, Inc.

Sprint Enterprise Mobility, Inc.

Sprint Enterprise Network Services, Inc.

Sprint Enterprises, L.P.

Sprint eWireless, Inc.

Sprint HoldCo, LLC

Sprint International Communications Corporation

Sprint International Holding, Inc.

Sprint International Incorporated

Sprint International Network Company LLC

Sprint PCS Assets, L.L.C.

Sprint PCS License, L.L.C.

Sprint Solutions, Inc.

Sprint Spectrum Equipment Company, LLC

Sprint Spectrum Holding Company, LLC

Sprint Spectrum L.P.

Sprint Spectrum Realty Company, LLC

Sprint Telephony PCS, LLC

Sprint Ventures, Inc.

Sprint WBC of New York, Inc.

Sprint/United Management Company

SprintCom Equipment Company, LLC

SprintCom, Inc.

STE 14 Affiliate LLC

SWV Eight, Inc.

SWV Four, Inc.

SWV Seven, Inc.

[Credit Agreement]

SWV Six, Inc.

SWV Three Telephony, LLC

SWV Two, Inc.

TDI Acquisition Corporation

TDI Acquisition Sub, LLC

Texas Telecommunications, LLC

Transworld Telecom II, LLC

UCOM, Inc.

US Telecom, Inc.

USST of Texas, Inc.

Utelcom, Inc.

Velocita Wireless Holding Corp.

Virgin Mobile USA – Evolution, Inc.

Virgin Mobile USA, Inc.

Virgin Mobile USA, L.P.

VMU GP, LLC

Washington Oregon Wireless Properties, LLC

Washington Oregon Wireless, LLC

Wavepath Sub, LLC

WBS of America, LLC

WBS of Sacramento, LLC

WBSFP Licensing, LLC

WBSY Licensing, LLC

WCOF, LLC

Wireless Broadband Services of America, L.L.C.

Wireline Leasing Co., Inc.

[Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ Tina Ruyter
Name:	Tina Ruyter
Title:	Executive Director

[Credit Agreement]

CITIBANK, N.A.

By:	/s/ Robert F. Parr
Name:	Robert F. Parr
Title:	Managing Director

[Credit Agreement]

MIZUHO BANK, LTD.

By:	/s/ Daniel Guevara
Name:	Daniel Guevara
Title:	Authorized Signatory

[Credit Agreement]

GOLDMAN SACHS BANK USA

By:	/s/ Josh Rosenthal
Name:	Josh Rosenthal
Title:	Authorized Signatory

[Credit Agreement]

BANK OF AMERICA, N.A.

By:	/s/ Eric Ridgway
Name:	Eric Ridgway
Title:	Director

[Credit Agreement]

BARCLAYS BANK PLC,

By:	/s/ Christopher M. Aitkin
Name:	Christopher M. Aitkin
Title:	Assistant Vice President

[Credit Agreement]

CRÉDIT AGRICOLE CORPORATE & INVESTMENT BANK, TOKYO BRANCH

By:	/s/ Hiroyuki Ueno
Name:	Hiroyuki Ueno
Title:	Managing Director

By:	/s/ Noriko Nakajima
Name:	Noriko Nakajima
Title:	Senior Vice President

[Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Anca Trifan
Name:	Anca Trifan
Title:	Managing Director

By:	/s/ Marcus Tarkington
Name:	Marcus Tarkington
Title:	Director

[Credit Agreement]

ROYAL BANK OF CANADA

By:	/s/ Stephen Oben
Name:	Stephen Oben
Title:	Authorized Signatory

[Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
Name:	Karim Rahimtoola
Title:	Authorized Signatory

[Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ Nobuaki Mori
Name:	Nobuaki Mori
Title:	Managing Director

[Credit Agreement]

Sumitomo Mitsui Banking Corporation

By:	/s/ Koki Harada
Name:	Koki Harada
Title:	Executive Director

[Credit Agreement]

The Toronto-Dominion Bank, New York Branch

By:	/s/ Lexanne Cooper
Name:	Lexanne Cooper
Title:	Authorized Signatory

[Credit Agreement]

Bank of China, Chicago Branch

By:	/s/ Kefei Xu
Name:	Kefei Xu
Title:	SVP & Branch Manager

[Credit Agreement]

EXHIBIT A

[Form of Assignment and Assumption]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	Sprint Communications, Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of February 3, 2017 among Sprint Communications, Inc., the Guarantors party thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, and the other agents parties thereto

[1]	Select as applicable.

Assignment and Assumption

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned[2]	Percentage Assigned of Commitment/Loans[3]		CUSIP Number (if any)
Revolving Credit Commitment	$	$		%
Term Loan[4]	$	$		%

[7.	Trade Date:	][5]

Effective Date:		, 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and Effective Date.
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	Identify applicable Class of Term Loans.
[5]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Title:

Consented to:

SPRINT COMMUNICATIONS, INC., as Borrower

By:
Title:

[Add consents of Issuing Banks, if applicable]

Assignment and Assumption

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.    Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made by any Obligor in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements, if any, to be an Assignee eligible under the Credit Agreement to acquire the Assigned Interest (subject to receipt of such consents as may be required under the Credit Agreement), (iii) it is not a Defaulting Lender, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements of Sprint Communications, Inc. delivered thereunder, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Lender, attached to the Assignment and Assumption is properly completed and executed documentation prescribed by applicable law as will permit payments to be made under the Credit Agreement without withholding or at a reduced rate; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Assignment and Assumption

EXHIBIT B

[Form of Joinder Agreement]

JOINDER AGREEMENT

JOINDER AGREEMENT (this “Agreement”) dated as of              ,          by [NAME OF SUBSIDIARY], a                      [corporation/limited liability company/ partnership] (the “Additional Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent under the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

Sprint Communications, Inc. (“Sprint Communications”), the Guarantors and Lenders parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, are parties to a Credit Agreement dated as of February 3, 2017 (as amended, supplemented or otherwise modified and in effect from time to time, the “Credit Agreement”).

As contemplated by Section 5.09 of the Credit Agreement, to induce the Lenders to enter into the Credit Agreement, and to extend credit thereunder, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Additional Guarantor has agreed to become a party to the Credit agreement as a “Subsidiary Guarantor” thereunder and to guarantee the Obligations.

Accordingly, the parties hereto agree as follows:

Section 1. Definitions. Except as otherwise defined in this Agreement, terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Joinder. As of the date hereof, the Additional Guarantor hereby agrees that it shall become a “Subsidiary Guarantor” under and for all purposes of the Credit Agreement and will be bound by all terms, conditions and duties applicable to a Subsidiary Guarantor under the Credit Agreement and the other Loan Documents, and without limiting the generality of the foregoing and in furtherance thereof, the Additional Guarantor hereby:

(a)    unconditionally jointly and severally with the other Guarantors guarantees, as primary obligor and not merely as surety, to each of the Guarantied Parties and their respective successors and assigns the prompt performance and payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations in the same manner and to the same extent as is provided in Section 9.14 of the Credit Agreement; and

(b)    agrees to be bound by all covenants, agreements and obligations of a Subsidiary Guarantor pursuant to the Credit Agreement and all other Loan Documents to which it is or becomes a party.

Section 3. Representations and Warranties. Sprint Communications hereby represents and warrants to the Lenders and the Administrative Agent that the representations and warranties set forth in Article III of the Credit Agreement are true and correct on the date hereof with respect to the Additional Guarantor and obligations of the Additional Guarantor under this Agreement, as if each reference in such Article to the Loan Documents included reference to this Agreement.

Joinder Agreement

Section 4. Miscellaneous. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of a counterpart by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Joinder Agreement

IN WITNESS WHEREOF, Sprint Communications and the Additional Guarantor have caused this Joinder Agreement to be duly executed and delivered as of the day and year first above written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

SPRINT COMMUNICATIONS, INC.

By:
Name:
Title:

Accepted and agreed by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Joinder Agreement

EXHIBIT C

[Form of Subordination Agreement]

SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT dated as of February 3, 2017 among SPRINT COMMUNICATIONS, INC. (“Sprint Communications”) (the “Borrower”) and each entity listed under “SUBSIDIARIES” on the signature pages hereto.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions.

1.01.    Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement dated as of February 3, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Guarantors parties thereto, the Lenders parties thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”). In addition, the following terms shall have the following meanings:

“Obligor” has the meaning assigned to that term in the Credit Agreement.

“Senior Default” means a “Default” as pursuant to clause (a), (b), (g), (h), (i), (j) or (k) of Article VII of the Credit Agreement or an “Event of Default” pursuant to clause (c), (d), (e), (f), (1), (m), (n) or (o) of Article VII of the Credit Agreement.

“Senior Obligations” means all principal, premium, interest, fees, expenses and other obligations of the Obligors outstanding and owed from time to time to the Secured Parties under the Credit Agreement and the other Loan Documents, including without limitation any interest accruing after the commencement of the proceedings referred to in Section 2.02 below, whether or not such interest is an allowed claim in such proceeding.

“Sprint Party” means each party to this Agreement from time to time (excluding, for the avoidance of doubt, the Administrative Agent, which is an express third party beneficiary of this Agreement).

“Sprint Party Representative” means the Borrower, in its capacity as Sprint Party Representative pursuant to Section 1.03.

“Subordinated Creditor” has the meaning assigned to such term in Section 2.01.

“Subordinated Indebtedness” has the meaning assigned to such term in Section 2.01.

“Subordinated Loan Documents” has the meaning assigned to such term in Section 2.01.

“Subordination Terms” has the meaning assigned to such term in Section 2.01.

1.02.    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”,

Subordination Agreement

“includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Exhibits shall be construed to refer to Sections of, and Exhibits to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.03.    Appointment of the Borrower as Sprint Party Representative. For purposes of this Agreement, each Sprint Party (i) authorizes the Borrower to make such requests, give such notices or furnish such certificates to the Administrative Agent or any Lender as may be required or permitted by this Agreement for the benefit of such Sprint Party and (ii) authorizes the Administrative Agent and each Lender to treat such requests, notices, certificates or consents made, given or furnished by the Borrower to have been made, given or furnished by the applicable Sprint Party for purposes of this Agreement. The Administrative Agent and each Lender shall be entitled to rely on each such request, notice, certificate or consent made, given or furnished by the Sprint Party Representative pursuant to the provisions of this Agreement as being made, given or furnished on behalf of, and with the effect of irrevocably binding, such Sprint Party. Each warranty, covenant, agreement and undertaking made on its behalf by the Sprint Party Representative shall be deemed for all purposes to have been made by each Sprint Party and shall be binding upon and enforceable against each Sprint Party to the same extent as if the same had been made directly by each Sprint Party.

Section 2. Subordination Terms.

2.01.    Subordination. All principal, premium (if any), interest, fees, expenses and other indebtedness or obligations of any Obligor outstanding and owed from time to time to any Sprint Party (collectively, “Subordinated Indebtedness”), as the documentation evidencing such Subordinated Indebtedness shall from time to time be successively amended, extended, renewed, increased, modified, restated, supplemented or refinanced (the “Subordinated Loan Documents”) is subordinated and subject in right of payment to the Senior Obligations, such that the holders of the Senior Obligations shall be entitled to receive payment in full in cash of the amounts constituting the Senior Obligations before any holder from time to time of Subordinated Indebtedness (together with its successors, transferees and assigns, each a “Subordinated Creditor”) is entitled to receive any payment on account of the Subordinated Indebtedness and, in that connection, unless and until the principal of, premium, and interest on, and all other amounts in respect of, all Senior Obligations shall have been paid in full in cash:

(a)    no payment on account of the principal of, premium or interest on, or any other amount in respect of, this Agreement, any Subordinated Loan Document or any judgment with respect hereto or thereto (and no payment on account of the purchase or redemption or other acquisition in respect of the Subordinated Indebtedness) shall be made by or on behalf of the Obligor; and

(b)    no Subordinated Creditor shall (i) ask, demand, sue for, accelerate or take or receive from any Obligor, by set-off or in any other manner, any payment on account of the principal of, premium or interest on, or any other amount in respect of, this Agreement or the Subordinated Loan Documents or (ii) seek any other remedy allowed at law or in equity against any Obligor for breach of such Obligor’s obligations hereunder or thereunder;

Subordination Agreement

provided that, notwithstanding anything to the contrary set forth in the provisions of this Section 2.01 (these “Subordination Terms”), so long as no Senior Default has occurred and is continuing the Obligors may make, and each Subordinated Creditor shall be entitled to receive and retain from time to time, payments of Subordinated Indebtedness to the extent permitted under Section 6.07 of the Credit Agreement.

2.02.    Actions upon Dissolution. In the event of any dissolution or winding up or total or partial liquidation or reorganization of any Obligor, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, then upon any payment or distribution of assets of any Obligor of any kind or character, whether in cash, property or securities, to any of its creditors (including without limitation a Subordinated Creditor) of any amounts (including without limitation interest, indemnities and fees) due or to become due, all Senior Obligations shall first be paid in full in cash before the holders of the Subordinated Indebtedness shall be entitled to retain any assets so paid or distributed in respect of the Subordinated Indebtedness (for principal, premium, interest or otherwise) and, to that end, the holders of the Senior Obligations shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities that would, but for these Subordination Terms, be paid or delivered to a Subordinated Creditor. If a Subordinated Creditor shall have failed to file claims or proofs of claim with respect to the Subordinated Indebtedness at least 30 days prior to the deadline for any such filing, the Administrative Agent (on behalf of the Lenders) is hereby irrevocably authorized to vote and file proofs of claim and otherwise to act with respect to the Subordinated Indebtedness as the Administrative Agent may deem appropriate in its reasonable discretion. Each Subordinated Creditor shall provide to the Administrative Agent (on behalf of the Lenders) all information and documents necessary to present claims or seek enforcement as aforesaid and will duly and promptly take such action as the Administrative Agent (on behalf of the Lenders) may request to collect the Subordinated Indebtedness for the account of the Administrative Agent (on behalf of the Lenders) and to file appropriate claims or proofs of claim with respect thereto. If the Administrative Agent (on behalf of the Lenders) does not exercise its right to vote the Subordinated Indebtedness or otherwise act in any such reorganization proceeding as set forth in this Section 2.02 (including the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension), no Subordinated Creditor shall take any action or vote in any way so as to contest (a) the validity or enforceability of any of the Loan Documents, (b) the rights and duties of the Administrative Agent and the Lenders established in any of the Loan Documents or (c) the validity or enforceability of the subordination provisions set forth in this Agreement.

2.03    Subrogation. Subject to the payment in full in cash of all Senior Obligations (or with respect to any Senior Obligations constituting Letters of Credit, such Letters of Credit having been cash collateralized in accordance with Section 2.04 of the Credit Agreement), each Subordinated Creditor shall be subrogated to the rights of the Administrative Agent (on behalf of the Lenders) to receive payments and distributions of cash, property and securities applicable to the Senior Obligations until the principal of, and interest on, and all other amounts in respect of, the Subordinated Indebtedness shall be paid in full. For purposes of such subrogation, no payments or distributions to the Administrative Agent or the Lenders of any cash, property or securities to which the Subordinated Creditor would be entitled except for these Subordination Terms, and no payments over pursuant to these Subordination Terms to the Administrative Agent or the Lenders by a Subordinated Creditor, shall, as between such Subordinated Creditor, its creditors (other than the Administrative Agent and the Lenders), and the Obligors, be deemed to be a payment or distribution by any Obligor to or on account of the Senior Indebtedness.

Subordination Agreement

2.04    Turnover by Subordinated Creditors. If any payment or distribution of any character, whether in cash, securities or other property, in respect of this Agreement or the Subordinated Loan Documents shall be received by a Subordinated Creditor in contravention of these Subordination Terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, subject to the Collateral Trust Agreement, the holders of the Senior Obligations (or their representatives).

2.05    No Petition. So long as any Senior Obligation is outstanding, no Subordinated Creditor shall commence, or join with any creditor (other than any Person to whom Senior Obligations are owed) in commencing, or directly or indirectly cause any Obligor to commence, or assist any Obligor in commencing, any proceeding referred to in Section 2.02 above.

2.06    No Effect. These Subordination Terms shall not be affected by (i) any amendment or modification of, or addition or supplement to, the Credit Agreement or any other Loan Document, (ii) any exercise or non-exercise of any right, power or remedy under or in respect of the Credit Agreement or any other Loan Document or (iii) any waiver, consent, release, extension, renewal, modification, delay, or other action, inaction or omission in respect of the Credit Agreement or any other Loan Document.

2.07    Continuation. The provisions of these Subordination Terms constitute a continuing agreement and shall (i) remain in full force and effect until the Credit Agreement has been terminated and all Senior Obligations have been paid in full in cash (or with respect to any Senior Obligations constituting Letters of Credit, such Letters of Credit having been cash collateralized in accordance with Section 2.04 of the Credit Agreement), (ii) be binding upon each Subordinated Creditor, the Obligors and the other parties hereto and their respective successors, transferees and assignees and (iii) inure to the benefit of, and be enforceable by, the Administrative Agent (on behalf of the Lenders). These Subordination Terms and this Agreement shall automatically, and without further action, terminate and have no further force or effect as to each Sprint Party when the Credit Agreement has been terminated and the Senior Obligations have been paid in full in cash (or with respect to any Senior Obligations constituting Letters of Credit, such Letters of Credit have been cash collateralized in accordance with Section 2.04 of the Credit Agreement).

2.08    No Impairment; Automatic Restoration. The foregoing provisions are solely for the purpose of defining the relative rights of the holders of the Senior Obligations on the one hand and the Subordinated Creditors on the other hand, and nothing herein shall impair, as between the Obligors and the Subordinated Creditors, the obligations of the Obligors, which are unconditional and absolute, to pay to the Subordinated Creditors the principal of and interest owing hereunder in accordance with the terms hereof. These Subordination Terms shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Obligor in respect of the Senior Obligations is rescinded or must be otherwise restored by any holder of any of the Senior Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

2.09    Legend. Until the Senior Obligations have been paid in full in cash, each of the Subordinated Loan Documents at all times shall contain in a conspicuous manner a legend substantially in the following form:

THE OBLIGATIONS OF [            ] UNDER THIS AGREEMENT ARE SUBJECT AND SUBORDINATED TO THE OBLIGATIONS OF THE OBLIGORS UNDER THE CREDIT AGREEMENT DATED AS OF FEBRUARY 3, 2017 (AS AMENDED, EXTENDED, RENEWED, INCREASED, MODIFIED, RESTATED, SUPPLEMENTED OR REFINANCED FROM TIME TO TIME) AMONG SPRINT COMMUNICATIONS, INC., AS BORROWER, THE GUARANTORS PARTIES THERETO, THE LENDERS PARTIES THERETO AND JPMORGAN CHASE BANK, N.A. AS ADMINISTRATIVE AGENT, AND THE OTHER LOAN DOCUMENTS RELATING THERETO.

Subordination Agreement

2.10    Amendment. Without the prior written consent of the Administrative Agent, these Subordination Terms may not be amended, supplemented or otherwise modified.

2.11    Successors Bound. If any Subordinated Creditor assigns or otherwise transfers any Subordinated Indebtedness to any person or entity, such Subordinated Creditor shall cause such assignee or transferee to agree to, and be bound by, these Subordination Terms.

Section 3. Representations. Each of the parties hereto represents and warrants, as to itself, that it has duly authorized, executed and deliverPp1aed this Agreement and that this Agreement is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting the enforcement of creditor’s rights and subject to general equitable principles.

Section 4. Assignment. This Agreement may not be assigned by any party hereto to any other entity without the prior written consent of the Administrative Agent, and any such assignment without such consent shall be deemed null and void.

Section 5. Effective Date; Entire Agreement. This Agreement shall be effective on and from the date of execution of the Agreement; provided that, if applicable law requires approval of this Agreement by a governmental agency or commission before it can become effective, upon such approval this Agreement shall become effective as heretofore provided. Once this Agreement becomes effective, it shall constitute the entire agreement between the parties and shall supersede, replace and terminate any and all previous agreements between the parties relating to the subject matter of this Agreement.

In the event that all of the capital stock or other Equity Interests of any Sprint Party is sold or otherwise disposed of or liquidated in compliance with the Credit Agreement, such Sprint Party shall be released from these Subordination Terms and this Agreement automatically and without further action, and these Subordination Terms and this Agreement shall, as to each such Sprint Party, terminate and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the Equity Interests of any Sprint Party shall be deemed to be a sale of such Sprint Party for purposes of this Section 5).

Section 6. Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

6.01    Governing Law; Submission to Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF (I) THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK, (II) THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK OR (III) THE UNITED STATES FOR THE DISTRICT OF COLUMBIA, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF

Subordination Agreement

THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY, AT ITS ADDRESS PURSUANT TO SECTION 10, SUCH SERVICE TO BECOME EFFECTIVE FIVE DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE OBLIGORS IN ANY OTHER COURT OR TRIBUNAL HAVING JURISDICTION.

6.02    Venue. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS OR ANY LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN THE FOREGOING SECTION 6.01 AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

6.03    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS OR ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 7. Amendment. Except as otherwise provided herein, this Agreement can be modified only by a written amendment duly signed by persons authorized to sign agreements on behalf of the parties and by the Administrative Agent, and shall not be modified by any courses of dealing or trade usage.

Section 8. Waiver. No failure on the part of the Administrative Agent to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Administrative Agent of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

Section 9. Severability. Each party hereto expressly agrees that it is not the intention of any party hereto to violate public policy or state or federal statutory or common laws and applicable regulations and that if any sentence, paragraph, clause or combination thereof in this Agreement is in violation of the same or is required to be changed to comply with same, such paragraph, clause or sentence, or combination of the same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties herein.

Section 10. Notices.

10.01    Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)    if to the Sprint Party Representative, to it at 6200 Sprint Parkway, Overland Park, Kansas, Attention: Janet Duncan, Vice President and Treasurer (Telecopy No. 913-523-1911), with a copy to it at 6200 Sprint Parkway, Overland Park, Kansas 66251, Attention: General Counsel (Telecopy No. 913-523-9802); and

Subordination Agreement

(b)	if to the Administrative Agent, to:

JPMorgan Chase Bank, N.A., Loan and Agency Services

500 Stanton Christiana Road, NCC5, Floor 1

Newark, DE, 19713-2107

Attention: Eugene Tull

eugene.h.tulli@chase.com

Group Fax - 302-634-3301

with back-up copy to it at:

500 Stanton Christiana Road, Ops 2, Floor 03

Newark, DE, 19713-2107

Attention: Charles Wambua

charles.k.wambua@jpmorgan.com

Telephone No. 302-634-3817

Telecopy No. 302-634-3301

and with a copy to it at:

383 Madison Avenue, Floor 24

New York, NY, 10179

Attention: Tina Ruyter

Telephone No. 212-270-4676

Telecopy No. 212-270-5127

10.02    Electronic Notification. Notices and other communications to the Administrative Agent or the Sprint Party Representative may be delivered or furnished by electronic communications pursuant to procedures approved by it. The Administrative Agent or the Sprint Party Representative may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.03    Modifications to Notice Provisions. Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 11. Obligations of Obligors Unaffected. The obligations of the Borrowers and the Guarantors under the Loan Documents are absolute and shall be unaffected by this Agreement.

Section 12. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 13. Third Party Beneficiary. The parties hereto hereby agree that the Administrative Agent shall be an express third party beneficiary of the agreements contained in this Agreement and the Administrative Agent shall have the right to enforce any of the rights granted to it hereunder.

Subordination Agreement

Section 14. Accession Agreement. If, after the date of this Agreement, any Person becomes a Subsidiary of the Borrower, then the Borrower shall cause such Person to execute and deliver to the Administrative Agent (a) an Accession Agreement in the form of Exhibit A hereto and (b) such other documentation as the Administrative Agent may reasonably request to evidence the due authorization, execution and delivery of such Accession Agreement by such Person.

Subordination Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Subordination Agreement to be signed by their duly authorized officers on the date first set forth above.

SPRINT COMMUNICATIONS, INC.

By:
Name:
Title:

Subordination Agreement

EACH OF THE “SUBSIDIARIES” LISTED ON SCHEDULE I ATTACHED HERETO

By:
Name:
Title:

Subordination Agreement

Schedule I

Other Subsidiaries

Subordination Agreement

Acknowledged and Agreed by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Subordination Agreement

EXHIBIT A

FORM OF ACCESSION AGREEMENT

ACCESSION AGREEMENT dated as of             ,          is entered into by [NAME OF NEW SUBSIDIARY], a                      [corporation/limited liability company/partnership] (the “Joining Party”), and acknowledged by Sprint Communications, Inc. (“Sprint Communications”).

Reference is made to that certain Subordination Agreement dated as of February 3, 2017 (as amended, supplemented or otherwise modified from time to time, the “Subordination Agreement”) among Sprint Communications and the Subsidiaries of Sprint Communications parties thereto. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Subordination Agreement. This Agreement is an Accession Agreement referred to in the Subordination Agreement.

Accordingly, the Joining Party hereby acknowledges, agrees and confirms that:

1.    By its execution of this Agreement, the Joining Party will be deemed to be a Subsidiary party to the Subordination Agreement and, from and after the date hereof, shall have all of the obligations of a “Sprint Party” thereunder as if it had executed the Subordination Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to a “Sprint Party” contained in the Subordination Agreement.

2.    This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

3.    This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

Accession to Subordination Agreement

IN WITNESS WHEREOF, the Joining Party has caused this Accession Agreement to be duly executed by its authorized representative, and each of the parties have caused the same to be accepted by its authorized representative, as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]

By:
Name:
Title:

SPRINT COMMUNICATIONS, INC.

By:
Name:
Title:

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Accession to Subordination Agreement

EXHIBIT D

[Form of Foreign Lender Exemption Statement]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 3, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprint Communications, Inc. (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16(f)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. person status on U.S. Internal Revenue Service Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

Accession to Subordination Agreement

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 3, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprint Communications, Inc. (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16(f)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Borrower and the Administrative Agent with U.S. Internal Revenue Service Form W-8IMY accompanied by a U.S. Internal Revenue Service Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:              , 20[    ]

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 3, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprint Communications, Inc. (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16(f)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on U.S. Internal Revenue Service Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 3, 2017 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Sprint Communications, Inc. (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.16(f)(i) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its direct or indirect partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with U.S. Internal Revenue Service Form W-8IMY accompanied by a U.S. Internal Revenue Service Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:              , 20[    ]

EXHIBIT E

[FORM OF]

PERFECTION CERTIFICATE

[●], 2017

Reference is made to the Credit Agreement, dated as of February 3, 2017 (the “Credit Agreement”), among Sprint Communications, Inc. (the “Borrower”), the Guarantors party thereto, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement, as applicable.

The undersigned, the [President] [Vice President] [Financial Officer] of the Borrower, hereby certifies to the Administrative Agent and each other Secured Party on behalf of the Loan Parties as follows:

SECTION 1.    Names.

(a)    Set forth on Schedule 1(a) is (i) the exact legal name of each Loan Party, as such name appears in its certificate of organization or like document, (ii) each other legal name such Loan Party has had in the past five years, together with the date of the relevant name change and (iii) to our knowledge, each other name (including trade names or similar appellations) used by each Loan Party or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(b)    Except as set forth on Schedule 1(b), no Loan Party has changed its identity or corporate structure or entered into a similar reorganization in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions of all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person or other acquisitions of material assets outside the ordinary course of business, as well as any change in the form, nature or jurisdiction of organization. With respect to any such change that has occurred within the past five years, Schedules 1 and 2 set forth the information required by Sections 1(a) and 2 of this Perfection Certificate as to each acquiree or constituent party to such merger, consolidation or acquisition.

SECTION 2.    Jurisdictions and Locations. Set forth on Schedule 2 is (i) the jurisdiction of organization and the form of organization of each Loan Party, (ii) the organizational identification number, if any, assigned by such jurisdiction, (iii) the address (including, the county) of the chief executive office of such Loan Party or the registered office of such Loan Party, if applicable, and (iv) the federal taxpayer identification number of each Loan Party.

SECTION 3.    Stock Ownership and other Equity Interests. Set forth on Schedule 3 is a true and correct list, for each Loan Party, of all the issued and outstanding stock,

partnership interests, limited liability company membership interests or other Equity Interests owned, beneficially or of record, by such Loan Party, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests.

SECTION 4.    Intellectual Property.

(a)    Set forth on Schedule 4(a) is a true and correct list, with respect to each Loan Party, of all patents and patent applications owned by such Loan Party (except, for the avoidance of doubt, as otherwise indicated on Schedule 4(a)), including the name of the owner, title, registration or application number of any registrations or applications, the corresponding application number applicable to such patent application, in each case registered or applied for in the United States.

(b)    Set forth on Schedule 4(b) is a true and correct list, with respect to each Loan Party, of all trademarks registrations and applications owned by such Loan Party, including the name of the registered owner and the registration or application number of any registrations and applications, in each case registered or applied for in the United States.

(c)    Set forth in Schedule 4(c) is a true and correct list, with respect to each Loan Party, of all registered designs and design applications owned by such Loan Party including the name of the registered owner and the registration and/or application number of any registrations or applications, in each case registered or applied for in the United States.

(d)    Set forth on Schedule 4(d) is a true and correct list, with respect to each Loan Party, of all U.S. copyright registrations owned by such Loan Party, including the name of the registered owner, title and the registration or serial number of any U.S. copyright registrations.

(e)    Set forth on Schedule 4(e) is a true and correct list, with respect to each Loan Party, of all exclusive Copyright Licenses under which such Loan Party is a licensee of a U.S. Copyright registration thereto, including the name and address of the licensor under such exclusive Copyright License and, if applicable, the name of the registered owner, title and the registration or serial number of any copyright registration to which such exclusive Copyright License relates.

SECTION 5.    Commercial Tort Claims. Set forth on Schedule 5 is a true and correct list of commercial tort claims in excess of $5,000,000 (or its equivalent) held by any Loan Party, including a brief description thereof.

SECTION 6.    Organizational Chart. Set forth on Schedule 6 is a chart of the organizational structure of the Parent Guarantor.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

SPRINT COMMUNICATIONS, INC.

Name:	Janet M. Duncan
Title:	Vice President and Treasurer

[Signature Page to Perfection Certificate]

Schedule 1(a)

Names

Loan Party’s Exact Legal Name	Other Legal Names (including date of change)	Other Names (including trade names or similar appellations)

Schedule 1(b)

Identity or Corporate Structure

Loan Party	Changes in Corporate Structure

Schedule 2

Jurisdictions and Locations

Loan Party	Jurisdiction of Organization	Form of Organization	Organizational Identification Number (if any)	Chief Executive Office (including county)	Registered Office Address (including county)	Federal Taxpayer Identification Number

Schedule 3

Stock Ownership and Other Equity Interests

Loan Party	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership

Schedule 4(a)

Intellectual Property

Patents and Patent Applications

Loan Party	Title	Application No.	Jurisdiction	Patent No.

Schedule 4(b)

Intellectual Property

Trademarks and Trademark Applications

Registered

Registered Owner	Mark	Registration No.

Applications

Registered Owner	Mark	Registration No.

Schedule 4(c)

Intellectual Property

Registered Designs and Design Applications

Granted

Loan Party	Title	Application No.	Jurisdiction	Patent No.

Applications

Loan Party	Title	Application No.	Jurisdiction	Patent No.

Schedule 4(d)

Intellectual Property

Copyrights and Copyright Applications

Schedule 4(e)

Intellectual Property

Exclusive Copyright Licenses

Schedule 5

Commercial Tort Claims

Schedule 6

Organizational Chart

See Attached.

EXHIBIT F

[FORM OF]

SUPPLEMENTAL PERFECTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of February 3, 2017 (the “Credit Agreement”), among Sprint Communications, Inc. (the “Company”), the Guarantors party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement, as applicable.

This Certificate is dated as of [            ], 20[    ] and is delivered pursuant to Section 5.11(b) of the Credit Agreement (this Certificate and each other Certificate heretofore delivered pursuant to Section 5.11(b) of the Credit Agreement being referred to as a “Supplemental Perfection Certificate”), and supplements the information set forth in the Perfection Certificate delivered on the Closing Date (as supplemented from time to time by the Supplemental Perfection Certificates delivered after the Effective Date and prior to the date hereof, the “Prior Perfection Certificate”).

The undersigned, a Financial Officer of the Borrower, solely in his or her capacity as an officer, and not individually, hereby certifies on behalf of each Loan Party as follows:

Section 1.    Names.

(a)    Except as set forth on Schedule 1(a) hereto, Schedule 1(a) to the Prior Perfection Certificate sets forth (i) the exact legal name of each Loan Party, as such name appears in its certificate of organization or like document, (ii) each other legal name such Loan Party has had in the past five years, together with the date of the relevant name change and (iii) to my knowledge, each other name (including trade names or similar appellations) used by each Loan Party or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(b)    Except as set forth on Schedule 1(b) hereto and Schedule 1(b) of the Prior Perfection Certificate, no Loan Party has changed its identity or corporate structure or entered into a similar reorganization in any way within the past five years. Changes in identity or corporate structure would include mergers, consolidations and acquisitions of all or substantially all of the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) a Person or other acquisitions of material assets outside the ordinary course of business, as well as any change in the form, nature or jurisdiction of organization.

Section 2.    Locations. Except as set forth on Schedule 2 hereto, Schedule 2 to the Prior Perfection Certificate sets forth (a) the jurisdiction of organization and the form of organization of each Loan Party, (b) the organizational identification number, if any, assigned by such jurisdiction, (c) the address (including, the county) of the chief executive office of such Loan Party or the registered office of such Loan Party, if applicable, and (d) the federal taxpayer identification number of each Loan Party.

Section 3.    Stock Ownership and other Equity Interests. Except as set forth on Schedule 3 hereto, Schedule 3 to the Prior Perfection Certificate sets forth a true and correct list, for each Loan Party, of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests owned, beneficially or of record, by such Loan Party, specifying the issuer and certificate number (if any) of, and the number and percentage of ownership represented by, such Equity Interests.

Section 4.    Intellectual Property.

(a)    Except as set forth on Schedule 4(a) hereto, Schedule 4(a) to the Prior Perfection Certificate sets forth a true and correct list, with respect to each Loan Party, of all patents and patent applications owned by such Loan Party (except, for the avoidance of doubt, as otherwise indicated on Schedule 6(a) of the Prior Perfection Certificate), including the name of the owner, title, registration or application number of any registrations or applications, the corresponding application number applicable to such patent application, in each case registered or applied for in the United States.

(b)    Except as set forth on Schedule 4(b) hereto, Schedule 4(b) to the Prior Perfection Certificate sets forth a true and correct list, with respect to each Loan Party, of all trademarks registrations and applications owned by such Loan Party, including the name of the registered owner and the registration or application number of any registrations and applications, in each case registered or applied for in the United States.

(c)    Except as set forth on Schedule 4(c) hereto, Schedule 4(c) to the Prior Perfection Certificate sets forth a true and correct list, with respect to each Loan Party, of all registered designs and design applications owned by such Loan Party including the name of the registered owner and the registration and/or application number of any registrations or applications, in each case registered or applied for in the United States.

(d)    Except as set forth on Schedule 4(d) hereto, Schedule 4(d) to the Prior Perfection Certificate sets forth a true and correct list, with respect to each Loan Party, of all U.S. copyright registrations owned by such Loan Party, including the name of the registered owner, title and the registration or serial number of any U.S. copyright registrations.

(e)    Except as set forth on Schedule 4(e) hereto, Schedule 4(e) to the Prior Perfection Certificate sets forth in proper form for filing with the United States

Copyright Office a true and correct list, with respect to each Loan Party, of all exclusive Copyright Licenses under which such Loan Party is a licensee of a U.S. Copyright registration thereto, including the name and address of the licensor under such exclusive Copyright License and, if applicable, the name of the registered owner, title and the registration or serial number of any copyright registration to which such exclusive Copyright License relates.

Section 5.    Commercial Tort Claims. Except as set forth on Schedule 5 hereto, Schedule 5 to the Prior Perfection Certificate sets forth a true and correct list of commercial tort claims in excess of $5,000,000 (or its equivalent) held by any Loan Party, including a brief description thereof.

Section 6.    Organizational Chart. Except as set forth on Schedule 6 hereto, Schedule 6 to the Prior Perfection Certificate sets forth a complete chart of the organizational structure of the Company.

Section 7.    Mortgage Filings. Except as set forth on Schedule 7 hereto, Schedule 7 to the Prior Perfection Certificate delivered after the Effective Date sets forth a list of all real property owned by each Loan Party and acquired after the Effective Date having an assessed value for real estate taxation purposes of $10,000,000 or more, together with (a) the fair market value of such real property, to the extent an appraisal exists, or, in the absence of any such appraisal, the book value of such real property, (b) the exact name of the Person that owns such real property as such name appears in its certificate of incorporation or other organizational document, (c) if different from the name identified pursuant to clause (c), the exact name of the current mortgagor/grantor of such real property reflected in the records of the filing office for such real property identified pursuant to the following clause and (d) the filing office in which a Mortgage with respect to such real property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the date first written above.

SPRINT COMMUNICATIONS, INC.

Name:
Title: